Exhibit 10.1

ARRANGEMENT AGREEMENT

AMONG

FLEETCOR LUXEMBOURG HOLDING2 S.À.R.L.

- and –

FLEETCOR TECHNOLOGIES, INC.

- and -

CTF TECHNOLOGIES INC.

Dated as of April 27, 2012

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION	2

DEFINITIONS	2
INTERPRETATION	19
ENTIRE AGREEMENT	20
CURRENCY	20
RATES OF EXCHANGE	20
TIME	20
SCHEDULES	20
KNOWLEDGE	21
ACCOUNTING PRINCIPLES	21
INVALIDITY OF PROVISIONS	21

ARTICLE 2 THE ARRANGEMENT	21

ARRANGEMENT	21
IMPLEMENTATION STEPS BY CTF	22
CTF INFORMATION CIRCULAR AND RELATED MATERIALS	22
INTERIM ORDER	23
FINAL ORDER	24
PURCHASE PRICE	24
PAYMENT OF PURCHASE PRICE	24
ARRANGEMENT FILINGS	29
EFFECTIVE DATE	29
SECURITIES AND CORPORATE COMPLIANCE	29
PREPARATION OF FILINGS	29
DISSENTING SHARES	30
FLEETCOR APPROVALS	30
CTF APPROVALS	31
GUARANTEE	31
UNITED STATES SECURITIES LAW MATTERS	31

ARTICLE 3 REPRESENTATIONS AND WARRANTIES	32

REPRESENTATIONS AND WARRANTIES OF CTF	32
REPRESENTATIONS, WARRANTIES AND ACKNOWLEDGEMENTS OF FLEETCOR	32

ARTICLE 4 ADDITIONAL AGREEMENTS	33
NON-WAIVER	33
NATURE AND NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES	33

ARTICLE 5 COVENANTS	33

CONSULTATION WITH RESPECT TO NEWS RELEASES	33
CTF’S COVENANTS	33
MUTUAL COVENANTS	36
CTF’S COVENANTS REGARDING NON-SOLICITATION	37
RIGHT TO ACCEPT A SUPERIOR PROPOSAL	39
FLEETCOR AND GUARANTOR’S COVENANTS AND OTHER MATTERS	40

ARTICLE 6 REMEDIES	42

AVAILABILITY OF EQUITABLE REMEDIES	42

ARTICLE 7 CONDITIONS	42

MUTUAL CONDITIONS	42

- ii -

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF FLEETCOR	44
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF CTF	46
NOTICE AND CURE PROVISIONS	47
SATISFACTION OF CONDITIONS	47

ARTICLE 8 AMENDMENT	47

AMENDMENT	47
MUTUAL UNDERSTANDING REGARDING AMENDMENTS	48
COOPERATION ON STRUCTURE	48

ARTICLE 9 TERMINATION AND COMPENSATION	48

TERMINATION	48
EFFECT OF TERMINATION	49
EXPENSES	49
TERMINATION FEES PAYABLE TO FLEETCOR	50
LIQUIDATED DAMAGES	51

ARTICLE 10 GENERAL	52

NOTICES	52
THIRD PARTY BENEFICIARY	53
TIME OF ESSENCE	53
FURTHER ASSURANCES	53
GOVERNING LAW	54
ENUREMENT AND ASSIGNMENT	54
EXECUTION IN COUNTERPARTS	55
WITHHOLDING RIGHTS	15
LOSS ADJUSTMENTS REPRESENTATIONS AND WARRANTIES	15
LOSS ADJUSTMENTS TO THE PURCHASE PRICE	15
NOTICE OF THIRD PARTY CLAIMS	16
DEFENCE OR RESOLUTION OF THIRD PARTY CLAIMS	16
DIRECT CLAIMS	18
ASSISTANCE FOR THIRD PARTY CLAIMS AND DIRECT CLAIMS	19
LIMITATIONS	19
REDUCTIONS AND SUBROGATION	21
DUTY TO MITIGATE	21
INVESTMENT OF LOSS ADJUSTMENTS HOLDBACK	21
NO LIABILITY OF SHAREHOLDERS’ REPRESENTATIVE	22
DEFINITIONS	1

Schedule 1 – Plan of Arrangement

Schedule 2 – Representations and Warranties of CTF

Schedule 3 – Representations and Warranties of FleetCor

Schedule 4 – Locked-Up Shareholders

Schedule 5 – Arrangement Resolution

Schedule 6 – Roll-Down Reorganization

Schedule 7 – Estimated Net Debt Calculation Guidelines

Schedule 8 – Effective Date Balance Sheet

Appendix 1 –Employment Agreement

Appendix 2 – Non-Compete Agreement

Appendix 3 – Transition Services Agreement Key Terms

ARRANGEMENT AGREEMENT

THIS ARRANGEMENT AGREEMENT is made as of the 27th day of April, 2012,

AMONG:

FLEETCOR LUXEMBOURG HOLDING2 S.À.R.L., a corporation existing under the Laws of Luxembourg (“FleetCor”)
AND:
FLEETCOR TECHNOLOGIES, INC., a corporation existing under the Laws of the State of Delaware (“Guarantor”)
AND:
CTF TECHNOLOGIES INC., a corporation existing under the Laws of the Province of British Columbia (“CTF”)

WHEREAS:

(A) FleetCor and CTF are proposing to carry out a transaction pursuant to which FleetCor will acquire all of the issued and outstanding shares in the authorized share structure of CTF;

(B) FleetCor and CTF intend that the acquisition of all of the issued and outstanding shares in the authorized share structure of CTF by FleetCor be carried out under the arrangement provisions of Part 9, Division 5 of the Business Corporations Act (British Columbia);

(C) CTF Brasil is a Subsidiary of CTF owned by CTF as to 14,057,192 quotas, Arie Halpern as to 40 quotas and Paulo Sergio Bonafina as to 10 quotas, and carries on business in Brazil;

(D) CTF Pitstop is a Subsidiary of CTF Brasil owned by CTF Brasil as to 99,990 quotas and Arie Halpern as to 10 quotas;

(E) FTC Card is a Subsidiary of CTF Brasil owned by CTF Brasil as to 99,990 quotas and Arie Halpern as to 10 quotas, and was incorporated with the intention that it acquire the Excluded Business and that its quotas be distributed to Newco Card in accordance with the Roll-Down Reorganization (defined herein); and

(F) Newco Card is a wholly owned Subsidiary of CTF, and was incorporated with the intention that it acquire all of the quotas in FTC Card that are currently owned by CTF Brasil and that the shares of Newco Card be spun-off by CTF to the CTF Shareholders as part of the Arrangement and in accordance with the Roll-Down Reorganization;

THIS AGREEMENT WITNESSES that in consideration of the covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby mutually acknowledged), the Parties hereby covenant and agree as follows:

ARTICLE 1

INTERPRETATION

Definitions

1.1 Wherever used in this Agreement, unless there is something inconsistent in the subject matter or context, the following words and terms will have the meanings set out below and grammatical variations of those terms shall have a corresponding meaning:

“Acquisition Proposal” means any inquiry or the making of any proposal or offer to CTF or the CTF Shareholders from any Person or group of Persons “acting jointly or in concert” (within the meaning of section 1.9 of Multilateral Instrument 62-104 of the Canadian Securities Administrators) which constitutes, or may reasonably be expected to lead to (in either case whether in one transaction or a series of transactions): (a) an acquisition of 20% or more of the voting securities or quotas of CTF or CTF Brasil; (b) any acquisition of assets (or any lease, long term supply agreement or other arrangement having an economic effect similar to a purchase or sale of assets) constituting, individually or in the aggregate, 20% or more of the fair market value of the assets of CTF or CTF Brasil; (c) any sale, issuance or redemption of 20% or more of the voting securities or quotas of CTF or CTF Brasil; (d) an amalgamation, arrangement, merger, share exchange, business combination, consolidation, recapitalization, liquidation, dissolution, winding-up, reorganization or similar transaction involving CTF or CTF Brasil; (e) any take-over bid, tender offer, issuer bid, exchange offer for the voting securities or quotas of CTF or CTF Brasil; or (f) any other transaction, the consummation of which would or could reasonably be expected to impede, interfere with, prevent or delay the transactions contemplated by this Agreement or the Arrangement or which would or could reasonably be expected to materially reduce the benefits to FleetCor under this Agreement or the Arrangement that, if consummated, would result in any Person (other than FleetCor) beneficially owning 20% or more of the voting securities or quotas of CTF or CTF Brasil;

“Affiliate” has the meaning ascribed to it in the Securities Act;

“Aged Accounts Receivable” means those specific trade accounts receivable for each CTF Entity for the time up to and including the Effective Date that have been outstanding and remain uncollected for over 90 calendar days as at the time of the calculation of the Estimated Net Debt or Closing Net Debt, as the case may be;

“Aggregate Holdback Amount” means the aggregate of the Closing Adjustments Holdback and the Loss Adjustments Holdback;

“Arrangement” means the arrangement under Part 9, Division 5 of the BCBCA on the terms set forth in the Plan of Arrangement which is attached hereto as Schedule 1 to this Agreement, subject to any amendments or variations thereto made in accordance with this Agreement, the applicable provisions of the Plan of Arrangement or made at the direction of the Court in the Final Order with the consent of CTF and FleetCor, each acting reasonably;

“Arrangement Agreement” or “Agreement” means this arrangement agreement and any amendment or variation hereto made in accordance with Article 8, including all Schedules and Appendices hereto (including the Plan of Arrangement) and any instrument or agreement supplementary or ancillary to this Agreement, including the CTF Disclosure Letter;

“Arrangement Filings” means the filings that are required under the BCBCA to be made with the Registrar in order for the Arrangement to be effective;

“Arrangement Resolution” means the resolution approving this Agreement and the Plan of Arrangement to be considered at the CTF Meeting, to be substantially in the form and content of Schedule 5 to this Agreement;

“Auditors” means BDO Auditores Independentes S.S. CRC, being the auditors for CTF;

“Barbados SubCo No. 1” means CTF International Inc., a corporation existing under the Laws of Barbados;

“Barbados SubCo No. 2” means CTF Holdings Inc., a corporation existing under the Laws of Barbados;

“Base Price” means one-hundred eighty million U.S. dollars (U.S.$180,000,000);

“BCBCA” means the Business Corporations Act (British Columbia) and the regulations made thereunder, in each case as now in effect and as may be amended or replaced from time to time prior to the Effective Date;

“Benefit Plans” means all written plans, arrangements, agreements, programs and policies with respect to the employees or former employees of any CTF Entity or any director or officer or former director or officer of any CTF Entity or to which any CTF Entity makes or is required to make any contribution, provide, make available or is in any way liable for any benefit which provides for or relates to employee benefits, including:

(i) bonus, profit sharing or deferred profit sharing, long-term incentive, short term incentive, performance compensation, deferred or incentive compensation, share, stock or quota compensation, share, stock or quota purchase, share, stock or quota option, share, stock or quota appreciation, phantom share, stock or quota plan, employee loans, supplemental employee retirement plan, supplemental retirement income plans, change of control agreements, retention agreements or any other compensation in addition to salary;

(ii) registered or unregistered pension plans, pensions, supplemental pensions, registered retirement savings plans, defined contribution plans including group registered retirement savings plans and deferred profit sharing plans, multiemployer plans, defined benefit plans and retirement compensation arrangements; and

(iii) hospitalization, health and other medical benefits, life and other insurance, dental, vision, legal, long-term and short-term disability, salary continuation, vacation, supplemental unemployment benefits, education assistance, profit-sharing, mortgage assistance, employee loan, employee assistance;

“Business Day” means a day that is not a Saturday, Sunday or other civic or statutory holiday, in the city of São Paulo, State of São Paulo, Brazil, British Columbia, Canada, or the State of Georgia, United States of America;

“Canadian Securities Laws” means the Securities Act and the equivalent legislation in the Province of Alberta, as amended from time to time, the rules, regulations and forms made or promulgated under any of such statutes, and the published policies, bulletins and notices of the regulatory authorities administering such statutes;

“Change in Recommendation” has the meaning ascribed to it in §5.4(b)(iv);

“Circular” means the notice of the CTF Meeting and the accompanying management information circular, including all schedules and appendices thereto and documents incorporated by reference therein, to be sent to holders of CTF Shares in connection with the CTF Meeting and includes any amendments thereto;

“Claim” means any demand, action, suit, proceeding, investigation or other complaint or proceeding, and any grievance, arbitration, assessment, reassessment, judgment, order or settlement or compromise relating thereto;

“Closing Adjustments Holdback” means the amount of five million U.S. dollars (U.S. $5,000,000);

“Closing Net Debt” means the Net Debt on the Effective Date calculated in accordance with the Net Debt calculation guidelines set forth in Schedule 7 and determined pursuant to §2.7(e) – (h);

“Confidentiality Agreement” means the confidentiality agreement entered into by FleetCor and CTF dated November 24, 2010;

“Contracts” includes all contracts, agreements, engagements, warranties, guarantees and other commitments;

“Contractual Consent” means any consent or approval of any Person required under any Contract to which any of the CTF Entities is a party or otherwise bound;

“Court” means the Supreme Court of British Columbia;

“CTF” means CTF Technologies Inc., a company existing under the Laws of the Province of British Columbia;

“CTF Balance Sheet” means the audited consolidated balance sheet of CTF as at December 31, 2011, forming part of the CTF Financial Statements;

“CTF Board” means the board of directors of CTF;

“CTF Brasil” means CTF Technologies do Brasil Ltda., a limited liability company existing under the Laws of Brazil with a head office in São Paulo, Brazil;

“CTF Class C Preferred Shares” has the meaning ascribed to that term in §3.1(a)(iii) of the Plan of Arrangement;

“CTF Disclosure Documents” means, collectively, all documents published or filed by CTF with the securities regulatory authorities in Canada since January 1, 2011 and available on SEDAR;

“CTF Disclosure Letter” means the disclosure letter executed by CTF and delivered to FleetCor before the execution of this Agreement;

“CTF Entities” means CTF, CTF Brasil, CTF Pitstop, Barbados SubCo No. 1 and Barbados SubCo No. 2, and “CTF Entity” means any one of them as the context requires;

“CTF Financial Statements” means the audited consolidated financial statements of CTF for the fiscal period ended December 31, 2011, which consist of the CTF Balance Sheet and the consolidated statements of operations and deficit and cash flows for the two-year period ended December 31, 2011, and all notes thereto, together with the audited financial statements of CTF Brasil for the fiscal period ended December 31, 2011;

“CTF Meeting” means the special meeting of CTF Shareholders to be held to consider the Arrangement Resolution, including any adjournment or adjournments thereof;

“CTF Pitstop” means CTF Pitstop Serviços Ltda., a limited liability company existing under the Laws of Brazil with a head office in São Paulo, State of São Paulo, Brazil;

“CTF Shareholder Approval” has the meaning ascribed to that term in §2.4(e);

“CTF Shareholders” means the holders from time to time of any of the CTF Shares prior to the acquisition by FleetCor of the New CTF Shares pursuant to the Arrangement;

“CTF Shares” means all the issued and outstanding shares in the authorized share structure of CTF;

“Default Judgment Amount” means the total amount outstanding under the default judgment obtained against CTF by Aurum Venture Fund and LP Corporation on October 28, 2003 from the Court for the amount of U.S. $201,354.00, pre-judgment interest, and costs to the plaintiff, the amount of which inclusive of pre-judgment interest as of the date of the CTF Financial Statements was Cdn. $367,788.00;

“Depositary” means CIBC Mellon Trust Company;

“Depositary Agreement” means a depositary agreement among the Depositary, CTF, FleetCor and the Shareholders’ Representative in the form and having the content settled by the Depositary, CTF and FleetCor prior to the Effective Date;

“Dispute Period” has the meaning ascribed to it in §2.7(e)(i);

“Dissent Rights” means the rights of dissent in respect of the Arrangement described in §6.1 of the Plan of Arrangement;

“Dissenting Shareholder” means a holder of Dissenting Shares;

“Dissenting Shares” has the meaning ascribed to that term in §6.2 of the Plan of Arrangement;

“Distributable Newco Card Shares” means the shares of Newco Card that are to be distributed to the holders of CTF Class C Preferred Shares as provided in §3.1(d) of the Plan of Arrangement;

“Effective Date” means the date upon which the Arrangement becomes effective as provided in the Plan of Arrangement;

“Effective Date Balance Sheet” means a consolidated balance sheet of CTF as of the Effective Date substantially in the form attached hereto as Schedule 8;

“Effective Time” has the meaning ascribed to that term in the Plan of Arrangement;

“Employment Agreement” means an employment agreement to be entered into at or prior to the Effective Time by Arie Halpern and CTF Brasil, substantially in the form and having the content attached hereto as Appendix 1;

“Encumbrance” means any encumbrance, including any mortgage, pledge, hypothec, assignment, charge, lien, security interest, adverse right or claim, adverse interest in property, other third party interest or encumbrance of any kind whether contingent or absolute, and any agreement, option, right or privilege (whether by applicable Law, Contract or otherwise) capable of becoming any of the foregoing;

“Environmental Approvals” means all Permits issued, granted, conferred or otherwise created or required by any Governmental Entities pursuant to any Environmental Laws;

“Environmental Laws” means all applicable Laws, including applicable civil and common law, relating to the protection or enhancement of the environment and employee and public health and safety;

“Estimated Net Debt” means the Net Debt estimated for the Effective Date based on the most recent internal financial information then available for CTF and calculated in accordance with the guidelines set forth in Schedule 7.

“Estimated Purchase Price” means the Base Price minus the Estimated Net Debt;

“Excluded Business” means the current business represented by the contract made with Petrobras Distribuidora for its consumer loyalty (BR Points) program and by the partnership of FTC Card and Cielo and related arrangements. The activities include acquiring, collecting, processing and liquidating transactions, processing the BR promotions, prizes and loyalty programs, leasing POS terminals and the anticipation of receivables for the Point Chain;

“Exchange Rate” means: (i) for the conversion of the R$ (Real) into U.S. $ (United States Dollar), the selling exchange rate of the U.S.$ (United States Dollar) to the R$ (Real) set by the Central Bank of Brazil through its Sisbacen System, Ptax 800, Option 5, on the Business Day preceding the day the determination is made, and (ii) for the conversion of any amount expressed in a currency other than R$ (Real) into U.S. $ (United States Dollars), the most recent noon buying rate in New York for cable transfers payable in foreign currencies published by the US Federal Reserve at http://www.federalreserve.gov/releases/h10/hist/ available on the Business Day preceding the day the determination is made;

“Expense Fee” means an amount equal to U.S.$2 million;

“Final Order” means an order of the Court approving the Arrangement, as such order may be amended by the Court with the consent of CTF and FleetCor, acting reasonably, at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended, with the consent of CTF and FleetCor, acting reasonably, on appeal;

“FleetCor” means FleetCor Luxembourg Holding2 S.à.r.l., a corporation existing under the Laws of Luxembourg;

“Foreign Private Issuer” has the meaning ascribed thereto in Rule 405 under the U.S. Securities Act;

“FTC Card” means FTC Cards Processamento e Serviços de Fidelizaçâo Ltda., a limited liability company existing under the Laws of Brazil with a head office in São Paulo, State of São Paulo, Brazil;

“Governmental Entity” means any domestic or foreign legislative, regulatory, executive, judicial or administrative or quasi-governmental body or Person, including the Securities Regulators and including any (i) multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, ministry, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign, (ii) subdivision, agent, commission, board, or authority of any of the foregoing, or (iii) quasi-governmental or private body exercising any regulatory, expropriation or Taxing authority under or for the account of any of the foregoing, having or purporting to have jurisdiction in the relevant circumstances;

“Guarantor” means FleetCor Technologies, Inc., a corporation existing under the Laws of the State of Delaware;

“Hazardous Substance” means any chemical, material or substance, pollutant, contaminant, waste of any nature, hazardous substance, hazardous material, toxic substance, dangerous substance or dangerous good as defined, judicially interpreted or identified in or regulated under any Environmental Law and includes any constituents or breakdown product related thereto;

“Holdback Reduced Estimated Purchase Price” means the amount obtained by subtracting the Aggregate Holdback Amount from the Estimated Purchase Price;

“Intellectual Property” means any and all of the following:

(i) any and all copyright in works, moral rights, copyright registrations and applications therefor, anywhere in the world, including improvements, translations, derivatives, and modifications of any of the foregoing;

(ii) any and all patents, the inventions claimed therein and all applications therefor, including patents which may be issued out of such applications (including divisions, reissues, renewals, re-examinations, continuations, continuations in part and extensions), applied for or registered anywhere in the world;

(iii) any and all trade-marks, trade names, business names, brand names, brands, certification marks, distinguishing marks, designs, logos, slogans, trade-mark registrations and applications therefor, anywhere in the world, and any reissues, renewals, translations, modifications and extensions of any of the foregoing;

(iv) domain names;

(v) any and all industrial designs, industrial design registrations and applications therefor, anywhere in the world, and any reissues, divisions, continuations, continuations-in-part, renewals, improvements, derivatives, modifications and extensions of any of the foregoing;

(vi) rights in or to processes, know-how, show-how, methods, trade secrets;

(vii) other industrial or intellectual property rights, anywhere in the world, whether or not registered or registrable;

(viii) rights, covenants, licenses, sub-licenses, franchises, leases, options, Encumbrances, benefits, trusts or escrows granted to or by any applicable Person in respect of any of the foregoing; and

(ix) any and all rights, benefits, title, interests, remedies, including without limitation rights of priority, rights to file, defend, prosecute, bring causes of action, make claims, settle, receive damages, maintain, renew, assign, licence and enforce, and rights to indemnities, warranties, royalties, profits, income and proceeds, anywhere in the world in or with respect to any of the foregoing items in clauses (i) – (viii) of this definition of “Intellectual Property”;

“Interim Order” means an interim order of the Court providing for, among other things, the calling and holding of the CTF Meeting, as the order may be amended, supplemented or varied by the Court with the consent of CTF and FleetCor, acting reasonably;

“Laws” means all applicable laws, statutes, codes, ordinances, decrees, rules, regulations, by-laws, statutory rules, published policies and guidelines, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, including general principles of common and civil law, and terms and conditions of any Permit of any Governmental Entity, statutory body or self-regulatory authority, and the term “applicable” with respect to such Laws and in the context that refers to one or more Persons, means that such Laws apply to such Person or Persons or its or their business, undertaking, property, assets or securities and emanate from a Person having jurisdiction over the Person or Persons or its or their business, undertaking, property, assets or securities;

“Liquidated Damages Amount” means the amount of U.S. $5 million;

“Locked-Up Shareholders” means those Persons listed in Schedule 4 hereto (as well as certain holding companies thereof), each of whom has entered into a Voting Agreement with FleetCor pursuant to which they have agreed, subject to the terms of the Voting Agreement, to vote their CTF Shares in favour of the Arrangement Resolution;

“Loss” means any and all loss, liability, damage (including any lost profits that do not constitute consequential damages and including punitive damages awarded by a court of competent jurisdiction), cost or expense, including any of the foregoing resulting from or arising out of or relating to any Claim, including the costs and expenses of prosecuting or defending any of the foregoing, and all interest, fines and penalties and reasonable legal fees and expenses incurred in connection therewith, but excluding consequential damages and any lost profits that constitute consequential damages and excluding punitive damages unless they are awarded by a court of competent jurisdiction;

“Loss Adjustments” means, subject to the provisions of Article 4 of the Plan of Arrangement, the amount of any and all Losses that (i) arise out of, are attributable to or otherwise relate to (a) any breach of or inaccuracy in any of the Loss Adjustments

Representations and Warranties, (b) any Claims against any of the CTF Entities relating to the period prior to the Effective Date, including any labour Claims relating to the period prior to the Effective Date (regardless of whether the Claims have been disclosed in the CTF Disclosure Schedule and regardless of whether the amount of such Claims has been provisioned in the CTF Financial Statements), (c) any Tax Liabilities that materialize and become payable in connection with independent contractors as disclosed in Section 1 of Schedule 2(q) of the CTF Disclosure Letter that relate to the time prior to the Effective Date, and (d) any Tax Liabilities and Transaction Costs that for any reason are not deducted in calculating the Closing Net Debt, including any that are not known or do not arise until the Closing Net Debt has been finally determined pursuant to this Agreement, and (ii) are deductible from the Loss Adjustments Holdback pursuant to Article 4 of the Plan of Arrangement;

“Loss Adjustments Holdback” means the amount of twenty-seven million U.S. dollars (U.S. $27,000,000);

“Loss Adjustments Representations and Warranties” has the meaning ascribed to that term in §4.1 of the Plan of Arrangement;

“Material Adverse Effect” means, when used in connection with a Person or Persons, any change or effect that either individually or in the aggregate is, or would reasonably be expected to be, material and adverse to the business, properties, assets, liabilities, obligations (including any contingent liabilities that may arise through outstanding, pending or threatened litigation or otherwise), capitalization, condition (financial or otherwise), operations or results of operations of that Person or Persons and its or their Subsidiaries taken as a whole, other than any change, effect, event or occurrence:

(i) relating to the global economy, political conditions or securities markets in general;

(ii) relating to a change in the market trading price of publicly traded securities of that Person or Persons, either:

(A)	related to this Agreement and the Transaction or the announcement thereof, or

(B)	related to such a change in the market trading price primarily resulting from a change, effect, event or occurrence excluded from this definition of Material Adverse Effect under clauses (i), (ii)(A), (iii), (iv) or (v), hereof;

(iii) relating to the exchange ratio variation between any currencies or currency convertibility;

(iv) relating to any generally applicable change in applicable Laws (other than orders, judgments or decrees against that Person or Persons any of its or their Subsidiaries and material joint ventures) or in applicable accounting principles;

(v) attributable to the announcement or pendency of this Agreement or the Transaction, or otherwise contemplated by or resulting from the terms of this Agreement; or

(vi) that relates solely to the Excluded Business;

provided, however, that such effect referred to in clause (i) or (iv) above does not primarily relate only to (or have the effect of primarily relating only to) that Person or Persons and its or their Subsidiaries, taken as a whole, or disproportionately adversely affect that Person or Persons and its or their Subsidiaries taken as a whole, compared to other companies of similar size operating in the industry in which that Person or Persons and its or their Subsidiaries operate;

“Material Contract” means any Contract to which any CTF Entity is a party or is otherwise bound (with the exception of any Contracts that relate to the Excluded Business and to which, after the Roll-Down Reorganization, no CTF Entity will be a party or otherwise bound):

(i) relating to any interests or rights in Real Property, including property rights, possession rights, licenses, leases, rights of way, rights to use, surface rights, easements and, any kind of permits or authorizations permitting the use of any Real Property;

(ii) involving aggregate payments to or by any CTF Entity, including any loans or extensions of credit, in excess of Brazilian Reais (R$) 150,000 and with a term of up to one year;

(iii) with annual payments to or by any CTF Entity in excess of Brazilian Reais (R$) 150,000, with a term or commitment to or by any CTF Entity that may reasonably extend beyond one year and which cannot be terminated without penalty on less than 30 calendar days notice or which is outside the ordinary course of business;

(iv) whose termination (other than those terminations by passage of time) could individually or in the aggregate, reasonably be expected to cause a Material Adverse Effect on any CTF Entity;

(v) expressly limiting or restricting the ability of any CTF Entity to compete in, solicit in respect of, or otherwise to conduct, its business or operations;

(vi) relating to the granting of any guarantee by any CTF Entity (contingent or otherwise) including any mortgages, pledges or charges over any assets of any CTF Entity and any security agreement or similar agreement;

(vii) that is a financial risk management contract, such as currency, commodity or interest related hedge contracts;

(viii) that is a shareholders’ or unanimous shareholders’ agreement, securityholder agreement, securityholder declaration, voting trust or pooling agreement;

(ix) relating to the disposition or acquisition by any CTF Entity after the date of this Agreement of a material amount of assets or pursuant to which any CTF Entity has any material ownership interest in any other Person or other business enterprise other than the CTF Entity’s Subsidiaries;

(x) relating to the acquisition or sale by any CTF Entity of any operating business or the shares, capital stock, quotas or other ownership interest of any other Person and under which the CTF Entity has any material continuing liability or obligation;

(xi) relating to any indemnification obligation of any CTF Entity not entered into in the ordinary course of business;

(xii) which is required to be filed on SEDAR pursuant to any Securities Legislation;

(xiii) that is a joint venture, partnership agreement or any other Contract that is outside the ordinary course of business or not consistent with past practice and is material to the business of any CTF Entity;

(xiv) for the sale of any product or service at a price significantly lower than its general pricing level for such product or service in effect on the date of such Contract, except for promotional or commercial discounts granted in the ordinary course and consistent with past practices;

(xv) which may be terminated by a party thereto as a result of the consummation of the Transaction and the consequent change of control of the CTF Entities;

and for greater certainty expressly includes the agreements between Ipiranga Produtos de Petroleo S/A and CTF Brasil dated February 7, 2012 and Petrobras Distribuidora S/A and CTF Brasil relating to Bacia dated April 8, 2012 disclosed in the CTF Disclosure Letter;

“Material Fact” has the meaning ascribed thereto in the Securities Act;

“Misrepresentation” has the meaning set out in the Securities Act;

“Net Debt” shall mean the sum of:

(a)	all long term debts of the CTF Entities, including the financial debt and debts with financial institutions,

(b)	all short term debts of the CTF Entities (including advances from customers), excluding accounts payable, but including the specific amounts owing to third parties by the CTF Entities under §5.7 and §5.8 and including, for the avoidance of doubt, the convertible debenture,

(c)	all advances to any of the CTF Entities from clients,

(d)	all current and long term capital lease obligations,

(e)	all amounts owed to related parties not included in §(b) above,

(f)	the Tax Liabilities,

(g)	the aggregate amount of the trade accounts payable by each CTF Entity (other than any accounts payable for current inventory, which is assumed to be approximately 20% of payables) as of the Effective Date,

(h)	the aggregate amount of the accrued liabilities owed by each CTF Entity as of the Effective Date, including all amounts owed to employees of the CTF Entities that have not been paid and the amount payable to the consultant referred to in §7.2(f)(ii), and

(i)	to the extent not paid and outstanding and not included in any of the preceding items, the Default Judgment Amount and the Transaction Costs,

less the sum of,

(j)	cash and cash equivalents

(k)	recoverable Taxes as of the Effective Date, but only if they are actually collected, received, credited and/or used or available to be used by the CTF Entities within 90 days of the Effective Date,

(l)	the aggregate amount of the trade accounts receivable for each CTF Entity as of the Effective Date,

(m)	the aggregate amount of the advances to suppliers for each CTF Entity as of the Effective Date,

and for the determination of Net Debt, in addition to the preceding items, the following criteria shall be observed:

1.	all amounts shall be considered on a consolidated basis for the CTF Entities as a whole;

2.	all amounts shall be considered without duplication;

3.	all amounts shall be determined as of the Effective Date;

4.	the amounts of long and short term debts shall be considered by their values as prepaid, assuming any applicable discounts, and in case of pre-fixed installments, discounting the installments to their present value in accordance with the interest rate of the respective Contract;

5.	for the purpose of the calculation of the Estimated Purchase Price the Aged Accounts Receivable will be excluded;

6.	for the purpose of the final calculation of the Post Closing Adjustments Purchase Price, any Aged Accounts Receivables that remain outstanding and uncollected at the time the Effective Date Balance Sheet is prepared will be excluded;

“New CTF Shares” has the meaning ascribed to it in §3.1(a)(ii) of the Plan of Arrangement;

“Newco Card” means 0934977 B.C. Ltd., a corporation existing under the laws of the Province of British Columbia;

“Non-Compete Agreement” means a non-compete and non-solicitation agreement substantially in the form and having the content attached hereto as Appendix 2;

“Notice of Objection” has the meaning ascribed to it in §2.7(e)(i);

“ordinary course of business”, “ordinary course of business consistent with past practice”, or any similar reference, means, with respect to an action taken by a Person, that the action is consistent with the past practices of that Person and is taken in the ordinary course of the normal day-to-day business and operations of that Person;

“Parties” means FleetCor, Guarantor and CTF, and “Party” means any one of them as the context requires;

“Permit” means any licence, permit, certificate, consent, instruction, order, grant, authorization, approval, classification, registration, direction, right, privilege, waiver, concession or franchise issued, granted, conferred or otherwise created by a Governmental Entity;

“Person” means any individual, sole proprietorship, partnership, unlimited liability company, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, Governmental Entity, and a natural person in such person’s capacity as trustee, executor, administrator or other legal representative;

“Plan of Arrangement” means the plan of arrangement as set forth in Schedule 1 to this Agreement as amended or supplemented from time to time;

“Post Closing Adjustments Purchase Price” means the Base Price minus the Closing Net Debt (with the conversion into United States dollars of any amounts that are not in United States dollars done using the applicable Exchange Rate on the Effective Date);

“Proportionate Share” means, in the case of any CTF Shareholder, the percentage obtained by dividing (A) the number of CTF Shares registered in the name of the CTF Shareholder on the register maintained by or on behalf of CTF in respect of the CTF Shares on the Effective Date immediately prior to the implementation of the Arrangement, by (B) the total number of CTF Shares issued and outstanding as reflected on the register maintained by or on behalf of CTF in respect of the CTF Shares on the Effective Date immediately prior to the implementation of the Arrangement;

“Purchase Price” means the Post Closing Adjustments Purchase Price minus any Loss Adjustments that are deducted from the Loss Adjustments Holdback pursuant to Article 4 of the Plan of Arrangement (to a maximum amount of the Loss Adjustments Holdback) plus the aggregate amount of any Aged Accounts Receivable collected by a CTF Entity before the first (1st) anniversary of the Effective Date provided that the aggregate amount of any such Aged Accounts Receivables is at least US$100,000 (with the conversion into United States dollars of any Loss Adjustments or Aged Accounts Receivable that are not in United States dollars done using the applicable Exchange Rate at the time the Loss Adjustments are paid out of the Loss Adjustments Holdback and the Aged Accounts Receivable are distributed by the Depositary to the Registered Shareholders) and plus any amount that becomes distributable to the Registered Shareholders pursuant to §4.4(g) of the Plan of Arrangement;

“Purchase Price Increase Amount” has the meaning ascribed to that term in §2.7(i)(i)(A);

“Purchase Price Reduction Amount” has the meaning ascribed to that term in §2.7(i)(ii);

“Real Property” means real and immoveable property and all plants, buildings, structures, erections, improvements, appurtenances and fixtures (other than tenant’s fixtures) situate on or forming part of that real and immoveable property;

“Registered Shareholder” means a Person who is shown as a holder of CTF Shares on the register maintained by or on behalf of CTF in respect of the CTF Shares on the Effective Date immediately prior to the implementation of the Arrangement;

“Registrar” means the Registrar of Companies under the BCBCA;

“Regulatory Approval” means any sanction, approval, consent, waiver, permit, order, exemption or other approval (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) from any Governmental Entity that is required or advisable to be obtained in connection with the execution, delivery or performance of this Agreement or the consummation of the Arrangement or any of the transactions otherwise contemplated in this Agreement all as contemplated in this Agreement;

“Release” has the meaning prescribed in any Environmental Law and includes any release, spill, leak, pumping, pouring, emission, emptying, discharge, injection, escape, leaching, disposal, disbursal, dumping, deposit, spraying, burial, passive or other migration, escape, abandonment, incineration, seepage, or placement into or through the environment (including ambient air, surface water, ground water, land surface and subsurface strata or within any building, structure, facility or fixture);

“Representatives” means, with respect to an entity, its Affiliates and all directors, officers, employees, and agents of such entity and its Affiliates;

“Roll-Down Reorganization” means the transactions as set out in Schedule 6;

“Section 3(a)(10) Exemption” means the exemption from the registration requirements of the U.S. Securities Act provided by section 3(a)(10) thereof;

“Securities Act” means the Securities Act (British Columbia), as amended;

“Securities Regulators” means the British Columbia Securities Commission and the Alberta Securities Commission;

“SEDAR” means the System for Electronic Document Analysis and Retrieval of the Canadian Securities Administrators;

“Shareholders’ Representative” means a Person designated by CTF in writing to FleetCor, who need not be a CTF Shareholder, and who may be replaced from time to time by the CTF Shareholders in writing to FleetCor after the Effective Date by a majority vote passed at a meeting of the CTF Shareholders in accordance with the rules governing such meetings as set out in the BCBCA;

“Special Bonuses” means the bonuses (prêmios) to be paid by CTF to or at the direction of certain individuals in connection with the closing of the Transaction, in the amounts disclosed in the CTF Disclosure Letter.

“Subsidiary” means, with respect to a specified body corporate, any body corporate of which through share or quota ownership or otherwise, the specified body corporate is entitled to elect a majority of the board of directors thereof (whether or not shares or quotas of any other class or classes will or might be entitled to vote upon the happening of any event or contingency) are at the time owned directly or indirectly by such specified body corporate and will include any body corporate, partnership, joint venture or other entity over which it exercises direction or control or which is in a like relation to a Subsidiary;

“Superior Proposal” means an unsolicited bona fide written Acquisition Proposal made by a third party after the date hereof: (i) that is reasonably capable of being completed without undue delay, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal and the Person making the Acquisition Proposal; (ii) is fully financed or is reasonably capable of being fully financed; (iii) is not subject to a due diligence or access condition for more than 5 Business Days; (iv) is not subject to the condition that the issue of shares by the acquiring party be approved by a vote of any of its securityholders; (v) in relation to an Acquisition Proposal to purchase or acquire CTF

Shares, is made for all outstanding CTF Shares and is available to all CTF Shareholders on the same terms and conditions and at a total purchase price that is at least ten percent (10%) higher than the Purchase Price; and (vi) in respect of which the CTF Board determines in good faith (after receipt of advice from its outside legal counsel with respect to (x) below and financial advisors with respect to (y) below) that (x) failure to recommend such Acquisition Proposal to CTF Shareholders would be inconsistent with its fiduciary duties and (y) which would, taking into account all of the terms and conditions of such Acquisition Proposal, if consummated in accordance with its terms (but not assuming away any risk of non-completion), result in a transaction more favourable to the CTF Shareholders from a financial point of view than the Arrangement (including any adjustment to the terms and conditions of the Arrangement proposed by FleetCor pursuant to §5.5(b);

“Superior Proposal Notice” has the meaning ascribed thereto in §5.5(a)(iv);

“Tax Act” means the Income Tax Act (Canada), as amended;

“Tax Liabilities” means any and all Taxes:

(i) due and payable by any CTF Entity for the period up to or arising from the completion of the Transaction on the Effective Date; or

(ii) accruing for the period up to or arising from the completion of the Transaction on the Effective Date but not yet due and payable by the Effective Date;

under any applicable Laws of any applicable jurisdiction, regardless of whether or not they are breaches of any of the Loss Adjustments Representations and Warranties or have been disclosed in the CTF Disclosure Letter, including, for greater certainty, all Taxes payable by any CTF Entity up to the deemed year-end resulting from the Transaction and all Taxes payable by any CTF Entity as a result of the Roll-Down Reorganization, but net of all usable tax attributes or tax losses that are or can be utilized by the applicable CTF Entity in calculating the Taxes payable by the CTF Entity for its 2011 fiscal year or its stub 2012 fiscal period as a result of the deemed year-end resulting from the Transaction. For the avoidance of doubt, for purposes of the determination of the Closing Net Debt, the “Deferred Tax Liabilities” account in the “Non-current Liabilities” of the balance sheet of CTF shall not be considered a Tax Liability and the tax losses of CTF Brasil existing on the Effective Date will be used to offset the calculation of the amount of corporate income tax (IRPJ) and social contribution on net profits (CSLL) taxes owed (or deemed owed) as of the Effective Date;

“Tax Returns” includes all returns, estimate, forms, reports, declarations, elections, notices, filings, information returns and statements in respect of Taxes;

“Taxes” means all taxes, duties, levies, imposts and charges however denominated, including any interest, penalties or other additions that may become payable in respect thereof, imposed by any Governmental Entity, including all income or profits taxes (including federal income taxes and provincial and state income taxes), capital taxes, capital gain taxes, social contribution, payroll and employee and other withholding taxes, employment insurance, social insurance taxes (including Canada and Quebec Pension Plan payments), sales and use taxes, ad valorem taxes, goods and services and harmonized sales taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, goods and services taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation, pension assessment and other obligations of the same or of a similar nature to any of the foregoing;

“Termination Date” means September 30, 2012, or such later date as may be agreed to in writing by the Parties;

“Termination Fee” means an amount equal to U.S.$25 million;

“Third Party Claim” means any Claim asserted by any Person other than FleetCor, any CTF Entity or any of their respective Representatives;

“Transaction” means, collectively, the transactions contemplated in this Agreement and in the Plan of Arrangement as such may be amended from time to time;

“Transaction Costs” means all costs and expenses incurred by any of the CTF Entities in connection with the Transaction and the other Transaction Documents (including any costs and expenses incurred by FTC Card or Newco Card that are paid by or reimbursed to FTC Card or Newco Card by any of the CTF Entities), including (i) the costs and expenses associated with the Roll-Down Reorganization, (ii) costs of all newspaper or other advertisements and/or notices relating to the Arrangement, (iii) all fees of legal, financial, investment banking, tax, accounting, auditing, actuarial and other advisors or service providers engaged by any CTF Entity prior to the Effective Date in connection with the Transaction, including those contemplated in §5.7(c) and §5.8(a), (iv) the Special Bonuses (or any other similar executive or other employee bonuses payable as a result of the closing of the Transaction), and (v) the amount of the Brazilian IOF tax levied on the foreign exchange transaction relating to the capital contribution to be made by CTF to CTF Brasil in accordance with §5.9 in order to provide CTF Brasil with the funding for making the payments set forth in §5.8 (and any IOF tax levied on any additional capital contributed to CTF Brasil shall be for the exclusive account of Fleetcor or CTF Entities following the Effective Date);

“Transaction Documents” means collectively, this Agreement, the Voting Agreements, the Employment Agreement, the Non-Compete Agreements referred to in §7.2(e)(ii), the Depositary Agreement and all other documents and instruments deliverable pursuant hereto and thereto;

“Transition Services Agreement” means a transition services agreement containing the business terms set forth in Appendix 3, all in form and substance acceptable to CTF and FleetCor;

“Transmittal Letter” has the meaning ascribed to that term in §5.5 of the Plan of Arrangement;

“United States” or “U.S.” means the United States of America, its territories and possessions, any State of the United States and the District of Columbia;

“U.S. Securities Act” means the United States Securities Act of 1933, as amended; and

“Voting Agreements” means the voting agreements (including all amendments thereto) dated the same date as this Agreement between FleetCor and each of the Locked-up Shareholders, and “Voting Agreement” means any one of the Voting Agreements, as the context requires.

Interpretation

1.2 In this Agreement, unless otherwise expressly stated or the context otherwise requires:

(a) the division of this Agreement and the Plan of Arrangement into Articles and Sections and the further division thereof and the insertion of headings and a table of contents are for convenience of reference only and will not affect the construction or interpretation of this Agreement or the Arrangement. Unless otherwise indicated, any reference in this Agreement and the Plan of Arrangement to an Article, Section or the symbol §, or Schedule or Appendix refers to the specified Article or Section of or Schedule or Appendix to this Agreement;

(b) the terms “Arrangement Agreement”, “this Agreement”, “hereof”, “herein”, “hereunder” and similar expressions refer to this Agreement and not to any particular Article or Section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto;

(c) words importing the singular number only will include the plural and vice versa, words importing the use of any gender will include all genders and words importing persons will include firms and corporations and vice versa;

(d) if any date on which any action is required to be taken hereunder by either of the Parties is not a Business Day, such action will be required to be taken on the next succeeding day which is a Business Day;

(e) the word “including” means “including, without limiting the generality of the foregoing”;

(f) a reference to a statute is to that statute as now enacted or as the statute may from time to time be amended, re-enacted or replaced and includes any regulation, rule or policy made thereunder; and

(g) any terms that are defined elsewhere in this Agreement have the meanings given to them where they are defined.

Entire Agreement

1.3 The Transaction Documents and the Confidentiality Agreement constitute the entire agreement between FleetCor and CTF pertaining to the subject matter of this Agreement and supersede all prior arrangements, understandings, negotiations and discussions, whether oral or written, among them with respect to the subject matter hereof.

Currency

1.4 All references to cash or currency in this Agreement are to United States dollars unless otherwise indicated.

Rates of Exchange

1.5 For the purposes of calculations required under this Agreement to determine any amounts to be deducted from the Base Price, the conversion of currency into United States dollars is to be carried out at the Exchange Rate, at the time provided in the relevant provision of this Agreement.

Time

1.6 Unless otherwise indicated, all times expressed herein are local time, Vancouver, British Columbia.

Schedules

1.7 The following Schedules and Appendices are attached hereto and form part of this Agreement:

Schedule	Description

Schedule 1	- Plan of Arrangement
Schedule 2	- Representations and Warranties of CTF
Schedule 3	- Representations and Warranties of FleetCor
Schedule 4	- Locked-Up Shareholders
Schedule 5	- Arrangement Resolution
Schedule 6	- Roll-Down Reorganization
Schedule 7	- Estimated Net Debt Calculation Guidelines
Schedule 8	- Effective Date Balance Sheet

Appendix	Description

Appendix 1	- Employment Agreement
Appendix 2	- Non-Compete Agreement
Appendix 3	– Transition Services Agreement Key Terms

Knowledge

1.8 Any reference to the knowledge of CTF will mean to the best of the knowledge, information and belief of the directors of CTF (Marc Nehamkin, Ross Wilmot, Jose Ezil Veiga da Rocha, Celso Luis Posca and Umberto Barbosa Lima Martins), the President and Chief Executive Officer of CTF (Celso Luis Posca), the other officers of CTF (Jose Ezil Veiga da Rocha and Marc Nehamkin), Neuzeli Leles (the chief financial officer equivalent for CTF Brasil), the current minority partner and CEO of CTF Brasil (Arie Halpern), and the current minority partner and officer of CTF Brasil (Paulo Bonafina), after due inquiry within CTF or CTF Brasil, as applicable.

Accounting Principles

1.9 Unless otherwise stated:

(a) all references in this Agreement to generally accepted accounting principles are to the principles recommended, from time to time, in the:

(i) Handbook of the Canadian Institute of Chartered Accountants in the case of CTF, and all accounting terms not otherwise defined in this Agreement have the meanings assigned to them in accordance with Canadian generally accepted accounting principles; and

(ii) Corporate and accounting legislation and Pronouncements issued by the Committee of Accounting Pronouncements, duly approved by the Brazilian Securities Exchange Commission (CVM) and/or the Federal Accounting Council (CFC), in the case of CTF Brasil, and all accounting terms not otherwise defined in this Agreement have the meanings assigned to them in accordance with Brazilian generally accepted accounting principles; and

all references in this Agreement to IFRS are to International Financial Reporting Standards as issued by the International Accounting Standards Board and adopted in Brazil.

Invalidity of Provisions

1.10 Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction will not affect the validity or enforceability of other provision thereof.

ARTICLE 2

THE ARRANGEMENT

Arrangement

2.1 FleetCor and CTF agree that the Arrangement will be implemented in accordance with and subject to the terms and conditions contained in this Agreement and the Plan of Arrangement, and without limitation to the foregoing, at the Effective Time the Plan of Arrangement will become effective with the result that, among other things, FleetCor will become the holder of all the CTF Shares.

Implementation Steps by CTF

2.2 CTF covenants in favour of FleetCor that CTF will act expeditiously and in good faith to:

(a) apply to the Court, as soon as reasonably practicable, in a manner acceptable to FleetCor, acting reasonably, under Part 9, Division 5 of the BCBCA for the Interim Order and thereafter proceed with and diligently pursue the Interim Order;

(b) lawfully convene and hold the CTF Meeting as soon as reasonable practicable after the receipt of the Interim Order, and in any event no later than July 31, 2012, for the purpose of approving the Arrangement Resolution, provided that FleetCor has satisfied its obligations under §2.11(b). Except as otherwise provided in this Agreement, CTF will not adjourn or otherwise change the timing of the CTF Meeting without the prior written consent of FleetCor, such consent not to be unreasonably withheld;

(c) subject to obtaining such shareholder approval as is required by the Interim Order, apply to the Court under Part 9, Division 5 of the BCBCA, as soon as reasonably practicable after the CTF Meeting, for the Final Order approving the Arrangement, and thereafter proceed with and diligently pursue, the obtaining of the Final Order;

(d) subject to obtaining the Final Order, as soon as reasonably practicable thereafter, but subject to the satisfaction or waiver of the other conditions contained in this Agreement in favour of each Party, deliver to the Registrar (including by online filing if required by the BCBCA) all Arrangement Filings and take all other steps or actions as may be required in connection with the Transaction to give effect to the Arrangement;

(e) instruct counsel acting for it to bring the applications referred to in §2.2(a) and §2.2(c) in cooperation with counsel to FleetCor. CTF will not file any material with the Court in connection with the Arrangement or serve any such material, and will not agree to modify or amend materials so filed or served except as expressly permitted hereby or with FleetCor’s prior written consent, acting reasonably; and

(f) permit FleetCor and its counsel to review and comment upon drafts of all materials to be filed by CTF with the Court in connection with the Transaction and provide counsel to FleetCor on a timely basis with copies of any notice of appearance and evidence served on CTF or its counsel in respect of the application for the Final Order or any appeal therefrom and of any notice (written or oral) received by CTF indicating any intention to oppose the granting of the Final Order or to appeal the Final Order.

CTF Information Circular and Related Materials

2.3 With the assistance of FleetCor, CTF will use commercially reasonable efforts to expeditiously prepare the Circular, together with any other documents required by applicable Canadian Securities Laws or other applicable Laws in connection with the Arrangement, and

CTF will use commercially reasonable efforts to cause the Circular and other documentation required in connection with the CTF Meeting to be sent to each CTF Shareholder and filed as required by the Interim Order or applicable Laws as soon as reasonably practicable. In any event, CTF will use commercially reasonable efforts to prepare all materials necessary for filing the application for the Interim Order with the Court within 25 Business Days after the date of execution of this Agreement, except to the extent any delay beyond such period is due to FleetCor’s failure to comply on a timely basis with its obligations under §2.11(b) in respect of the Circular; provided that the Circular and other documentation will not be sent to the CTF Shareholders except with the prior written consent of FleetCor (such consent not to be unreasonably withheld).

Interim Order

2.4 The notice of motion for the application referred to in §2.2(a) will request that the Interim Order provide:

(a) for the date on which the CTF Meeting shall be set, such date not being later than July 31, 2012;

(b) that the CTF Shareholders will be the only class of Persons to whom notice is to be provided in respect of the Arrangement and the CTF Meeting and for the manner in which such notice is to be provided;

(c) that the CTF Meeting may be adjourned from time to time by management of CTF without the need for additional approval of the Court;

(d) that the record date for CTF Shareholders entitled to notice of and to vote at, the CTF Meeting will not change in respect of adjournments of the CTF Meeting;

(e) that the requisite approval (the “CTF Shareholder Approval”) for the Arrangement Resolution will be a special resolution approved by at least two-thirds of the votes cast on the Arrangement Resolution by the CTF Shareholders, in each case present in person or represented by proxy at the CTF Meeting and entitled to vote thereat;

(f) that, in all other respects, the terms, restrictions and conditions of the notice of articles and articles of CTF, including quorum requirements and all other matters, will apply in respect of the CTF Meeting;

(g) for the grant of the Dissent Rights as referred to in §2.12;

(h) for the notice requirements with respect to the presentation of the application for the Final Order; and

(i) for such other matters as FleetCor may reasonably require, subject to obtaining the prior consent of CTF, such consent not to be unreasonably withheld or delayed.

Final Order

2.5 Following the CTF Shareholder Approval of the Arrangement Resolution at the CTF Meeting, CTF will forthwith, and in any event within 3 Business Days after the CTF Shareholder Approval of the Arrangement Resolution, apply to the Court for the Final Order, on terms satisfactory to each of the Parties. All notices of motion and related materials referred to in §2.2 will be in a form satisfactory to FleetCor and CTF acting reasonably.

Purchase Price

2.6 The aggregate amount to be paid by FleetCor pursuant to the Arrangement in consideration for the CTF Shares shall be the Purchase Price, subject to the terms and conditions contained herein and the Plan of Arrangement.

Payment of Purchase Price

2.7	(a) No later than 5 Business Days prior to the Effective Date, CTF will prepare and deliver to FleetCor a calculation of the Estimated Net Debt and the resulting Estimated Purchase Price along with such supporting documentation as is reasonably required in order to establish to FleetCor’s satisfaction, acting reasonably, that the Estimated Net Debt has been properly calculated. The Purchase Price will be provisionally paid by FleetCor as of the Effective Date based on the Estimated Purchase Price and will be definitively established after the Effective Date based upon adjustments to that Estimated Purchase Price all as more particularly set forth in, and determined in accordance with, this §2.7.

(b) The Purchase Price shall be paid, satisfied and fully discharged by FleetCor as follows:

(i) delivery by FleetCor to the Depositary of the Estimated Purchase Price as provided in §2.7(c);

(ii) delivery by FleetCor to the Depositary of any Purchase Price Increase Amount as provided in §2.7(i)(i)(A); and

(iii) delivery by FleetCor to the Depositary of the amount of any and all Aged Accounts Receivable that is collected by a CTF Entity after the Effective Date but prior to the first (1st) anniversary of the Effective Date, provided that the aggregate amount of any such Aged Accounts Receivables is at least US$100,000 (and then including the initial U.S.$100,000 threshold amount), and such delivery to the Depositary shall take place promptly following the first (1st) anniversary of the Effective Date (and in any event no later than 15 Business Days therefrom), and that the amount of such Aged Accounts Receivable shall not be used for any purpose other than delivery to the Registered Shareholders (other than Dissenting Shareholders), which amounts will be dealt with as provided in the other provisions of this §2.7 and the Depositary Agreement.

(c) By the Effective Date, FleetCor shall deposit with the Depositary by wire transfer or other means of immediately available funds an amount equal to the Estimated Purchase Price to be held in trust by the Depositary as follows:

(i) the Aggregate Holdback Amount shall be held in trust for the benefit of FleetCor until the Effective Date at which time it will be held in trust by the Depositary until such time as:

(A) the Post Closing Adjustments Purchase Price is finally determined and the Closing Adjustments Holdback is released from trust and distributed in accordance with the provisions of §2.7(i) and the Depositary Agreement; and

(B) the Loss Adjustments Holdback is released from trust and distributed in accordance with the provisions of the Plan of Arrangement, upon which the Purchase Price will have been finally determined;

(ii) the Holdback Reduced Estimated Purchase Price shall be held in trust for the benefit of FleetCor until the Effective Date, at which time it will be held by the Depositary in trust for the benefit of the Registered Shareholders (other than Dissenting Shareholders) for distribution as soon as practicable following the Effective Time by the Depositary to the Registered Shareholders (other than Dissenting Shareholders) subject to, and in accordance with the provisions of, the Plan of Arrangement and the Depositary Agreement.

(d) The Depositary shall, subject to and in accordance with the provisions of the Plan of Arrangement and the Depositary Agreement, deliver to each Registered Shareholder, (other than any Dissenting Shareholder), its Proportionate Share of the Holdback Reduced Estimated Purchase Price as soon as practicable following the Effective Time, less such Taxes as are required to be deducted or withheld under the Tax Act or any other applicable Law, which deducted or withheld amounts may be converted into Canadian dollars and shall be remitted to the appropriate Governmental Entity within the time period prescribed by the Tax Act or such other applicable Law.

(e) FleetCor and CTF shall cause the Auditors to prepare a draft of the Effective Date Balance Sheet and a calculation of the Closing Net Debt based on the draft Effective Date Balance Sheet as soon as practicable after the Effective Date and in any event within 90 calendar days after the Effective Date. The draft Effective Date Balance Sheet shall be prepared and the Closing Net Debt shall be calculated in accordance with IFRS accounting principles. Forthwith upon completion of a draft of the Effective Date Balance Sheet and the calculation of the Closing Net Debt based on the draft Effective Date Balance Sheet, FleetCor and CTF shall cause the Auditors to deliver copies of the draft Effective Date Balance Sheet and the calculation of the Closing Net Debt based on the draft Effective Date Balance Sheet to FleetCor and the Shareholders’ Representative, and:

(i) either FleetCor or the Shareholders’ Representative may, within 15 Business Days after the delivery of the draft Effective Date Balance Sheet and the calculation of the Closing Net Debt (the “Dispute Period”), deliver to the other a written notice (the “Notice of Objection”) setting out in detail any objection to the methods or calculations used to prepare the draft Effective Date Balance Sheet or calculate the Closing Net Debt based on the draft Effective Date Balance Sheet, the basis for each such objection, and each amount in dispute;

(ii) FleetCor and the Shareholders’ Representative will attempt expeditiously and in good faith to resolve all objections included in any Notice of Objection delivered within the Dispute Period within 15 Business Days (or such longer period to which FleetCor and the Shareholders’ Representative may agree in writing), failing which they will submit the dispute for determination to an independent audit firm licensed as such in Brazil that is among the four largest internationally recognized auditing firms (the “big four”) and is mutually agreed to by FleetCor and the Shareholders’ Representative within 15 Business Days after the initial15 Business Day resolution period referred to in this §2.7(e)(ii) (or such longer period as may have been agreed to by FleetCor and the Shareholders’ Representative) or, if they are not able to agree, as appointed by the Court upon application of FleetCor or the Shareholders’ Representative, and such firm, acting as experts and not as arbitrators, will determine all unresolved objections, and the resolution of all such objections by the independent firm will be final and binding upon the Parties and will not be subject to appeal, absent manifest error.

(f) FleetCor and the Shareholders’ Representative will be deemed to have accepted and approved the draft Effective Date Balance Sheet and the calculation of the Closing Net Debt based on the draft Effective Date Balance Sheet, as amended or revised in accordance with the foregoing procedures,

(i) if no Notice of Objection is delivered within the Dispute Period, at the conclusion of the Dispute Period, or

(ii) in any other case, upon the resolution in accordance with the foregoing procedures of all objections set out in all Notices of Objection delivered within the Dispute Period;

upon which the Effective Date Balance Sheet and the calculation of the Closing Net Debt, as amended or revised, will be final and binding upon the Parties and the CTF Shareholders, and FleetCor and CTF will cause the Depositary to deliver copies of the final Effective Date Balance Sheet and calculation of the Closing Net Debt to each of the Registered Shareholders (other than Dissenting Shareholders) at the time the Closing Adjustments Holdback is released from trust and distributed by the Depositary in accordance with §2.7(i) and the Depositary Agreement.

(g) CTF will ensure, and FleetCor shall cause the CTF Entities to ensure, that FleetCor, the Registered Shareholders, the Shareholders’ Representative and their respective advisors and any independent audit firm appointed pursuant to §2.7(e)(ii) are given such access as they may reasonably request to the Auditors, the books, records and documentation of the CTF Entities, and the appropriate personnel of the CTF Entities to follow up and verify the accuracy, presentation and other matters relating to the preparation of the draft Effective Date Balance Sheet and the calculation of the Closing Net Debt until the Effective Date Balance Sheet and the calculation of the Closing Net Debt are deemed to have been accepted and approved by FleetCor and the Shareholders’ Representative pursuant to §2.7(f).

(h) CTF and FleetCor will each bear 50% of the fees and expenses of any independent audit firm selected to resolve any issues in dispute in accordance with the foregoing procedures, and all such fees and expenses to be paid by CTF will be paid from the Closing Adjustments Holdback.

(i) As soon as practicable after the Effective Date Balance Sheet and the calculation of the Closing Net Debt become final and binding upon the Parties and the CTF Shareholders pursuant to §2.7(f), all remaining obligations of FleetCor in respect of the Purchase Price (other than the distribution of the Loss Adjustments Holdback by the Depositary) shall be fully discharged by the occurrence of the following events, as applicable:

(i) if the Post Closing Adjustments Purchase Price exceeds the Estimated Purchase Price:

(A) the amount of such excess (the “Purchase Price Increase Amount”) shall be delivered by FleetCor to the Depositary, in trust, by wire transfer or other means of immediately available funds, for the benefit of the Registered Shareholders; and

(B) the Closing Adjustments Holdback less any fees and expenses paid or to be paid from the Closing Adjustments Holdback as provided in §2.7(h) will be released from trust in accordance with the terms of the Depositary Agreement;

and the Depositary will, subject to the terms of the Plan of Arrangement, deliver to the Registered Shareholders (other than Dissenting Shareholders) their Proportionate Share of the sum of (A) the Closing Adjustments Holdback (less any fees and expenses paid or to be paid from the Closing Adjustments Holdback as provided in §2.7(h)), plus (B) the Purchase Price Increase Amount, less such Taxes as are required to be deducted or withheld under the Tax Act or any other applicable Law;

(ii) if the Post Closing Adjustments Purchase Price is less than the Estimated Purchase Price by an amount (the “Purchase Price Reduction Amount”) that is less than or equal to the net amount of the Closing

Adjustments Holdback after deducting any fees and expenses paid or to be paid from the Closing Adjustments Holdback as provided in §2.7(h):

(A) the Purchase Price Reduction Amount shall be deducted from the Closing Adjustments Holdback and released from trust in accordance with the terms of the Depositary Agreement and shall be delivered by the Depositary to FleetCor by certified cheque, bank draft, wire transfer or other means of immediately available funds; and

(B) the balance (if any) of the Closing Adjustments Holdback after deducting any fees and expenses paid or to be paid from the Closing Adjustments Holdback as provided in §2.7(h), will be released from trust in accordance with the terms of the Depositary Agreement and the Depositary will, subject to the terms of the Plan of Arrangement, deliver to the Registered Shareholders (other than Dissenting Shareholders) their Proportionate Share of the amount of such balance, less such Taxes as are required to be deducted or withheld under the Tax Act or any other applicable Law;

(iii) if the Purchase Price Reduction Amount is greater than the net amount of the Closing Adjustments Holdback after deducting any fees and expenses paid or to be paid from the Closing Adjustments Holdback as provided in §2.7(h):

(A) the Closing Adjustments Holdback (less any fees and expenses paid or to be paid from the Closing Adjustments Holdback as provided in §2.7(h)) will be released from trust in accordance with the terms of the Depositary Agreement and shall be delivered by the Depositary to FleetCor by certified cheque, bank draft, wire transfer or other means of immediately available funds; and

(B) the amount by which the Purchase Price Reduction Amount exceeds the net amount of the Closing Adjustments Holdback after deducting any fees and expenses paid or to be paid from the Closing Adjustments Holdback as provided in §2.7(h) shall be released from trust out of the Loss Adjustments Holdback and delivered by the Depositary to FleetCor pursuant to the Depositary Agreement;

(iv) if after the Effective Date but prior to the first (1st) anniversary of the Effective Date Aged Accounts Receivable in excess of U.S.$100,000 have been collected by the CTF Entities, the collected Aged Accounts Receivable (including the initial U.S.$100,000 threshold amount) will be delivered by FleetCor promptly following the first (1st) anniversary of the Effective Date to the Depositary (and in any event no later than 15 Business Days therefrom), in trust, by wire transfer or other means of immediately available funds, for the benefit of the Registered Shareholders and the Depositary will promptly deliver to the Registered Shareholders (other than Dissenting Shareholders) their Proportionate Share of such amount(s) with the next payment out of the Loss Adjustment Holdback that is delivered to the Registered Shareholders.

(j) CTF, FleetCor and the Depositary shall be entitled to deduct and withhold from any consideration otherwise payable to any Registered Shareholder pursuant to this Agreement and the Plan of Arrangement, or on the payment to Dissenting Shareholders of the fair value of their CTF Shares, such amounts as CTF, FleetCor or the Depositary are required to deduct or withhold with respect to such consideration under the Tax Act or any other applicable Law.

(k) To the extent that any amount is withheld in accordance with §2.7(j), the withheld amount may be converted into Canadian dollars and shall be remitted to the appropriate Governmental Entity within the time period prescribed under the Tax Act or other applicable Law by the Person undertaking the withholding and shall be treated for all purposes hereof as having been paid to the CTF Shareholder on account of the applicable amount in respect of which the withholding was made, provided that the withheld amount shall be remitted to the appropriate Governmental Entity within the time period prescribed by the Tax Act or any other applicable Law.

Arrangement Filings

2.8 CTF will make the Arrangement Filings at or prior to the Effective Time.

Effective Date

2.9 From and after the Effective Time, the Plan of Arrangement will have all of the effects provided by applicable Law, including the BCBCA. The closing of the Transaction will take place at the offices of McMillan LLP in Vancouver, or at such other location as may be agreed upon by the Parties.

Securities and Corporate Compliance

2.10 CTF will (with the assistance of FleetCor and its counsel) diligently do all such acts and things as may be necessary to comply, in all material respects, with National Instrument 54-101 – Communication with Beneficial Owners of Securities of a Reporting Issuer in relation to the CTF Meeting.

Preparation of Filings

2.11 (a) FleetCor and CTF will cooperate in:

(i) the preparation of the applications for the Interim Order and Final Order and the preparation of any other documents reasonably considered by FleetCor or CTF to be necessary to discharge their respective obligations under applicable Laws in connection with the Transaction, and

(ii) the taking of all such action as may be required under applicable Laws in connection with the Transaction.

(b) Each of FleetCor and CTF will furnish to the other all such information concerning it, its Affiliates and its shareholders as may be required to effect the actions described in §2.3 and §2.10 and the foregoing provisions of this §2.11, and each covenants that no information furnished by it in connection with such actions or otherwise in connection with the consummation of the Transaction will contain any untrue statement of a Material Fact or omit to state a Material Fact required to be stated or which is necessary in order to make any information so furnished not misleading in the light of the circumstances in which it is furnished or to be used.

(c) FleetCor and CTF will each promptly notify the other if at any time before the Effective Time it becomes aware that the Circular or an application for an order described in §2.2 or §2.4 or any application filed with a Governmental Entity contains any untrue statement of a Material Fact or omits to state a Material Fact required to be stated therein or which is necessary to make the statements contained therein not misleading in light of the circumstances in which they were made, or that otherwise requires an amendment or supplement to the Circular or such application. In any such event, FleetCor and CTF will cooperate in the preparation of a supplement or amendment to the Circular or such other application, as required and as the case may be, and, if required, will cause the same to be distributed to the CTF Shareholders and/or filed with the applicable Governmental Entities.

(d) CTF will ensure that the Circular complies with all applicable Laws and, without limiting the generality of the foregoing, that the Circular does not contain any untrue statement of a Material Fact or omit to state a Material Fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they were made (other than with respect to any information relating to and provided by FleetCor or to CTF in writing). Without limiting the generality of the foregoing, CTF will ensure that the Circular provides CTF Shareholders with information in sufficient detail to permit them to form a reasoned judgment concerning the matters to be placed before them at the CTF Meeting.

Dissenting Shares

2.12 Registered CTF Shareholders may exercise rights of dissent with respect to the New CTF Shares they receive in connection with the Arrangement pursuant to and in the manner set forth in the Plan of Arrangement. CTF will give FleetCor prompt notice of any written notice of a dissent, withdrawal of such notice, and any other instruments served pursuant to such rights of dissent and received by CTF.

FleetCor Approvals

2.13 FleetCor represents as of the date hereof that its Board of Directors, after considering the Transaction, has authorized FleetCor to:

(a) consummate the Transaction on the terms set forth in this Agreement and in the Plan of Arrangement, and

(b) execute and deliver this Agreement and the other Transaction Documents to which it is a party.

CTF Approvals

2.14 CTF represents as of the date hereof that:

(a) the CTF Board,

(i) unanimously determined that the Transaction is fair to the CTF Shareholders as a whole and is in the best interests of CTF,

(ii) unanimously resolved to recommend that the CTF Shareholders vote in favour of the Arrangement Resolution,

(iii) unanimously authorized CTF to consummate the Transaction on the terms set forth in this Agreement and in the Plan of Arrangement, and

(iv) unanimously authorized CTF to execute and deliver this Agreement and the other Transaction Documents to which it is a party,

(b) all of its directors and senior officers, which are named in Schedule 4 to this Agreement, have

(i) advised that they intend to vote all CTF Shares held by them in favour of the Arrangement Resolution and CTF will so represent in the Circular, and

(ii) entered into a Voting Agreement and will so represent in the Circular.

Guarantee

2.15 The Guarantor hereby unconditionally and irrevocably guarantees the due and punctual performance of each and every obligation of FleetCor under this Agreement, including the payment of the aggregate consideration payable to CTF Shareholders pursuant to this Agreement and the Plan of Arrangement, and agrees to cause FleetCor to comply with all of FleetCor’s obligations under or relating to this Agreement and the Plan of Arrangement and the transactions contemplated hereby.

United States Securities Law Matters

2.16 The Arrangement will be carried out with the intention that all Distributable Newco Card Shares that are to be distributed to the holders of CTF Class C Preferred Shares as provided in §3.1(d) of the Plan of Arrangement will be issued by Newco Card in reliance on the Section 3(a)(10) Exemption. In order to ensure the availability of the Section 3(a)(10) Exemption, the Parties agree that the Arrangement will be carried out on the following basis:

(a) the Court will be advised as to Newco Card’s intention to rely upon the Section 3(a)(10) Exemption prior to the hearing required to approve the Arrangement;

(b) the Court will be required to satisfy itself as to the fairness of the Arrangement to the CTF Shareholders subject to the Arrangement and the Final Order approving the Arrangement that is obtained from the Court will expressly state that the Arrangement is approved by the Court as being fair to the CTF Shareholders;

(c) the CTF Shareholders will be given adequate notice advising them of their right to attend the hearing of the Court to give approval of the Arrangement and providing them with sufficient information necessary for them to exercise that right, and the Interim Order will specify that each CTF Shareholder will have the right to appear before the Court at the hearing of the Court to give approval of the Arrangement so long as they enter an appearance within a reasonable time;

(d) the CTF Shareholders will be advised that the Distributable Newco Card Shares issued in the Arrangement have not been registered under the U.S. Securities Act and will be issued by Newco Card in reliance on the Section 3(a)(10) Exemption; and

(e) the Final Order will, with the consent of CTF and FleetCor, each acting reasonably, include a reference to the fact that the Court has been advised that Newco Card intends to rely upon the Final Order as a basis of a claim to an exemption, pursuant to Section 3(a)(10) of the U.S. Securities Act, from the registration requirements otherwise imposed by the U.S. Securities Act, regarding the distribution of Distributable Newco Card Shares pursuant to the Arrangement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Representations and Warranties of CTF

3.1 CTF hereby represents and warrants to FleetCor as set forth in Schedule 2, and acknowledges that FleetCor is relying upon those representations and warranties in entering into this Agreement and completing the Transaction. For purposes of the representations and warranties of CTF, FleetCor is deemed to have knowledge of all information contained in the CTF Disclosure Documents that were publicly available through SEDAR as at April 26, 2012. FleetCor acknowledges that it has received and reviewed the CTF Disclosure Letter and had access to the information requested and provided to FleetCor by CTF, and FleetCor has received clarification when requested.

Representations, Warranties and Acknowledgements of FleetCor

3.2 FleetCor hereby represents and warrants to CTF as set forth in Schedule 3, and acknowledges that CTF is relying upon those representations and warranties in connection with entering into this Agreement and completing the Transaction.

ARTICLE 4

ADDITIONAL AGREEMENTS

Non-Waiver

4.1 No investigations made by or on behalf of any of FleetCor or CTF at any time, will have the effect of waiving, diminishing the scope of or otherwise affecting any representation or warranty made by either of them in or pursuant to this Agreement. No waiver of any condition or other provision in whole or in part, will constitute a waiver of any other condition or provision (whether or not similar) nor will such waiver constitute a continuing waiver unless otherwise expressly provided. No waiver by FleetCor or CTF will be effective unless it is in writing.

Nature and Non-Survival of Representations and Warranties

4.2 All representations and warranties contained in this Agreement on the part of each of FleetCor and CTF will terminate at the time of completion of the Transaction on the Effective Date or the termination of this Agreement pursuant to Article 9.

ARTICLE 5

COVENANTS

Consultation With Respect to News Releases

5.1 Before the Effective Time, each Party will consult with the others before any Party or its affiliates issues any press release or otherwise making public statements with respect to the Transaction. In addition, each Party will consult with the others before any Party or its affiliates makes any filing with any Governmental Entity with respect to the Transaction. Each Party will use all commercially reasonable efforts (and will cause each of its Affiliates to use all commercially reasonable efforts) to enable the others to review and comment on all such press releases before the release thereof and will enable the other Parties, to review and comment on such filings before the filing thereof, provided that the obligations herein will not prevent any Party from making such disclosure as its counsel advises is required by applicable Laws or the rules and policies of the reporting jurisdictions of the Party, or such disclosure that is made in the ordinary course of business consistent with past practice. Each Party agrees not to make (and will cause each of its Affiliates not to make) any public statement that is inconsistent with any such press release or this Agreement.

CTF’s Covenants

5.2 CTF covenants and agrees with FleetCor, except as contemplated in this Agreement, the Plan of Arrangement or the CTF Disclosure Letter, that from the date hereof until the Effective Date or the day upon which this Agreement is terminated, whichever is earlier:

(a) it will continue and cause each other CTF Entity to continue to carry on the business and affairs of each CTF Entity in the usual and normal course, take all action and make all expenditures necessary to maintain all of the properties and assets owned and controlled by each CTF Entity in good standing and it will not, without prior consultation with and the consent of FleetCor, such consent not to be unreasonably withheld, conditioned or delayed, enter into new commitments of any expenses or capital expenditures in excess of R$500,000, incur any new contingent liabilities, indebtedness or guarantee any new indebtedness, or hire any new employees regardless of whether or not they are being hired to replace existing employees (unless FleetCor has not responded to any request for FleetCor’s consent to the hiring of any new employee within 48 hours of the request, in which case CTF may hire the new employee on a 90 day trial period and, in the case of a new employee hired to replace an existing employee, on the same terms as the employee being replaced) other than: (i) ordinary course expenditures in a manner consistent with prior practices (including repayment of existing debt owed by any CTF Entity and expenditures to service or prepare to service customer agreements, but excluding the hiring of any new employees, regardless of whether or not they are being hired to replace existing employees, except as provided in this §5.2(a) above); (ii) expenditures required by applicable Law (including payment of existing payroll and payment or incurring of Taxes); (iii) renewal or replacement of existing credit facilities on substantially the same terms and obtaining short-term financing necessary for working capital needs consistent with current practices, provided notice is given to FleetCor; (iv) expenditures made or incurred in connection with transactions contemplated in this Agreement (including the Roll-Down Reorganization); (v) such expenses as have been approved by CTF and FleetCor; and (vi) the Transaction Costs;

(b) it will not, and it will cause each other CTF Entity to not, except as provided for in this Agreement, without prior consultation with and the consent of FleetCor, such consent not to be unreasonably withheld, directly or indirectly do, agree to do, or permit to occur any of the following, except in connection with the transactions contemplated in this Agreement (including the Roll-Down Reorganization): (i) amend its constating documents; (ii) declare, set aside or pay any dividend or other distribution or payment in respect of any of the CTF Shares or other securities or quotas; (iii) issue, grant, sell or pledge or agree to issue, grant, sell or pledge any of its securities or quotas; (iv) redeem, purchase or otherwise acquire any of the outstanding CTF Shares or other securities or quotas; (v) split, combine or reclassify any of the CTF Shares or other securities or quotas; (vi) adopt resolutions or enter into any agreement providing for the amalgamation, merger, consolidation, reorganization, liquidation, dissolution or any other extraordinary transaction or adopt any plan of liquidation; (vii) reduce its stated capital; (viii) sell or otherwise dispose or Encumber of any of its assets outside the ordinary course of business; (ix) amend, alter, enter into or terminate any employment or consulting agreement or alter the pay, benefits or other terms and conditions of employment or service of any employees or consultants other than in the ordinary course of business or in connection with the payment of the Special Bonuses in connection with the closing of the Transaction or as it may be required by any collective bargaining agreement or applicable Law; (x) make or commit to make any severance payments or termination payments to any Person including, without limitation, any of its consultants, directors, officers, employees or agents other than in the ordinary course of business; or (xi) enter into or amend any agreements, arrangements or transactions with any related party, other than (1) the Transition Services Agreement, (2) the termination of any arrangement that is not surviving the Closing, including liquidation of accounts payable or receivable between related parties, all as disclosed in the CTF Disclosure Letter, and (3) payments to service providers that are related parties made in the ordinary course consistent with past practice all as disclosed in the CTF Disclosure Letter;

(c) subject to the terms of the Confidentiality Agreement, it will permit FleetCor’s officers, directors, employees, consultants and advisors, upon reasonable and prior request, at all reasonable times, access to the properties owned, controlled or operated by any CTF Entity and to the books, records, reports, data, periodic site reports and all other information relevant to the business, properties and affairs of each CTF Entity. In addition, CTF will, in all material respects, conduct itself and cause each other CTF Entity to conduct itself so as to keep FleetCor fully informed as to the material decisions or actions required to be made or undertaken with respect to the operation of its business, provided that such disclosure is not otherwise prohibited by operation of applicable Laws or by reason of a confidentiality obligation owed to a third party for which a waiver could not be obtained;

(d) subject to §5.4 and §5.5, it will publicly support the Transaction and recommend to the holders of the CTF Shares vote in favour of the Arrangement at the CTF Meeting;

(e) notwithstanding the terms of the Confidentiality Agreement, it will permit FleetCor’s officers, directors, employees, consultants and advisors to solicit acceptance of the Arrangement from the CTF Shareholders in accordance with applicable Law;

(f) it will use commercially reasonable efforts to cause its respective current insurance (or reinsurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re- insurance companies of internationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(g) it will not and will cause each other CTF Entity to not enter into, renew or modify in any material respect any Material Contract or other Contract to which it is a party or by which it is bound without prior consultation with and the consent of FleetCor, such consent not to be unreasonably withheld, except (i) the entering into, renewing or modifying of any Contract with new or existing customers having annual revenue values of less than R$500,000, (ii) the entering into, renewing or modifying of any Contract with existing suppliers with values of less than R$500,000, provided that such renewal or modification is similar or more favorable terms, (iii) insofar as may be necessary to permit or provide for the completion of the Arrangement, or (iv) with the prior consent of FleetCor, which consent will not be unreasonably withheld, conditioned or delayed;

(h) it will not settle or compromise , without prior consultation with and the consent of FleetCor, such consent not to be unreasonably withheld, (A) any Claim brought against it or any of the other CTF Entities (other than those falling under (B) below), except for settlements of (i) any existing labour Claims or (ii) any other Claims not exceeding R$150,000; or (B) any Claim brought by any present, former or purported holder of any securities or quotas in any CTF Entity in connection with the Transaction or the Arrangement;

(i) it will use its commercially reasonable efforts and will cause each other CTF Entity to use its commercially reasonable efforts to conduct its affairs so that all of the representations and warranties of CTF contained in this Agreement will be true and correct on and as of the Effective Date as if made on and as of such date;

(j) it will use its commercially reasonable efforts and cause each other CTF Entity to use its commercially reasonable efforts to satisfy all of the conditions precedent to the completion of the Transaction and apply for and obtain, and cooperate with FleetCor in applying for and obtaining, the consents, orders and approvals necessary for the Parties to complete the Transaction, including the Contractual Consents;

(k) subject to obtaining any required consents and except as prohibited by Law, to promptly provide and cause each CTF Entity to provide FleetCor with any information in its possession or control, and relating to, any CTF Entity and in addition, subject to any confidentiality obligations, provide any information specifically requested by FleetCor or its counsel so that FleetCor may complete its due diligence investigations of each CTF Entity;

(l) it will (i) take all commercially reasonable action to lawfully solicit proxies in favour of the Arrangement Resolution, (ii) if requested by FleetCor, engage a Person to solicit proxies for the CTF Meeting, and (iii) not make a Change in Recommendation except in accordance with §5.4 and §5.5; and

(m) it will use its reasonable commercial efforts to preserve intact in all material respect its business organizations and goodwill, to keep available the services of its officers and employees as a group and to maintain satisfactory relationships with suppliers, unions, agents, distributors, customers and others having business relationships with it;

(n) it will not take any action that would render, or that reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue in any material respect at any time before the Effective Date, and

(o) it will promptly notify FleetCor of any Material Adverse Effect, or any change which could reasonably be expected to result in a Material Adverse Effect, in respect of the business or properties of any CTF Entity, and of any Governmental Entity or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated).

Mutual Covenants

5.3 Each of CTF and FleetCor covenant and agree that, except as contemplated in the Transaction Documents, from the date hereof until the Effective Date or the day upon which this Agreement is terminated, whichever is earlier:

(a) it will not take any action that would interfere with or be inconsistent with the completion of the Transaction;

(b) it will use commercially reasonable efforts to satisfy (or cause the satisfaction of) the conditions precedent to the obligations of FleetCor and CTF set forth in Article 7 to the extent that such is within its control and to take, or cause to be taken, all other reasonable action and to do, or cause to be done, all other things reasonably necessary, proper or advisable under all applicable Laws to complete the Transaction, including using all of its commercially reasonable efforts to:

(i) obtain or co-operate in obtaining all necessary waivers, consents and approvals required to be obtained to consummate the Transaction, including the Contractual Consents listed in the CTF Disclosure Letter,

(ii) effect or co-operate in effecting all necessary registrations and filings and submissions of information requested by Governmental Entities required to be effected by it in connection with the Transaction and participate and appear in any required proceedings before Governmental Entities in connection therewith,

(iii) oppose, lift or rescind or co-operate in opposing, lifting or rescinding any injunction or restraining order or other order or action seeking to stop, or otherwise adversely affecting the ability of FleetCor or CTF to consummate, the Transaction,

(iv) fulfill all conditions and satisfy all provisions of the Transaction Documents on its part, including, where applicable, delivery of the certificates of its officers contemplated by §7.2(b) in the case of CTF and §7.3(b) in the case of FleetCor, and

(v) otherwise cooperate with the other in connection with the performance by it of its obligations under the Transaction Documents;

(c) subject in the case of CTF to those actions it is permitted to do in compliance with §5.4 and §5.5, it will not take any action or refrain from taking any action, which would reasonably be expected to significantly impede or delay the consummation of the Transaction; and

(d) it will vigorously defend or cause to be defended any Claim or other legal proceedings brought against it challenging the Transaction.

CTF’s Covenants Regarding Non-Solicitation

5.4	(a) CTF will, and will direct and cause each other CTF Entity and its and their respective officers, directors, employees, representatives, advisors and agents to immediately cease and cause to be terminated any solicitation, encouragement, activity, discussion or negotiation with any parties that may be ongoing with respect to an Acquisition Proposal whether or not initiated by CTF or any other CTF Entity.

(b) Subject to §5.5 and or unless permitted pursuant to §5.4, CTF agrees that it will not, and will cause each of the other CTF Entities to not, and will not authorize or permit, and will cause each of the other CTF Entities to not authorize or permit, any of its officers, directors, employees, representatives, advisors or agents, directly or indirectly, to:

(i) make, solicit, initiate, entertain, encourage, promote or facilitate, including by way of permitting any visit to its facilities or properties or entering into any form of agreement, arrangement or understanding, any inquiries or the making of any proposals regarding an Acquisition Proposal or that may be reasonably be expected to lead to an Acquisition Proposal;

(ii) participate, directly or indirectly, in any discussions or negotiations regarding, or furnish to any Person any information or otherwise co operate with, respond to, assist or participate in any Acquisition Proposal or potential Acquisition Proposal;

(iii) remain neutral with respect to, or agree to, approve or recommend any Acquisition Proposal or potential Acquisition Proposal (it being understood that publicly taking no position or a neutral position with respect to an Acquisition Proposal until 10 Business Days following formal announcement of such Acquisition Proposal will not be considered to be a violation of this §5.4(b)(iii));

(iv) withdraw, modify, qualify or change in a manner adverse to FleetCor, or publicly propose to or publicly state that it intends to withdraw, modify, qualify or change in a manner adverse to FleetCor the approval, recommendation or declaration of advisability of the CTF Board of the Transaction (a “Change in Recommendation”) (it being understood that failing to affirm the approval or recommendation of the CTF Board of the Transaction within 2 Business Days after an Acquisition Proposal relating to such Party has been publicly announced and, in circumstances where no Acquisition Proposal has been made, within 10 Business Days of being requested to do so by FleetCor, will be considered an adverse modification);

(v) enter into (and will cause each other CTF Entity to not enter into) any agreement, arrangement or understanding related to any Acquisition Proposal or requiring it to abandon, terminate or fail to consummate the Transaction or providing for the payment of any break, termination or other fees or expenses to any Person in the event that the Transaction is completed or any other transaction agreed to before any termination of this Agreement; or

(vi) make any public announcement or take any other action (and will cause each other CTF Entity to not make any public announcement or take any other action) inconsistent with the recommendation of the CTF Board to approve the Transaction.

Notwithstanding the foregoing and any other provisions of this Agreement, the CTF Board may consider, participate in any discussions or negotiations with and provide information to, any Person who has delivered a written Acquisition Proposal which was not solicited or encouraged by CTF or any other CTF Entity after the date of this Agreement and did not otherwise result from a breach of this §5.4 by CTF and that the CTF Board determines in good faith may reasonably be expected to constitute a Superior Proposal provided, however, that if CTF or any other CTF Entity provides confidential non-public information to such Person, CTF obtains or causes the other CTF Entity to obtain a confidentiality agreement from the Person making such Acquisition Proposal that is substantively the same as the Confidentiality Agreement, and otherwise on terms no more favourable to such Person than the Confidentiality Agreement; provided, however, that it will not preclude such Person from making a Superior Proposal, and provided that CTF sends a copy of any such confidentiality agreement to FleetCor promptly upon its execution and FleetCor is provided with a list of the information provided to such Person and is immediately provided with access to similar information to which such Person was provided.

(c) From and after the date of this Agreement, CTF will promptly (and in any event within 24 hours) notify FleetCor, at first orally and then in writing, of any proposals, offers or written inquiries relating to or constituting an Acquisition Proposal, or any request for non-public information relating to CTF or any other CTF Entity. Such notice will include a description of the terms and conditions of any proposal, inquiry or offer, the identity of the Person making such proposal, inquiry or offer and provide such other details of the proposal, inquiry or offer as FleetCor may reasonably request. CTF will keep FleetCor fully informed on a prompt basis of the status, including any change to the material terms, of any such inquiry, proposal or offer.

(d) CTF will ensure that each other CTF Entity and its and their respective officers, directors, employees and any financial advisors or other advisors or representatives retained by it are aware of the provisions of this §5.4, and it will be responsible for any breach of this §5.4 by any other CTF Entity or its or their respective officers, directors, financial advisors or other advisors or representatives.

Right to Accept a Superior Proposal

5.5	(a) If CTF has complied with §5.4 with respect thereto, CTF may accept, approve, recommend or enter into any agreement, understanding or arrangement in respect of a Superior Proposal (other than a confidentiality agreement, the execution of which will not be subject to the conditions of this §5.5) received before the date of approval of the Transaction by the CTF Shareholders and terminate this Agreement if, and only if:

(i) CTF has provided FleetCor with a copy of the Superior Proposal document;

(ii) CTF has provided FleetCor with the information regarding such Superior Proposal required under §5.4(c);

(iii) the CTF Board has determined in good faith after consultation with outside legal counsel and its financial advisors that it is necessary in order for the CTF Board to discharge properly its fiduciary duties to withdraw or modify its approval or recommendation of this Agreement and to approve or recommend such Superior Proposal; and

(iv) 5 Business Days have elapsed from the later of the date FleetCor received written notice (a “Superior Proposal Notice”) advising FleetCor that the CTF Board has resolved to accept, approve, recommend or enter into an agreement in respect of such Superior Proposal subject only to this §5.5, and the date FleetCor received a copy of such Superior Proposal document. In the event that CTF provides FleetCor with a Superior Proposal Notice on a date that is less than 5 Business Days before the CTF Meeting of shareholders, CTF will, at the request of FleetCor, adjourn such meeting to a date that is not less than 5 Business Days and not more than 15 Business Days after the date of the Superior Proposal Notice. Unless otherwise ordered by a court, CTF will continue to take all reasonable steps necessary to hold the CTF Meeting and to cause the Transaction to be voted on at such meeting.

(b) During the 5 Business Day period referred to in §5.5(a)(iv), CTF agrees that FleetCor will have the right, but not the obligation, to offer in writing to amend the terms of this Agreement, which offer must be received by CTF before 5:00 p.m. (Vancouver time) on the fifth (5th) Business Day of such period in order for such offer to comply with the requirements of this §5.5(b). The CTF Board will review any written proposal by FleetCor to amend the terms of this Agreement in good faith in order to determine, in its discretion in the exercise of its fiduciary duties, whether the amended proposal would, upon acceptance by CTF, be at least equivalent to the Superior Proposal. If the CTF Board so determines, it will enter into an amended agreement with FleetCor reflecting the amended proposal. If the CTF Board does not so determine, CTF may accept, approve, recommend or enter into an agreement, understanding or arrangement in respect of such Superior Proposal, subject to compliance with §9.4 hereof.

(c) Each Party also acknowledges and agrees that each successive material modification of any Acquisition Proposal will constitute a new Acquisition Proposal for the purposes of the requirement under §5.5(a)(iv) and will initiate an additional 5 Business Day notice period.

FleetCor and Guarantor’s Covenants and Other Matters

5.6 Following the date hereof, but prior to the Effective Date, FleetCor will negotiate with FTC Card in good faith and on commercially reasonable terms the Transition Services Agreement.

5.7 Within 5 Business Days following the Effective Date, and to the extent not yet paid by CTF or on its behalf by the Effective Date, FleetCor shall, on behalf of CTF, make payment to the following Persons in such amounts as have been invoiced to, or are otherwise owing by, CTF for the time up to and including the Effective Date:

(a) Corsa S.A. Holdings;

(b) Aurum Venture Fund and LP Corporation, in satisfaction of the Default Judgment Amount;

(c) McMillan LLP;

(d) BDO Auditores Independentes S.S. CRC and BDO Vancouver; and

(e) the beneficiaries of the Special Bonuses (the amounts of which CTF will accrue as an expense prior to the Effective Date);

the amounts of which will be deducted once, without duplication, in calculating the Net Debt.

5.8 Within 5 Business Days following the Effective Date (or 30 days in the case of subsection (c)), and to the extent not yet paid by CTF Brasil or on its behalf by the Effective Date, FleetCor shall make payment (by way of making or causing to be made a capital contribution to CTF Brasil and causing CTF Brasil to pay) to the following Persons in such amounts as have been invoiced to, or are otherwise owing by, CTF Brasil for the time up to and including the Effective Date:

(a) Mundie e Advogados (for services relating to the Transaction);

(b) BR Partners (as to such amount as set out in the CTF Disclosure Letter); and

(c) To the extent the releases in §5.10 have not been provided, the banks or creditors of all financial indebtedness of CTF Brasil existing as of the Effective Date, including any financial debt of CTF Brasil in respect of which any personal guarantee, sureties or other guarantees may have been granted as disclosed in the CTF Disclosure Letter by any present or former shareholder, administrator or employee of any CTF Entity or other Person (for the amount of their respective credits);

the amounts of which will be deducted once, without duplication, in calculating the Net Debt.

5.9 For purposes of §5.8, Fleetcor shall, within 2 Business Days following the Effective Date, make or cause CTF or another Affiliate to make a capital contribution to CTF Brasil in the amount of the payments required to be made pursuant to §5.8.

5.10 Without prejudice to §5.8(c), FleetCor and the Guarantor covenant and agree that within 30 days following the Effective Date, FleetCor and/or the Guarantor will use commercially reasonable efforts to obtain and provide to the Shareholders’ Representative full releases for the personal guarantees, sureties or other guarantees disclosed in the CTF Disclosure Schedule as having been granted by any present or former shareholder, administrator, employee or other Person prior to the Effective Date in support of the loans or other debt or obligations of the CTF Entities that are not otherwise extinguished or released by the Effective Date. FleetCor and the Guarantor will fully indemnify all present or former shareholders, administrators, employees and other Persons for any losses or damages arising in respect of any personal guarantees, sureties or other guarantees granted prior to the Effective Date.

5.11 CTF will cause CTF Brasil, within sixty (60) days from the Effective Date, to file all necessary documentation to remove Arie Halpern from the registrations, records, files and other documents of CTF Brasil or its Affiliates, including the Tax inscriptions, disclosed in the CTF Disclosure Letter and any other applicable registrations, records, files and other documents of CTF Brasil or its Affiliates, including the Tax inscriptions, that are not disclosed in the CTF Disclosure Letter but which the person at CTF having responsibility for the applicable matter becomes aware of after the Effective Date.

5.12 Promptly following receipt of any notifications or other documentation at any time relating to a tax inspection or tax audit of a CTF Entity that relates to the time up to and including the Effective Date, FleetCor will provide copies of all such notices and documentation to the Shareholders’ Representative.

ARTICLE 6

REMEDIES

Availability of Equitable Remedies

6.1 Each of FleetCor and CTF acknowledges that the other will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of its covenants and agreements contained in this Agreement. In addition to any other remedies that may be available to each of FleetCor and CTF upon the breach by the other of its covenants and agreements hereunder, each of FleetCor and CTF will have the right to seek injunctive relief to restrain any breach or threatened breach of those covenants or agreements or obtain specific performance of any of those covenants or agreements.

ARTICLE 7

CONDITIONS

Mutual Conditions

7.1 The obligations of the Parties to complete the Transaction are subject to fulfillment of the following conditions at or before the completion of the Transaction or such earlier time as is specified below:

(a) the Interim Order will have been granted in form and substance satisfactory to CTF and FleetCor, acting reasonably, and will not have been set aside or modified in a manner unacceptable to such Parties, acting reasonably, on appeal or otherwise;

(b) the Arrangement Resolution will have been passed at the CTF Meeting in accordance with the Interim Order;

(c) the Final Order will have been granted in form and substance satisfactory to CTF and FleetCor, acting reasonably, and will not have been set aside or modified in a manner unacceptable to such Parties, acting reasonably, on appeal or otherwise;

(d) at least 15 Business Days prior to the completion of the Transaction, FleetCor and CTF shall have received appraisals from a third party appraiser (1) as to the book value of the CTF Brasil assets being contributed to FTC Card in conjunction with the Roll-Down Reorganization indicating that the book value of those assets does not exceed Cdn. $25,000,000; and (2) as to the fair market value of FTC Card indicating that the fair market value of FTC Card does not exceed the relevant surplus accounts (including, for greater certainty, exempt surplus, pre-acquisition surplus, adjusted cost base and paid-up capital) of the CTF Entities by more than Cdn.$5,000,000;

(e) the Effective Date will occur before the Termination Date;

(f) there will be no action taken under any applicable Laws or by any Governmental Entity, that:

(i) makes it illegal or, directly or indirectly, restrains, enjoins or prohibits the Transaction or any other transactions or agreements contemplated herein, or

(ii) results in a judgment or assessment of damages, directly or indirectly, relating to the transactions or agreements contemplated in the Transaction Documents which would have a Material Adverse Effect on FleetCor taking into account the Transaction;

(g) all required material consents, waivers, permits, orders and approvals of any Governmental Entity or other Persons and the expiry of any waiting periods, in connection with, or required to permit, the consummation of the Transaction, will have been obtained or received on terms that will not have a Material Adverse Effect on FleetCor or CTF taking into effect the Transaction, including the Contractual Consents, and reasonably satisfactory evidence thereof will have been delivered to each Person;

(h) at or prior to the completion of the Transaction the Parties will have settled and received the Depositary Agreement duly executed and delivered by all the parties thereto;

(i) at or prior to the completion of the Transaction, FleetCor and FTC Card will have finalized and received the Transition Services Agreement duly executed and delivered by all the parties thereto; and

(j) this Agreement will not have been terminated pursuant to Article 9.

The foregoing conditions are for the mutual benefit of FleetCor and CTF and may be waived, in whole or in part, by either of them at any time. If any of the foregoing conditions precedent will not be complied with or waived as aforesaid on or before the date required for the performance thereof, either of CTF or FleetCor may rescind and terminate this Agreement by written notice to the other (provided such non-compliance did not arise from the acts or omissions of the Party purporting to rescind and terminate this Agreement) and will have no other right or remedy, except as set forth in Article 9.

Conditions Precedent to the Obligations of FleetCor

7.2 The obligation of FleetCor to complete the Transaction will also be subject to the fulfillment of each of the following conditions precedent (each of which is for the exclusive benefit of FleetCor and may be waived by FleetCor in its sole discretion and any one or more of which, if not satisfied or waived, will relieve FleetCor of any obligation under this Agreement), at or before the completion of the Transaction or such earlier time as is specified below:

(a) all covenants of CTF under this Agreement to be performed on or before the Effective Date will have been duly performed by CTF in all material respects;

(b) disregarding any materiality qualifiers therein, all representations and warranties of CTF will be true and correct in all material respects as of the Effective Date, as if made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, in which event such representations and warranties will be true and correct or true and correct in all material respects, as the case may be, as of such earlier date, or except as affected by transactions contemplated or permitted by this Agreement), and FleetCor will have received a certificate of CTF addressed to FleetCor and dated on such date, signed on behalf of CTF by two senior executive officers of CTF in their capacity as such and without personal liability, confirming the same (and any material inaccuracies arising between the date of this Agreement and the Effective Date will be disclosed in such certificate);

(c) since the date of this Agreement, there will not have been any change, effect, event, occurrence, development or state of facts that, individually or in the aggregate, has had a Material Adverse Effect on CTF (excluding any change, effect, event, occurrence or state of facts that is specifically referred to in the CTF Disclosure Letter or related to the Roll-Down Reorganization);

(d) holders of no more than five percent (5%) of the CTF Shares will have exercised their Dissent Rights (and not withdrawn such exercise) in respect of the Arrangement;

(e) at or prior to the completion of the Transaction, Fleetcor shall have received:

(i) the Employment Agreement duly executed and delivered by Arie Halpern, the current President of CTF Brasil;

(ii) Non-Compete Agreements duly executed and delivered by:

(A) Arie Halpern, the current President of CTF Brasil;

(B) Paulo Bonifina;

(C) Celso Posca; and

(D) such other parties as may be identified in Schedule 7.2(e)(ii)(D) of the CTF Disclosure with such other amendments to the Non-Compete Agreement as may be disclosed in Schedule 7.2(e)(ii)(D) of the CTF Disclosure Letter;

(iii) a quit claim duly executed by FTC Card pursuant to which FTC Card transfers, assigns and quit-claims to CTF Brasil all right, title and interest it has in and to the name “CTF” and agrees to change its name to a name not including “CTF” within 120 days after the Effective Date;

(iv) resignations of those directors and officers of the CTF Entities who are listed in §7.2(e)(iv) to the CTF Disclosure Letter in their capacity as directors and officers of any of the CTF Entities and a waiver and release from any such director or officer of any and all Claims they may have against any CTF Entity, including Claims for severance obligations, except (if applicable) for the amount of any of the Special Bonus payable to them as provided in §5.7(e);

(v) an opinion of CTF’s counsel, McMillan LLP, that the distribution of the Distributable Newco Card Shares pursuant to the Arrangement is exempt from the prospectus requirements under applicable Laws in Canada, including the Canadian Securities Laws; and

(vi) an amendment to the articles of association of:

(A) CTF Brasil, in order to effect a change to the officers and to transfer the quotas in CTF Brasil owned by Arie Halpern and Paulo Sergio Bonafina from Arie Halpern and Paulo Sergio Bonafina to CTF or to FleetCor or an Affiliate of FleetCor, as directed by FleetCor; and

(B) CTF Pitstop, in order to effect a change to the officers and to transfer the quotas in CTF Pitstop owned by Arie Halpern from Arie Halpern to CTF or to FleetCor or an Affiliate of FleetCor, as directed by FleetCor;

for no or nominal additional consideration as determined by FleetCor (and the transfer of those quotas to or as directed by FleetCor for no or nominal additional consideration as determined by FleetCor will be part of the consideration received by FleetCor for the Purchase Price payable by FleetCor to the CTF Shareholders for the CTF Shares pursuant to and as provided in this Agreement);

(f) by the Effective Date:

(i) the power of attorney granted by CTF to José Ezil Veiga da Rocha, Celso Luis Posca, Umberto Barbosa Lima Martins and Arie Halpern expiring January 19, 2014 disclosed in the CTF Disclosure Letter will have been revoked unless otherwise instructed by FleetCor;

(ii) a consulting firm approved by FleetCor and retained by CTF Brasil will have completed an assessment of CTF Brasil’s business and efforts that can be made by CTF Brasil to improve the efficiency of its business (the cost of which CTF will accrue as an expense prior to the Effective Date);

(iii) the Brazilian steps in the Roll-Down Reorganization will have been completed as provided in Schedule 6 in a manner that is satisfactory to FleetCor in its sole discretion, acting reasonably; and

(g) FleetCor will have received all such other documents and certificates as may reasonably be required by FleetCor in connection with completion of the Arrangement.

FleetCor may not rely on the failure to satisfy any of the above conditions precedent as a basis for non-compliance by FleetCor with its obligations under this Agreement if the condition precedent would have been satisfied but for a material default by FleetCor in complying with its obligations hereunder.

Conditions Precedent to the Obligations of CTF

7.3 The obligation of CTF to complete the Transaction will also be subject to the following conditions precedent (each of which is for the exclusive benefit of CTF and may be waived by CTF in its sole discretion and any one or more of which, if not satisfied or waived, will relieve CTF of any obligation under this Agreement), at or before the completion of the Transaction or such earlier time as is specified below:

(a) all covenants of FleetCor under this Agreement to be performed on or before the Effective Date will have been duly performed by FleetCor in all material respects;

(b) disregarding any materiality qualifiers therein, all representations and warranties of FleetCor will be true and correct in all material respects as of the Effective Date, as if made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, in which event such representations and warranties will be true and correct or true and correct in all material respects, as the case may be, as of such earlier date, or except as affected by transactions contemplated or permitted by this Agreement) and CTF will have received certificates of FleetCor addressed to CTF and dated on such date, signed on behalf of FleetCor by two senior executive officers of FleetCor in their capacity as such without personal liability, confirming the same;

(c) the Brazilian steps in the Roll-Down Reorganization will have been completed as provided in Schedule 6; and

(d) CTF will have received all such other documents and certificates as may reasonably be required by CTF in connection with completion of the Arrangement.

CTF may not rely on the failure to satisfy any of the above conditions precedent as a basis for non-compliance by CTF with its obligations under this Agreement if the condition precedent would have been satisfied but for a material default by CTF in complying with its obligations hereunder.

Notice and Cure Provisions

7.4 Each of the Parties will give prompt notice to the other Parties of the occurrence, or failure to occur, at any time from the date hereof until the Effective Date, of any event or state of facts that would likely:

(a) cause any of the representations or warranties of such Person contained herein to be untrue or inaccurate in any material respect as of the date hereof or at the Effective Date; or

(b) result in the failure of such Person to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement before the Effective Date.

FleetCor or CTF may elect to not complete the Transaction contemplated hereby pursuant to the conditions precedent contained in §7.1, §7.2 and §7.3, as the case may be, or exercise any termination right arising therefrom, only if forthwith and in any event before the Effective Date, FleetCor or CTF, as the case may be, has delivered a written notice to the other specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which FleetCor or CTF, as the case may be, is asserting as the basis for the non-fulfillment of the applicable condition precedent or the exercise of the termination right, as the case may be. If any such notice is delivered, provided that FleetCor or CTF, as the case may be, is proceeding diligently to cure such matter, if such matter is susceptible to being cured, the other may not terminate this Agreement until the expiration of a period of 20 calendar days from such notice. If such notice has been given before the making of the application for the Final Order, such application will be postponed until the expiry of such period. For greater certainty, in the event that such matter is cured within the time period referred to herein, this Agreement may not be terminated as a result of such matter.

Satisfaction of Conditions

7.5 The conditions precedent set out in §7.1, §7.2 and §7.3 will be conclusively deemed to have been satisfied, waived or released at the time of completion of the Transaction on the Effective Date.

ARTICLE 8

AMENDMENT

Amendment

8.1 This Agreement may, at any time and from time to time before or after the holding of the CTF Meeting, but not later than the Effective Date, be amended by mutual written agreement of the Parties, and any such amendment may, without limitation:

(a) change the time for performance of any of the obligations or acts of the Parties;

(b) waive any inaccuracies or modify any representation or warranty contained herein or in any document delivered pursuant hereto;

(c) waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the Parties; and

(d) waive compliance with or modify any conditions precedent herein contained;

provided that, notwithstanding the foregoing: (i) following the CTF Meeting, the Purchase Price will not be amended without approval of the CTF Shareholders given in the same manner as required for the approval of the Arrangement or as may be ordered by the Court; (ii) this Agreement and the Plan of Arrangement may be amended in accordance with the Final Order, but in the event that the terms of the Final Order require any such amendment, the rights of the Parties under §8.2 will remain unaffected; and (iii) after the Effective Time, this Agreement may only be amended or terminated in accordance with the terms of, and in compliance with, the Plan of Arrangement.

Mutual Understanding Regarding Amendments

8.2 If FleetCor or CTF proposes any amendment to this Agreement or to the Plan of Arrangement, the other will act reasonably in considering such amendment and if the other and its security holders are not prejudiced by reason of any such amendment, the other will co-operate in a reasonable fashion with the Person who made the proposal so that such amendment can be effected subject to applicable Laws and the rights of the affected Party’s security holders.

Cooperation on Structure

8.3 FleetCor and CTF will cooperate in good faith and will take all reasonable steps and actions after the date hereof to complete the Transaction in a manner which is most Tax effective for FleetCor and CTF. The Parties may also agree to modify the structure of the Plan of Arrangement if necessary to provide for a more Tax effective structure for their respective shareholders.

ARTICLE 9

TERMINATION AND COMPENSATION

Termination

9.1 This Agreement may be terminated at any time before the Effective Date, whether before or after CTF Shareholder Approval:

(a) by mutual written consent of CTF and FleetCor;

(b) by CTF or FleetCor pursuant to the exercise of their rights set forth in §7.1, hereof, provided that the provisions of §7.4 have been complied with;

(c) by FleetCor if the conditions set forth in §7.2 have not been fulfilled or waived by FleetCor by the time required by §7.2, provided the provisions of §7.4 have been complied with;

(d) by CTF if the conditions set forth in §7.3 have not been fulfilled or waived by CTF by the time required by §7.3, provided the provisions of §7.4 have been complied with;

(e) by CTF or FleetCor if the CTF Shareholders fail to approve the Arrangement Resolution at the CTF Meeting;

(f) by CTF, following receipt of, and in order to enter into a definitive written agreement with respect to a Superior Proposal, but only in compliance with §5.5 and §9.4; and

(g) by FleetCor, (i) if the CTF Board has made a Change in Recommendation, or (ii) CTF has entered into a binding agreement with respect to a Superior Proposal, in each case only in compliance with §5.5 and §9.4.

Where action is taken to terminate this Agreement pursuant to this §9.1, it will be sufficient for such action to be authorized by the Board of Directors of the Party taking such action.

Effect of Termination

9.2 In the event of termination of this Agreement by CTF or FleetCor as provided in §9.1, this Agreement will forthwith become void and have no further effect, and there will be no liability or further obligation on the part of CTF or FleetCor or their respective officers or directors under the Transaction Documents, except that:

(a) the provisions of §9.3 (Expenses), §9.4, (Termination Fees Payable to FleetCor), §9.5 (Liquidated Damages) and this §9.2 will remain in full force and effect and will survive any such termination;

(b) CTF and FleetCor will be released and relieved from any liability arising from their breach of any of their representations, warranties, covenants, and agreements as set forth in this Agreement; and

(c) the covenant of FleetCor and CTF with respect to confidentiality set forth in the Confidentiality Agreement will survive the termination of this Agreement or completion of the Transaction and continue in full force and effect for a period of 2 years thereafter.

Expenses

9.3 Whether or not the Transaction is consummated, all costs and expenses incurred in connection with this Agreement and the Transaction (including the fees and expenses of advisors, accountants and legal counsel) will be paid by the Person incurring such expense. However, if this Agreement is terminated pursuant to:

(a) §9.1(e), except in the circumstances referred in §9.4(a), or §9.1(c) where the termination is as a result of the condition in §7.2(b) not being satisfied or waived by FleetCor but only where the circumstances giving rise to the breach of the representation or warranty existed at the date of this Agreement, CTF will pay to FleetCor the Expense Fee; or

(b) §9.1(d) where the termination is as a result of the condition in §7.3(b) not being satisfied or waived by CTF, but only where the circumstances giving rise to the breach of the representation or warranty existed at the date of this Agreement), FleetCor will pay to CTF the Expense Fee.

Termination Fees Payable to FleetCor

9.4 If this Agreement is terminated pursuant to

(a) §9.1(e) in circumstances where a bona fide Acquisition Proposal, or the intention to enter a bona fide Acquisition Proposal with respect to any CTF Entity, has been publicly announced before the termination of this Agreement and not withdrawn, and within 12 months of the date of such termination:

(i) the Person who made such Acquisition Proposal or an Affiliate of such Person:

(A) directly or indirectly acquires any CTF Entity by arrangement, business combination or otherwise;

(B) directly or indirectly acquires the assets of any CTF Entity that: (1) constitute more than 50% of the consolidated assets of the CTF Entities; (2) generate more than 50% of the consolidated revenue of the CTF Entities; or (3) generate more than 50% of the consolidated operating income of the CTF Entities; or

(C) directly or indirectly acquires more than 50% of the CTF Shares or more than 50% of the issued and outstanding shares or quotas in any of the other CTF Entities; or

(ii) any CTF Entity enters into a definitive agreement in respect of, or the CTF Board approves or recommends, a transaction contemplated by (a) above with the Person or such affiliate that made such Acquisition Proposal and that transaction is consummated at any time thereafter,

(b) §9.1(f), or

(c) §9.1(g),

CTF will pay to FleetCor the Termination Fee in cash or immediately available funds. Each of FleetCor and CTF acknowledges and agrees that if the full Termination Fee is paid to FleetCor by CTF pursuant to this §9.4, the amount so paid and accepted is in lieu of any damages or any other payment or remedy which FleetCor may be entitled to and will constitute payment of liquidated damages which are a genuine estimate of the damages which FleetCor will suffer or incur as a result of the event giving rise to such damages and the resultant termination of this Agreement and are not penalties. CTF irrevocably waives any right it may have to raise as a defense that any such liquidated damages are excessive or punitive. For greater certainty, FleetCor agrees that the payment of any amount pursuant to this §9.4 is the sole monetary remedy available to it and that it will not have any alternative right or remedy against CTF for damages, whether for consequential damages or otherwise. Nothing in this §9.4 will preclude a Party from seeking injunctive relief to restrain any breach or threatened breach of the covenants or agreements set forth in this Agreement or the Confidentiality Agreement or otherwise to obtain specific performance of any such covenants or agreements, without the necessity of posting bond or security in connection therewith.

Liquidated Damages

9.5 If this Agreement is terminated pursuant to:

(a) §9.1(c) where the termination is as a result of the condition in §7.2(a) not being satisfied or waived by FleetCor, CTF will pay to FleetCor the Liquidated Damages Amount; or

(b) §9.1(d) where the termination is as a result of the condition in §7.3(a) not being satisfied or waived by CTF, FleetCor will pay to CTF the Liquidated Damages Amount.

A Party that is required to pay the Liquidated Damages Amount pursuant to this §9.5 will pay the Liquidated Damages Amount to the Party entitled to receive the Liquidated Damages Amount in cash or immediately available funds. Each of FleetCor and CTF acknowledges and agrees that if the full Liquidated Damages Amount is paid by one of them to the other of them pursuant to this §9.5, the amount so paid and accepted is in lieu of any damages or any other payment or remedy which the recipient of the Liquidated Damages Amount may be entitled to and will constitute payment of liquidated damages which are a genuine estimate of the damages which the recipient of the Liquidated Damages Amount will suffer or incur as a result of the event giving rise to such damages and the resultant termination of this Agreement and are not penalties. The Party paying the Liquidated Damages Amount irrevocably waives any right it may have to raise as a defense that any such liquidated damages are excessive or punitive. For greater certainty, the Party receiving the Liquidated Damages Amount agrees that the payment of any amount pursuant to this §9.5 is the sole monetary remedy available to it and that it will not have any alternative right or remedy against the Party paying the Liquidated Damages Amount for damages, whether for consequential damages or otherwise. Nothing in this §9.5 will preclude a Party from seeking injunctive relief to restrain any breach or threatened breach of the covenants or agreements set forth in this Agreement or the Confidentiality Agreement or otherwise to obtain specific performance of any such covenants or agreements, without the necessity of posting bond or security in connection therewith.

ARTICLE 10

GENERAL

Notices

10.1 Any notice, consent, waiver, direction or other communication required or permitted to be given under this Agreement by a Party to another Party will be in writing and may be given by delivering same or sending same by facsimile transmission or by delivery addressed to the Party to which the notice is to be given at its address for service herein. Any notice, consent, waiver, direction or other communication aforesaid will, if delivered, be deemed to have been given and received on the date on which it was delivered to the address provided herein (if a Business Day, if not, the next succeeding Business Day) and if sent by facsimile transmission be deemed to have been given and received at the time of receipt unless actually received after 4:00 p.m. at the point of delivery in which case it will be deemed to have been given and received on the next Business Day.

The address for service of each of the Parties hereto will be as follows:

(a)	if to CTF:

CTF Technologies Inc.

Av. Imperatriz Leopoldina

no. 1661

Vila Hamburguesa

CEP 05305-007

in the city of São Paulo, Estate of São Paulo

Attention: Arie Halpern

Facsimile: 55-11-38374241

with a copy (that will not constitute notice) to:

McMillan LLP

Royal Centre

1055 West Georgia Street

Suite 1500

Vancouver, British Columbia V6E 4N7

Attention: Leo Raffin

Facsimile: (604) 893-2356

(b)	if to FleetCor:

FleetCor Luxembourg Holding2 S.à.r.l.

c/o FleetCor Technologies, Inc.

5445 Triangle Parkway

Norcross, Georgia

United States of America 30092

Attention: Sean Bowen, Senior Vice President and General Counsel

Facsimile: (770) 582-8236

with a copy (that will not constitute notice) to:

Borden Ladner Gervais LLP

1200 Waterfront Centre

200 Burrard Street,

Vancouver, British Columbia V7X 1T2

Attention: Robert G. Owen

Facsimile: (604) 687-1415

(c)	if to Guarantor:

FleetCor Luxembourg Holding2 S.à.r.l.

c/o FleetCor Technologies, Inc.

5445 Triangle Parkway

Norcross, Georgia

United States of America 30092

Attention: Sean Bowen, Senior Vice President and General Counsel

Facsimile: (770) 582-8236

Third Party Beneficiary

10.2 Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement other than after the Effective Date as specifically provided in §5.9, and as conferred upon the Shareholders’ Representative as set out herein.

Time of Essence

10.3 Time will be of the essence in this Agreement.

Further Assurances

10.4 Each Party will, from time to time, and at all times hereafter, at the request of another Party, but without further consideration, do all such further acts and execute and deliver all such further documents and instruments as will be reasonably required in order to fully perform and carry out the terms and intent hereof.

Governing Law

10.5 This Agreement will be governed by, and be construed in accordance with, the laws of the Province of British Columbia and the federal laws of Canada applicable therein. Each Party hereby irrevocably attorns to the non-exclusive jurisdiction of the Courts of the Province of British Columbia in respect of all matters arising under or in relation to this Agreement.

Enurement and Assignment

10.6 This Agreement will enure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. This Agreement may not be assigned by a Party without the prior written consent of the other Parties.

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Execution in Counterparts

10.7 This Agreement may be executed in identical counterparts, each of which is and is hereby conclusively deemed to be an original and the counterparts collectively are to be conclusively deemed to be one instrument and receipt of a facsimile version of an executed signature page by a Party will constitute satisfactory evidence of execution of this Agreement by such Party.

IN WITNESS WHEREOF the Parties hereto have executed this Agreement as of the date first above written.

CTF TECHNOLOGIES INC.

Per:	/s/ Celso Luis Posca
Name: Celso Luis Posca
Title: President and CEO

FLEETCOR LUXEMBOURG HOLDINGS2 S.À.R.L.

Per:	/s/Eric Dey
Name: Eric Dey
Title: CFO

FLEETCOR TECHNOLOGIES, INC.

Per:	/s/Eric Dey
Name: Eric Dey
Title: CFO

SCHEDULE 1

PLAN OF ARRANGEMENT

IN THE MATTER OF AN ARRANGEMENT among CTF Technologies Inc. (“CTF”) and the holders from time to time of the issued and outstanding shares in the authorized share structure of CTF, pursuant to Part 9, Division 5 of the Business Corporations Act (British Columbia), as amended

ARTICLE 1

INTERPRETATION

1.1 In this Plan of Arrangement, unless the context otherwise requires, the following words and phrases will have the meanings hereinafter set out:

“Affiliate” has the meaning ascribed to it in the Securities Act;

“Aged Accounts Receivable” has the meaning ascribed to that term in the Arrangement Agreement;

“Aggregate Holdback Amount” means the aggregate of the Closing Adjustments Holdback and the Loss Adjustments Holdback;

“Arrangement” means the arrangement under Part 9, Division 5 of the BCBCA as described herein;

“Arrangement Agreement” means the agreement made as of the 27th day of April , 2012 among FleetCor, FleetCor Technologies, Inc. and CTF entered into for the purpose of effecting this Arrangement and any amendment or variation thereof;

“Arrangement Resolution” means the resolution approving the Arrangement Agreement and this Plan of Arrangement to be considered at the CTF Meeting;

“Barbados SubCo No. 1” means CTF International Inc. a corporation existing under the Laws of Barbados;

“Barbados SubCo No. 2” means CTF Holdings Inc., a corporation existing under the Laws of Barbados;

“Base Price” means one-hundred eighty million U.S. dollars (U.S.$180,000,000);

“BCBCA” means the Business Corporations Act (British Columbia) and the regulations made thereunder, in each case as now in effect and as may be amended or replaced from time to time prior to the Effective Date;

“Business Day” means a day that is not a Saturday, Sunday or other civic or statutory holiday, in the city of São Paulo, State of São Paulo, Brazil, British Columbia, Canada, or the State of Georgia, United States of America;

“Claim” means any demand, action, suit, proceeding, investigation or other complaint or proceeding, and any grievance, arbitration, assessment, reassessment, judgment, order or settlement or compromise relating thereto;

“Closing Adjustments Holdback” means the amount of five million U.S. dollars (U.S. $5,000,000);

“Closing Net Debt” has the meaning given to that term in the Arrangement Agreement;

“Court” means the Supreme Court of British Columbia;

“CTF” means CTF Technologies Inc., a company existing under the Laws of the Province of British Columbia;

“CTF Brasil” means CTF Technologies do Brasil Ltda., a corporation existing under the Laws of Brazil with a head office in São Paulo, Brazil;

“CTF Class A Shares” has the meaning ascribed to that term in §3.1(a)(i);

“CTF Class C Preferred Shares” has the meaning ascribed to that term in §3.1(a)(iii);

“CTF Disclosure Letter” has the meaning ascribed to that team in the Arrangement Agreement;

“CTF Entities” means CTF, CTF Brasil, CTF Pitstop, Barbados SubCo No. 1 and Barbados SubCo No. 2, and “CTF Entity” means any one of them as the context requires;

“CTF Meeting” means the special meeting of CTF Shareholders to be held to consider the Arrangement Resolution, including any adjournment or adjournments thereof;

“CTF Pitstop” means CTF Pitstop Serviços Ltda., a limited liability company existing under the Laws of Brazil with a head office in São Paulo, State of São Paulo, Brazil;

“CTF Shareholders” means the holders from time to time of any of the CTF Shares prior to the acquisition by FleetCor of the New CTF Shares pursuant to this Plan of Arrangement;

“CTF Shares” means all the issued and outstanding shares in the authorized share structure of CTF;

“Defending Party” has the meaning ascribed to that term in §4.6;

“Depositary” means CIBC Mellon Trust Company;

“Depositary Agreement” has the meaning ascribed to that term in the Arrangement Agreement;

“Direct Claim” means any Loss Adjustments that are not a Third Party Claim;

“Dissent Procedures” has the meaning ascribed to that term in §6.1;

“Dissent Right” has the meaning ascribed to that term in §6.1;

“Dissenting Shareholder” means a CTF Shareholder who has exercised a Dissent Right and who is ultimately entitled to be paid the fair value of the New CTF Shares held by such CTF Shareholder;

“Dissenting Shares” has the meaning ascribed to that term in §6.2;

“Distributable Newco Card Shares” means the shares of Newco Card that are to be distributed to the holders of CTF Class C Preferred Shares as provided in §3.1(d);

“Effective Date” means the last Business Day of the month in which the Final Order is obtained, or such other date as may be agreed to by CTF and FleetCor in writing;

“Effective Time” means 10:00 am Pacific time on the Effective Date or such other time as may be agreed to by CTF and FleetCor in writing;

“Encumbrance” means any encumbrance including any mortgage, pledge, hypothec, assignment, charge, lien, security interest, adverse right or claim, adverse interest in property, other third party interest or encumbrance of any kind whether contingent or absolute, and any agreement, option, right or privilege (whether by applicable Law, contract or otherwise) capable of becoming any of the foregoing;

“Estimated Net Debt” has the meaning ascribed to that term in the Arrangement Agreement;

“Estimated Purchase Price” has the meaning ascribed to that term in the Arrangement Agreement;

“Final Order” means the order of the Court approving the Arrangement, as such order may be amended by the Court with the consent of CTF and FleetCor, acting reasonably, at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended, with the consent of CTF and FleetCor, acting reasonably, on appeal;

“FleetCor” means FleetCor Luxembourg Holding2 S.à.r.l., a corporation under the Laws of Luxembourg;

“FTC Card” means FTC Cards Processamento e Serviços de Fidelizaçâo Ltda., a limited liability company existing under the Laws of Brazil with a head office in São Paulo, State of São Paulo, Brazil;

“Governmental Entity” has the meaning ascribed to that term in the Arrangement Agreement;

“Guarantor” means FleetCor Technologies, Inc., a corporation existing under the Laws of the State of Delaware;

“Holdback Reduced Estimated Purchase Price” means the amount obtained by subtracting the Aggregate Holdback Amount from the Estimated Purchase Price;

“Interim Order” has the meaning ascribed to that term in the Arrangement Agreement;

“Laws” has the meaning ascribed to that term in the Arrangement Agreement;

“Loss” has the meaning ascribed to that term in the Arrangement Agreement;

“Loss Adjustments” has the meaning ascribed to that term in the Arrangement Agreement;

“Loss Adjustments Holdback” means the amount of twenty-seven million U.S. dollars (U.S. $27,000,000);

“Loss Adjustments Release Dates” means the date that is 30 calendar days after:

(i)	the first (1st) anniversary of the Effective Date;

(ii)	the second (2nd) anniversary of the Effective Date;

(iii)	the third (3rd) anniversary of the Effective Date;

(iv)	the fourth (4th) anniversary of the Effective Date; and

(v)	the fifth (5th) anniversary of the Effective Date;

and “Loss Adjustment Release Date” means any one of them as the context requires;

“Loss Adjustments Representations and Warranties” has the meaning ascribed to that term in §4.1;

“Net Debt” has the meaning ascribed to that term in the Arrangement Agreement;

“New CTF Shares” has the meaning ascribed to that term in §3.1(a)(ii);

“Newco Card” means 0934977 B.C. Ltd., a corporation existing under the laws of the Province of British Columbia;

“Newco Card Funding Amount” means U.S. $500,000;

“Per Share Purchase Price” means the amount of the Purchase Price divided by the total number of New CTF Shares;

“Permit” has the meaning ascribed to that term in the Arrangement Agreement;

“Person” has the meaning ascribed to that term in the Arrangement Agreement;

“Plan of Arrangement” means this plan of arrangement as amended or supplemented from time to time;

“Post Closing Adjustments Purchase Price” means the Base Price minus the Closing Net Debt (with the conversion into United States dollars of any amounts that are not in United States dollars done using the applicable Exchange Rate on the Effective Date);

“Proportionate Share” means, in the case of any CTF Shareholder, the percentage obtained by dividing (A) the number of CTF Shares registered in the name of the CTF Shareholder on the register maintained by or on behalf of CTF in respect of the CTF Shares on the Effective Date immediately prior to the implementation of the Arrangement, by (B) the total number of CTF Shares issued and outstanding as reflected on the register maintained by or on behalf of CTF in respect of the CTF Shares on the Effective Date immediately prior to the implementation of the Arrangement;

“Purchase Price” has the meaning ascribed to that term in the Arrangement Agreement;

“Purchase Price Increase Amount” has the meaning ascribed to that term in the Arrangement Agreement;

“Purchase Price Reduction Amount” has the meaning ascribed to that term in the Arrangement Agreement;

“Registered Shareholder” means a Person who is shown as a holder of CTF Shares on the register maintained by or on behalf of CTF in respect of the CTF Shares on the Effective Date immediately prior to the implementation of the Arrangement;

“Representatives” has the meaning ascribed to that term in the Arrangement Agreement;

“Roll-Down Reorganization” means the transactions as set out in Schedule 6 to the Arrangement Agreement;

“Securities Act” means the Securities Act (British Columbia), as amended;

“Securities Regulators” means the British Columbia Securities Commission and the Alberta Securities Commission;

“Shareholders’ Representative” means a Person designated by CTF in writing to FleetCor, who need not be a CTF Shareholder, and who may be replaced from time to time by the CTF Shareholders in writing to FleetCor after the Effective Date by a majority vote passed at a meeting of the CTF Shareholders in accordance with the rules governing such meetings as set out in the BCBCA;

“Special Bonuses” has the meaning ascribed to that term in the Arrangement Agreement;

“Tax Act” means the Income Tax Act (Canada), as amended;

“Tax Liabilities” has the meaning ascribed to that term in the Arrangement Agreement;

“Taxes” has the meaning ascribed to that term in the Arrangement Agreement;

“Third Party Claim” means any Claim asserted by any Person other than FleetCor, any CTF Entity or any of their respective Representatives;

“Third Party Claim Notice” has the meaning ascribed to that term in §4.3;

“Transaction” means, collectively, the transactions contemplated in the Arrangement Agreement and this Plan of Arrangement, as such may be amended from time to time;

“Transaction Costs” has the meaning given to that term in the Arrangement Agreement;

“Transition Services Agreement” has the meaning ascribed to that term in the Arrangement Agreement;

“Transition Services Expense Payment” means the US dollar equivalent (using the Exchange Rate) of the amount of the Additional Transition Services Payment (as defined in the Transition Services Agreement), if any, payable to CTF Brasil by FTC Card pursuant to the Transition Services Agreement;

“Transition Services Funding Amount” means the US dollar equivalent (using the Exchange Rate) of the R$5 million payment to CTF Brasil by FTC Card pursuant to the Transition Services Agreement; and

“Transmittal Letter” has the meaning ascribed to that term in §5.5.

1.2 In this Plan of Arrangement, unless otherwise expressly stated or the context otherwise requires:

(a) the division of this Plan of Arrangement into Articles and Sections and the further division thereof and the insertion of headings and a table of contents are for convenience of reference only and will not affect the construction or interpretation of this Plan of Arrangement. Unless otherwise indicated, any reference in this Plan of Arrangement to an Article, Section or the symbol §, or Schedule refers to the specified Article or Section of or Schedule to this Plan of Arrangement;

(b) the terms “hereof”, “herein”, “hereunder” and similar expressions refer to this Plan of Arrangement and not to any particular section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto;

(c) words importing the singular number only will include the plural and vice versa, words importing the use of any gender will include all genders;

(d) if any date on which any action is required to be taken hereunder by any Person is not a Business Day, such action will be required to be taken on the next succeeding day which is a Business Day;

(e) the word “including” means “including, without limiting the generality of the foregoing”;

(f) a reference to a statute is to that statute as now enacted or as the statute may from time to time be amended, re-enacted or replaced and includes any regulation, rule or policy made thereunder;

(g) all references to cash or currency in this Agreement are to United States of America dollars unless otherwise indicated; and

(h) any terms appearing in this Plan of Arrangement that are defined in the Arrangement Agreement but are not defined in this Plan of Arrangement have the meanings given to those terms in the Arrangement Agreement under the context clearly requires otherwise.

ARTICLE 2

ARRANGEMENT AGREEMENT

2.1 This Arrangement is made pursuant to and subject to the provisions of the Arrangement Agreement.

2.2 This Plan of Arrangement will become effective as at the Effective Time and will be binding without any further authorization, act or formality on the part of the Court, on FleetCor, CTF and the CTF Shareholders, from and after the Effective Time.

ARTICLE 3

ARRANGEMENT

3.1 At the Effective Time, subject to the provisions of Article 6 hereof, the following will occur and will be deemed to occur in the following order without any further act or formality:

(a) the authorized share structure of CTF shall be reorganized by:

(i) altering the identifying name of the existing CTF Shares to Class A Common shares without par value (the “CTF Class A Shares”);

(ii) creating a class of shares consisting of an unlimited number of common shares without par value in the authorized share structure of CTF (the “New CTF Shares”);

(iii) creating a class of shares consisting of an unlimited number of Class C Preferred shares without par value in the authorized share structure of CTF having the rights and restrictions described in Appendix I hereto (the “CTF Class C Preferred Shares”);

(b) each issued and outstanding CTF Class A Share shall be exchanged for one New CTF Share and one CTF Class C Preferred Share and the holders of the CTF Class A

Shares shall be removed from the central securities register of CTF and shall be added to the central securities register of CTF as the holders of the number of New CTF Shares and CTF Class C Preferred Shares that they receive on the exchange;

(c) all of the issued and outstanding CTF Class A Shares so exchanged shall be cancelled and returned to the authorized but unissued share structure of CTF, with the appropriate entries being made in the central securities register of CTF, and the aggregate paid-up capital (as that term is used for purposes of the Tax Act) of the CTF Class A Shares immediately prior to the Effective Date shall be allocated between the New CTF Shares and the CTF Class C Preferred Shares so that the aggregate paid-up capital of the CTF Class C Preferred Shares is, as far as possible, equal to the aggregate fair market value of the Distributable Newco Card Shares as of the Effective Date, and each CTF Class C Preferred Share so issued shall be issued by CTF at an issue price equal to such aggregate fair market value divided by the number of issued CTF Class C Preferred Shares, such aggregate fair market value of the Distributable Newco Card Shares to be set and confirmed by the CTF Board within a month of the Effective Date;

(d) CTF shall redeem the issued and outstanding CTF Class C Preferred Shares for consideration consisting solely of Distributable Newco Card Shares, such that each holder of CTF Class C Preferred Shares will receive that number of Distributable Newco Card Shares that is equal to the number of CTF Class C Preferred Shares held by such holder;

(e) the name of each holder of CTF Class C Preferred Shares shall be removed as such from the central securities register of CTF, and all of the issued CTF Class C Preferred Shares shall be cancelled and returned to the authorized but unissued share structure of CTF, with the appropriate entries being made in the central securities register of CTF;

(f) the Distributable Newco Card Shares transferred to the holders of the CTF Class C Preferred Shares pursuant to §3.1(d) shall be registered in the names of the former holders of CTF Class C Preferred Shares and appropriate entries shall be made in the central securities register of Newco Card;

(g) the CTF Class A Shares and the CTF Class C Preferred Shares, none of which will be allotted or issued once the steps referred to in §3.1(b) and §3.1(d) are completed, shall be cancelled and the authorized share structure of CTF shall be changed by eliminating the CTF Class A Shares and the CTF Class C Preferred Shares therefrom;

(h) the notice of articles and articles of CTF shall be amended to reflect the changes to its authorized share structure made pursuant to this Plan of Arrangement;

(i) each of the issued and outstanding New CTF Shares, other than Dissenting Shares held by Dissenting Shareholders will be deemed to be acquired by FleetCor, free and clear of any Encumbrances, in exchange for the Per Share Purchase Price and each CTF Shareholder, other than a Dissenting Shareholder, will:

(i) be deemed to have transferred such New CTF Shares held by the CTF Shareholder to FleetCor, and the Per Share Purchase Price to be paid by the FleetCor to the CTF Shareholder will be deemed to be paid in exchange therefor;

(ii) cease to be a holder of such New CTF Shares and the name of the CTF Shareholder will be removed from the central securities register of CTF as of the Effective Date;

(iii) be deemed to have transferred its Proportionate Share of the Newco Card Funding Amount to Newco Card as a contribution to capital, and be deemed to have directed FleetCor and the Depositary to pay such amount to Newco Card on behalf of the Registered Shareholder in accordance with §3.2(c)(i);

(iv) be deemed to have transferred its Proportionate Share of any amount of the Transition Services Expense Funding Payment and Transition Services Expense Payment that is paid to Newco Card in accordance with §3.2(c)(iv)(A) to Newco Card, and be deemed to have directed FleetCor and the Depositary to pay such amounts to Newco Card on behalf of the Registered Shareholder in accordance with §3.2(c)(iv)(A); and

(v) be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to implement and carry out the Arrangement;

(j) the Per Share Purchase Price owing to a former holder of New CTF Shares will be rounded down to the next whole cent; and

(k) FleetCor will be and will be deemed to be the transferee of all New CTF Shares, other than Dissenting Shares, free and clear of any Encumbrances, and will be entered in the central securities register of CTF as the holder of such New CTF Shares as of the Effective Date.

3.2	(a) Subject to receipt of the Final Order, by the Effective Date FleetCor shall deposit with the Depositary pursuant to §2.7 of the Arrangement Agreement by wire transfer or other means of immediately available funds an amount equal to the Estimated Purchase Price to be held in trust by the Depositary as follows:

(i) the Aggregate Holdback Amount shall be held in trust for the benefit of FleetCor until the Effective Date, at which time it will be held in trust by the Depositary until such time as:

(A) the Closing Net Debt is finally determined pursuant to the Arrangement Agreement and the Closing Adjustments Holdback is released from trust and distributed in accordance with the provisions of §3.2(c); and

(B) the Loss Adjustments Holdback is released from trust and distributed in accordance with the provisions Article 4, upon which the Purchase Price will have been finally determined; and

(ii) the Holdback Reduced Estimated Purchase Price shall be held in trust for the benefit of FleetCor until the Effective Date, at which time it will be held by the Depositary in trust for the benefit of the Registered Shareholders (other than Dissenting Shareholders) for distribution as soon as practicable following the Effective Time by the Depositary to Registered Shareholders (other than the Dissenting Shareholders) subject to, and in accordance with the provisions of §3.2(c).

(b) As soon as practicable, and in any event within five (5) Business Days after the Closing Net Debt is finally determined pursuant to the Arrangement Agreement, FleetCor shall deliver to the Depositary, in trust for the benefit of Registered Shareholders, by certified cheque, bank draft, wire transfer or other means of immediately available funds, the amount of any Purchase Price Increase Amount for distribution, together with the Closing Adjustments Holdback (less any fees and expenses paid or to be paid from the Closing Adjustments Holdback as provided in §2.7(h) of the Arrangement Agreement), by the Depositary to Registered Shareholders subject to, and in accordance with the provisions of, §3.2(c). If there is no Purchase Price Increase Amount, the Depositary shall distribute any amount of the Closing Adjustments Holdback (after deducting any fees and expenses paid or to be paid from the Closing Adjustments Holdback as provided in §2.7(h) of the Arrangement Agreement) released from trust to Registered Shareholders (other than Dissenting Shareholders) subject to, and in accordance with the provisions of, §3.2(c).

(c) Upon surrender by a Registered Shareholder to the Depositary of a duly completed and executed Transmittal Letter and such additional documents and instruments as the Depositary may reasonably require (including, where applicable, surrender for cancellation of any certificate which immediately prior to the Effective Time represented outstanding CTF Shares) the Registered Shareholder surrendering such duly completed and executed Transmittal Letter shall be entitled to receive, and the Depositary shall deliver to such Registered Shareholder, the Per Share Purchase Price which such Registered Shareholder has the right to receive under this Plan of Arrangement for each New CTF Share registered in the name of such Registered Shareholder immediately prior to the Effective Time on the register maintained by or on behalf of CTF, less any amounts withheld pursuant to §3.4. Delivery by the Depositary of the aggregate Per Share Purchase Price to which a Registered Shareholder is entitled pursuant to this Plan of Arrangement shall be, and shall for all purposes be deemed to be, satisfied by delivery by the Depositary:

(i) to Newco Card, the Newco Card Funding Amount;

(ii) following receipt by the Depositary of all documents and instruments required to be delivered to the Depositary by such Registered Shareholder pursuant to this §3.2(c) to each Registered Shareholder, that Registered Shareholder’s Proportionate Share of the difference between the Holdback Reduced Estimated Purchase Price minus the Newco Card Funding Amount;

(iii) to each Registered Shareholder, as soon as practicable after the Closing Net Debt becomes final and binding (in accordance with the procedures set out in §2.7 of the Arrangement Agreement), that Registered Shareholder’s Proportionate Share of:

(A) any Purchase Price Increase Amount; and

(B) any amount of the Closing Adjustments Holdback (after deducting CTF’s share of any fees and expenses if any independent audit firm paid or to be paid from the Closing Adjustments Holdback as provided in §2.7(h) of the Arrangement Agreement) released from trust to Registered Shareholders in accordance with the terms and conditions of the Depositary Agreement;

(iv) on the first Loss Adjustment Release Date:

(A) to Newco Card, the amount of the Transition Services Expense Payment and the Transition Services Funding Amount (which Newco Card will then contribute to FTC Card for FTC Card to pay the Transition Services Expense Payment and the Transition Services Funding Amount to CTF Brasil), provided the amount of the Loss Adjustments Holdback to be released to the Registered Shareholders on the first Loss Adjustments Release Date after the deductions referred to in §3.2(c)(v)(A)-§3.2(c)(v)(D) below equals or exceeds the Transition Services Expense Payment and the Transition Services Funding Amount (and if the amount of the Loss Adjustments Holdback to be released to the Registered Shareholders on the first Loss Adjustments Release Date after the deductions referred to in §3.2(c)(v)(A)-§3.2(c)(v)(D) below is less than the Transition Services Expense Payment and the Transition Services Funding Amount, the portion of the Transition Services Expense Payment and the Transition Services Funding Amount that is equal to the amount of the Loss Adjustments Holdback to be released to the Registered Shareholders on the first Loss Adjustments Release Date after the deductions referred to in §3.2(c)(v)(A)-§3.2(c)(v)(D) below will be released by the Depositary to Newco Card); and

(B) to the Registered Shareholders, the amount of the interest earned on the amount released by the Depositary to Newco Card pursuant to §3.2(c)(iv)(A) above;

(v) to each Registered Shareholder, on each Loss Adjustments Release Date, that Registered Shareholder’s Proportionate Share of the Loss Adjustments Holdback to be released to Registered Shareholders on such date in accordance with the release schedule set out in §3.2(c)(vi) below minus, in the case of the first Loss Adjustments Release Date, any amount released to Newco Card pursuant to §3.2(c)(iv)(A) (including any interest earned during such period on that portion of the Registered Shareholder’s Proportionate Share of the Loss Adjustments Holdback that is to be released to Registered Shareholders, net of any payments and withholdings as set out in §3.2(c)(v)(A) - §3.2(c)(v)(D) below), less amounts for,

(A) settled Loss Adjustments (which will be paid to FleetCor from the Loss Adjustment Holdback with any interest earned on the amounts that are paid to FleetCor),

(B) unsettled Loss Adjustments (which amounts will be retained with the balance of the Loss Adjustment Holdback until the Loss Adjustments are settled),

(C) reasonable costs and expenses incurred by the Shareholder’s Representative in participating in or assuming the defence of a Third Party Claim pursuant to §4.4 or in disputing a Direct Claim pursuant to §4.5 provided that if any such costs and expenses are recovered by the Shareholders’ Representative pursuant to any award of costs in any litigation regarding the Third Party Claim or Direct Claim, the amount of such recovered costs or expenses shall be delivered to the Depositary, in trust for the benefit of Registered Shareholders and shall be used or delivered as the other Loss Adjustments Holdback amounts then remaining on deposit with the Depositary; and

(D) any amount by which the Purchase Price Reduction Amount exceeds the Closing Adjustments Holdback (after deducting CTF’s share of any fees and expenses of any independent audit firm to be paid from the Closing Adjustments Holdback as provided in §2.7(h) of the Arrangement Agreement);

provided that, at least 30 calendar days (and no more than 45 calendar days) before each Loss Adjustments Release Date, FleetCor has delivered a statement to the Shareholders’ Representative detailing all amounts that (i) were paid from the Loss Adjustments Holdback during the year prior to the anniversary of the Effective Date immediately preceding the Loss Adjustments Release Date, (ii) will be withheld for payment of settled Loss Adjustments, if any, and (iii) are being withheld for unsettled Loss Adjustments (a copy of which statement will be mailed by the Depositary to the Registered Shareholders when the Registered Shareholder’s Proportionate Share of the Loss Adjustments Holdback that is released to Registered Shareholders is released to the Registered Shareholders), and the Shareholders’ Representative will have 10 Business Days following receipt of such statement from FleetCor to dispute any amounts being withheld for unsettled Loss Adjustments if the Shareholders’ Representative believes, acting reasonably, that such amounts have been miscalculated or that the chance of success of the Claim is remote.

If, following such notice of dispute, FleetCor provides the Shareholders’ Representative within 30 Business Days with an opinion of legal counsel from one of (i) Pinheiro Neto Advogados, (ii) Mattos Filho, Veiga Filho, Marrey Jr e Quiroga Advogados, (iii) Trench, Rossi e Watanabe Advogados or (iv) Pinheiro Guimaraes (or, if none of those firms are able to represent FleetCor due to a conflict of interest, any other reputable large corporate law firm in Brazil) that the Loss Adjustment has been calculated correctly, or that the Loss Adjustment is probable or possible (and not, in fact, remote), as the case may be, FleetCor may proceed to withhold such amount from the Loss Adjustment Holdback. If any unsettled Loss Adjustments are settled after a Loss Adjustments Release Date on which the amount of the unsettled Loss Adjustments would, in the absence of the unsettled Loss Adjustments, have been released from the Loss Adjustments Holdback, or if the chance of success of the Claim becomes remote (as confirmed, if so requested by Fleetcor, by opinion of legal counsel, as set forth above), the amount by which the unsettled Loss Adjustments that was asserted by FleetCor exceeds the actual amount of the settled Loss Adjustments (if any) will be released from the Loss Adjustments Holdback to each Registered Shareholder in the Registered Shareholders Proportionate Share: (i) on the date that is six months after the previous Loss Adjustments Release Date if the Loss Adjustments is settled prior to the date that is three, six or nine months after the previous Loss Adjustments Release Date, or (ii) on the next Loss Adjustments Release Date if the Loss Adjustments is settled on or after the date that is six months after the previous Loss Adjustments Release Date;

(vi) the percentage of the Loss Adjustments Holdback, net of any payments and withholding as set out in §3.2(c)(v)(A) - (D) above, will be released by the Depositary as follows:

(A) sixty percent (60%) will be released on the first Loss Adjustments Release Date (and the amounts of any collected Aged Accounts Receivable collected by a CTF Entity before the first (1st) anniversary of the Effective Date that become payable to the Registered Shareholders pursuant to the Arrangement Agreement will also be distributed to the Registered Shareholders at that time, and each Registered Shareholder will receive the Registered Shareholder’s Proportionate Share of any amount of the Aged Accounts Receivable that is distributed to the Registered Shareholders);

(B) ten percent (10%) will be released on the second Loss Adjustments Release Date;

(C) ten percent (10%) will be released on the third Loss Adjustments Release Date;

(D) ten percent (10%) will be released on the fourth Loss Adjustments Release Date; and

(E) ten percent (10%) (plus the remaining balance, if any) will be released on the fifth Loss Adjustments Release Date;

all subject to and in accordance with the terms and conditions of the Depositary Agreement.

Any payment made by way of cheque by the Depositary pursuant to this Plan of Arrangement that has not been deposited or has been returned to the Depositary or that otherwise remains unclaimed by the fourth (4th) year after the date the payment was delivered by the Depositary or held by the Depositary as unclaimed, and any right or claim to payment relating thereto, shall cease to represent a right or claim of any kind or nature and the right of the Registered Shareholder to receive the payment shall terminate and be deemed to be surrendered and forfeited to the other Registered Shareholders (other than the Dissenting Shareholders), all such amounts will be held by the Depositary (segregated from and not forming part of the Loss Adjustments Holdback) and then distributed to the other the Registered Shareholders in their Proportionate Share within 30 days after the fourth (4th) year after the date the payment was initially delivered by the Depositary, with their Proportionate Share calculated by excluding the CTF Shares registered in the names of the Registered Shareholders that did not by that date, claim any such amount.

3.3 Until surrendered as contemplated by §3.2, any certificate that immediately prior to the Effective Time represented CTF Shares shall be deemed after the Effective Time to represent only the right to receive upon such surrender a Distributable Newco Card Share and the Per Share Purchase Price in respect of each CTF Share represented by such certificate as contemplated in §3.1 and §3.6 less any amounts withheld pursuant to §3.7 or paid to Newco Card in accordance with this Plan of Arrangement. Any such certificate formerly representing CTF Shares not duly surrendered on or before the date that is four (4) years after the Effective Date shall cease to represent a claim by or interest of any former holder of CTF Shares of any kind or nature against or in CTF or FleetCor, or the Depositary, shall be deemed to have been surrendered to CTF and shall be cancelled.

3.4 No holder of CTF Shares shall be entitled to receive any consideration with respect to such CTF Shares other than the Distributable Newco Card Shares and the cash payment to which such holder is entitled in accordance with §3.1 and §3.2 (or, in the case of Dissenting Shareholders, in accordance with §6.2) and, for greater certainty, no such holder shall be entitled to receive any interest, dividends, premium or other payment in connection therewith, other than any dividends declared but unpaid as at the Effective Time.

3.5 Notwithstanding that the transactions or events set out in §3.1 or §3.2 may occur or be deemed to occur in the order therein set out without any further act or formality, each of CTF and FleetCor agree to make, do and execute or cause and procure to be made, done and executed all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may be required by it in order to further document or evidence any of the transactions or events set out in §3.1 and §3.2 including, without limitation, any resolution of directors authorizing the issue, transfer or purchase for cancellation of shares, any share transfer powers evidencing the transfer of shares, any receipt therefor and any necessary additions to or deletions from central securities registers.

Withholding Rights

3.6	(a) FleetCor, CTF and the Depositary shall be entitled to deduct and withhold from any consideration otherwise payable to any CTF Shareholder pursuant to the Arrangement Agreement and this Plan of Arrangement, or on the payment to Dissenting Shareholders of the fair value of their CTF Shares, such amounts as FleetCor, CTF or the Depositary are required to deduct or withhold with respect to such consideration under the Tax Act or any other applicable Law.

(b) To the extent that any amount is withheld in accordance with the foregoing paragraphs, such withheld amount may be converted into Canadian dollars and shall be remitted to the appropriate Governmental Entity within the time period prescribed under the Tax Act or other applicable Laws by the Person undertaking the withholding and shall be treated for all purposes hereof as having been paid to the CTF Shareholder on account of the applicable amount in respect of which such withholding was made.

3.7 All New CTF Shares, CTF Class C Preferred Shares and Distributable Newco Card Shares issued pursuant to this Plan of Arrangement, whether pursuant to any exchange or redemption contemplated in this Plan of Arrangement or otherwise, shall be deemed to be validly issued and outstanding at all relevant times as fully-paid and non-assessable shares for all purposes of the BCBCA.

ARTICLE 4

LOSS ADJUSTMENTS PROCEDURE

Loss Adjustments Representations and Warranties

4.1 The representations and warranties made by CTF in Schedule 2 of the Arrangement Agreement, as subject to and qualified by the disclosures made in the CTF Disclosure Letter but excluding any materiality or knowledge qualifier in or to those representations and warranties, including any terms defined in the Arrangement Agreement that are used in those representations and warranties, are hereby incorporated into and form an integral part of this Plan of Arrangement and are restated with effect as of and from the time of completion of the Transaction on the Effective Date (the “Loss Adjustments Representations and Warranties”) and notwithstanding that the representations and warranties made by CTF in Schedule 2 of the Arrangement Agreement terminate at the time of completion of the Transaction on the Effective Date, from and after the Effective Date the Loss Adjustments Representations and Warranties survive and continue in this Plan of Arrangement after the time of completion of the Transaction on the Effective Date for the limitation period set forth in §4.7 and will form the basis for determining any Loss Adjustments that are deducted from the Loss Adjustments Holdback and the Post Closing Adjustments Purchase Price to determine the final Purchase Price.

Loss Adjustments to the Purchase Price

4.2 If from and after the Effective Date and continuing for the applicable limitation period set forth in §4.7, FleetCor, any of the CTF Entities, or any of their respective

Representatives suffer or incur any Losses that are, arise out of, are attributable to or otherwise relate to any Loss Adjustments, then subject to the other provisions of this Article 4 those Loss Adjustments may be deducted from the Loss Adjustments Holdback and the Post Closing Adjustments Purchase Price to determine the Final Purchase Price.

Notice of Third Party Claims

4.3 If at any time and from time to time prior to the applicable limitation period set forth in §4.7 FleetCor receives notice of the commencement or assertion of any Third Party Claim or becomes aware of an existing Third Party Claim that is, arises out of, is attributable to or otherwise relates to a Loss Adjustment, FleetCor shall, prior to the applicable limitation period set forth in §4.7, give the Shareholders’ Representative prompt notice thereof (“Third Party Claim Notice”) but in any event no less than 1/3 of the applicable statutory response period (provided in the case of any existing Third Party Claim that was served on any CTF Entity prior to the Effective Date at least 1/3 of the applicable statutory response period remains by the time FleetCor becomes aware of the Third Party Claim, and otherwise such shorter period as may remain in the applicable statutory response period). The Third Party Claim Notice shall describe the Third Party Claim in reasonable detail and shall indicate, if reasonably practicable, the estimated amount of the Loss Adjustment and contain all reasonably available information relating to the underlying matter of the Third Party Claim. The omission to so notify the Shareholders’ Representative within the time periods above shall not preclude the deduction of the amount of the Third Party Claim from the Loss Adjustments Holdback and the Post-Closing Adjustments Purchase Price as a Loss Adjustment unless (and only to the extent) the omission to notify prejudices the ability of the Shareholders’ Representative to exercise the right to defend as provided in this Article 4 or adversely affects the defence of the Third Party Claim. However, in such instance, and without prejudice to the foregoing sentence, FleetCor will, immediately upon becoming aware of not having delivered the Third Party Claim Notice, promptly deliver the Third Party Claim Notice to the Shareholders’ Representative.

Defence or Resolution of Third Party Claims

4.4 Upon receipt of a Third Party Claim Notice:

(a) The Shareholders’ Representative may elect to assume the defence of the Third Party Claim by giving prompt written notice to FleetCor informing FleetCor as to whether or not the Shareholders’ Representative will assume the defense of the Third Party Claim but in any event within 1/3 of the applicable statutory response period (provided in the case of any existing Third Party Claim that was served on any CTF Entity prior to the Effective Date at least 1/3 of the applicable statutory response period remains by the time the Third Party Claim Notice has been delivered to the Shareholders’ Representative, and otherwise such shorter period as may remain in the applicable statutory response period). If electing to assume the defense of a Third Party Claim, the Shareholders’ Representative may compromise, settle or otherwise resolve such Third Party Claim as it reasonably deems appropriate provided the compromise, settlement or other resolution consists solely of a monetary settlement and includes a full release from the Third Party in favour of the applicable CTF Entity or CTF Entities, as the case may be, or is otherwise acceptable to FleetCor. The Shareholders’ Representative shall be entitled to require payment to be made from the Loss Adjustment Holdback or otherwise to recover from the Loss Adjustments Holdback, subject to the limit provided in §4.10, the costs and expenses incurred with or for the compromise, settlement or other resolution of the Third Party Claim, including all reasonable costs and expenses incurred as a result of assuming the defence (including the costs related to the retention of any third party advisors, and any court costs and bonds), and may from time to time submit requests to FleetCor to the effect that such amounts so incurred be promptly paid out of the Loss Adjustment Holdback or (if advanced by the Shareholders’ Representative) reimbursed to it from the Loss Adjustments Holdback, such requests not to be unreasonably denied, conditioned or delayed by FleetCor. Any Loss ultimately arising out of the Third Party Claim that is suffered or incurred by FleetCor, any of the CTF Entities, or any of their respective Representatives will be deducted from the Loss Adjustments Holdback as a Loss Adjustment.

(b) FleetCor shall co-operate and shall cause the CTF Entities and their respective Representatives to co-operate in good faith in the defence of each Third Party Claim, regardless of whether the defence has been assumed by the Shareholders’ Representative or FleetCor, including by granting or causing to be granted to counsel selected by the Shareholders’ Representative any required power of attorney and complying with the provisions of section §4.6.

(c) If the Shareholders’ Representative, having been given a Third Party Claim Notice as described in §4.4(a), does not assume the defence of the Third Party Claim, FleetCor may, at its option, and subject to §4.4(e) below, elect to assume or to cause the relevant CTF Entity to assume the defence of the Third Party Claim assisted by counsel of its own choosing and all reasonable costs and expenses paid or incurred in connection therewith (including any court costs and bonds) and any Loss ultimately arising out of the Third Party Claim that is suffered or incurred by FleetCor, any of the CTF Entities, or any of their respective Representatives will be deducted from the Loss Adjustments Holdback as a Loss Adjustment.

(d) The Shareholders’ Representative or FleetCor (directly or through any CTF Entity), as the case may be, may participate in the defence by the other of any Third Party Claim assisted by counsel of its own choice at its own expense.

(e) FleetCor will not enter and will not permit that any CTF Entity to enter into any compromise, settlement or other resolution of any Third Party Claim without obtaining the prior written consent of the Shareholders’ Representative, such consent not to be unreasonably withheld, conditioned or delayed. If the Shareholders’ Representative wishes that FleetCor or any CTF Entity settle a Third Party Claim whose defence is conducted by FleetCor or any CTF Entity in an amount acceptable to the third party claimant (provided that the settlement consists solely of a monetary settlement and includes a full release in favour of the applicable CTF Entity), but FleetCor does not wish to settle the Third Party Claim, only an amount up to the lesser of the amount for which the Shareholders’ Representative would have settled the Third Party Claim and the amount that any CTF Entity or FleetCor is ultimately required to pay to the third party in connection with the Third Party Claim will be deducted from the Loss Adjustments Holdback as a Loss Adjustment.

(f) If the Third Party Claim involves a Claim by a Canadian Governmental Entity requiring the payment of any Taxes and the failure to make the payment or any portion thereof by a particular time would entitle the Canadian Governmental Entity to levy penalties and interest if the amount of the Taxes is not paid and FleetCor gives notice thereof to the Shareholders’ Representative, the amount that is required to eliminate the potential penalties and interest may at FleetCor’s request be deducted from the Loss Adjustments Holdback as a Loss Adjustment and remitted to the Canadian Governmental Entity, but if the Third Party Claim by that Canadian Governmental Entity is ultimately not successful and the amount that was deducted from the Loss Adjustments Holdback as a Loss Adjustment and remitted to the Canadian Governmental Entity is returned by the Canadian Governmental Entity, upon receipt of that amount it will be returned to the Loss Adjustments Holdback.

(g) The provisions hereof shall apply in respect of labour Claims against any of the CTF Entities relating to the period prior to the Effective Date, which the Shareholder Representative’s shall continue to defend, or which it may otherwise resolve (subject to the other provisions of this §4.4), as it deems appropriate, following the Effective Date. If by the last Loss Adjustments Release Date any of the labour Claims against any of the CTF Entities relating to the period prior to the Effective Date are successful, any deposits paid into court prior to the Effective Date to allow the CTF Entity to defend the labour Claim that were not deducted as an asset in calculating the Net Debt will be applied toward the Claim before using any of the Loss Adjustments Holdback to pay the Claim. If by the last Loss Adjustments Release Date any of the labour Claims against any of the CTF Entities relating to the period prior to the Effective Date are not successful, any deposits paid into court prior to the Effective Date to allow the CTF Entity to defend the labour Claim that are returned to the CTF Entity and were not deducted as an asset in calculating the Net Debt will be paid to and held by the Depositary (segregated from and not forming part of the Loss Adjustments Holdback) and distributed to the Registered Shareholders with the next distribution of any of the Loss Adjustments Holdback to the Registered Shareholders (or, if no further amount of the Loss Adjustments Holdback remains to be distributed to the Registered Shareholders, within thirty days of the receipt of the refunded deposit), and each Registered Shareholder will receive the Registered Shareholder’s Proportionate Share of any such refunded deposit that is distributed to the Registered Shareholders.

Direct Claims

4.5 At any time and from time to time prior to the applicable limitation period set forth in §4.7, FleetCor may assert a Direct Claim by providing written notice to the Shareholders’ Representative within a reasonable time after FleetCor incurs the Loss or becomes aware of the fact or event that resulted in the Loss to be claimed with the Direct Claim. The Shareholders’ Representative will then have a period of 15 Business Days within which to give notice to FleetCor that the Shareholders’ Representative intends to dispute the Direct Claim. If the Shareholders’ Representative disputes the Direct Claim, the Shareholders’ Representative shall be entitled to recover from the Loss Adjustment Holdback, subject to the limit provided in §4.10, all reasonable costs and expenses incurred while disputing the Direct Claim (including the costs related to the retention of any third party advisors, and any court costs or bonds), and may from time to time submit invoices to FleetCor requesting that such incurred amounts be reimbursed from the Loss Adjustments Holdback prior to the conclusion of such defence, such requests not to be unreasonably denied, conditioned or delayed by FleetCor. Any Loss ultimately arising out of the Direct Claim that is suffered or incurred by FleetCor, any of the CTF Entities, or any of their respective Representatives (other than costs and expenses of defence if the Direct Claim is lost) will be deducted from the Loss Adjustments Holdback as a Loss Adjustment. If the Shareholders’ Representative does not give notice to FleetCor that the Shareholders’ Representative intends to dispute the Direct Claim within that 15 Business Day period, the Shareholders’ Representative shall be deemed to have accepted the Direct Claim and the amount of the Direct Claim will be deducted from the Loss Adjustment Holdback as a Loss Adjustment.

Assistance for Third Party Claims and Direct Claims

4.6 CTF shall, and shall cause CTF Brasil to, use all reasonable efforts to make available to whichever of FleetCor or the Shareholders’ Representative is undertaking and controlling the defence of any Third Party Claim or of a Direct Claim (the “Defending Party”),

(a) those employees and the employees of any CTF Entity whose assistance, testimony or presence is necessary to assist the Defending Party in evaluating and in defending any Third Party Claim or Direct Claim; and

(b) all documents, records and other materials in the possession or control of that CTF Entity reasonably required by the Defending Party for its use in defending any Third Party Claim or Direct Claim,

and shall otherwise co-operate with the Defending Party. All reasonable expenses associated with making those documents, records and materials available and for all reasonable expenses of any employees made available by any CTF Entity hereunder will be part of and included in any Loss Adjustments relating to or arising out of the Third Party Claim, which expenses shall not exceed the actual cost to the CTF Entity associated with those employees.

Limitations

4.7 No Loss Adjustments pursuant to a Claim may be made or asserted by FleetCor unless

(a) the provisions of this Article 4 have been duly observed,

(b) such Claim or the underlying matters relate to the period up to the Effective Date, and

(c) FleetCor has given notice of the Loss Adjustments to the Shareholders’ Representative by the end of the 1st anniversary of the Effective Date, except for

(i) any Claim which is based upon fraud or intentional misrepresentation by CTF under the Arrangement Agreement or any of the Loss Adjustments Representatives and Warranties,

(ii) any labour Claim against any of the CTF Entities, and

(iii) any Claim which is based upon or relates to a Tax Liability,

which may be made or brought by FleetCor at any time prior to the end of the fifth (5th) anniversary of the Effective Date.

4.8 The maximum amount of any Loss Adjustments that may be deducted from the Post Closing Adjustments Purchase Price to determine the Purchase Price is the amount of the Loss Adjustments Holdback (as the Loss Adjustments Holdback amount may be reduced pursuant to §3.2(c)(iv) as a result of any releases of the Loss Adjustments Holdback), and in no event will the total aggregate liability of the Registered Shareholders exceed the balance of the amount of the Loss Adjustments Holdback that remains in trust with the Depositary from time to time.

4.9 The following Losses will not represent Loss Adjustments and will not be deducted from the Loss Adjustments Holdback and the Post Closing Adjustments Purchase Price to determine the Purchase Price hereunder:

(a) Losses in respect of any matter of thing done or omitted to be done by or at the direction or with the consent of FleetCor or the Guarantor;

(b) Losses that arise as a result of any breach of any term of the Transaction Documents by FleetCor or the Guarantor, or the negligence or wilful misconduct of FleetCor or the Guarantor; and

(c) Losses in respect of breaches of or inaccuracies in more than one of the Loss Adjustments Representations and Warranties that relate to the same matter or thing where the Losses from one of the breaches of or inaccuracies in the Loss Adjustments Representations and Warranties has already been deducted once as a Loss Adjustment from the Loss Adjustment Holdback.

4.10 The maximum amount of any legal fees, third party advisor fees and disbursements (but not the amount of any court costs, any court deposits, any bonds and any attorneys’ fees that are required to be paid as part of any judgement entered) that may be recovered by the Shareholders’ Representative from the Loss Adjustments Holdback pursuant to §4.4(a) and §4.5 is limited to the following amount:

(a) prior to the first Loss Adjustments Release Date, the amount of U.S.$2,000,000; and

(b) after the first Loss Adjustments Release Date, the greater of: (i) seven percent (7%) of the Loss Adjustments Holdback that remains in trust with the Depositary at that time, or (ii) the amount of legal fees, third party advisors and disbursements that have at that time already been recovered by the Shareholders’ Representative from the Loss Adjustments Holdback pursuant to §4.4(a) and §4.5 (including any amount recovered by the Shareholders’ Representative prior to the First Loss Adjustments Release Date) if that amount exceeds seven percent (7%) of the Loss Adjustments Holdback that remains in trust with the Depositary at that time.

Reductions and Subrogation

4.11 If, in respect of the amount of the Losses incurred by FleetCor, there is at any time a reduction in the amount of the Losses, or other realization by virtue of:

(a) any net Tax benefit to FleetCor, any of the CTF Entities or any of their respective Representatives where the net Tax benefit arises in respect of such Losses, or

(b) subject to §4.12, any recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other Person,

then an equivalent amount (less any costs, expenses (including Taxes) or premiums incurred in connection therewith), together with interest thereon from the date of payment or realization thereof, shall promptly be paid by FleetCor to the Registered Shareholders (other than Dissenting Shareholders).

Duty to Mitigate

4.12 Nothing in this Article 4 shall in any way restrict or limit the general obligation at law of FleetCor to mitigate any Loss Adjustments that it may make or assert. If any Loss Adjustments can be recovered or reduced by any recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any third party, FleetCor shall take and cause each CTF Entity to take, all steps to enforce such claim, recovery, settlement or payment but FleetCor shall use commercially reasonable efforts to consult with the Shareholders’ Representative before taking steps to mitigate any Loss Adjustments and shall give commercially reasonable consideration to the Shareholders’ Representative’s views, provided that (i) FleetCor shall have the sole discretion to determine what steps it will take to mitigate any Loss Adjustment, and (ii) FleetCor’s rights under this Article 4 shall not be limited as a result of any failure to consult with the Shareholders’ Representative.

Investment of Loss Adjustments Holdback

4.13 The Depositary will invest the Loss Adjustments Holdback for the benefit of the Registered Shareholders (other than Dissenting Shareholders), until paid out in accordance with this Plan of Arrangement, in interest bearing, secure government securities, including those issued by the countries of the jurisdictions of CTF Entities, as jointly directed or instructed by the Shareholders’ Representative and FleetCor taking into the reasonable liquidity requirements and timing of release of such funds pursuant to this Arrangement Agreement. All proceeds deriving from such investments shall attach to and shall be dispersed along the principal amount to which they proportionately relate.

No Liability of Shareholders’ Representative

4.14 The Shareholders’ Representative is solely acting as a representative of the CTF Shareholders and will not be subject to any personal liability arising from or in connection with the Arrangement Agreement, the Plan of Arrangement or the Transaction while acting in the Shareholders’ Representative’s capacity as a representative of the CTF Shareholders.

ARTICLE 5

CERTIFICATES

5.1 The existing CTF Shares shall be renamed and redesignated as CTF Class A Shares pursuant to §3.1(a)(i) and then the CTF Class A Shares shall be exchanged for New CTF Shares and CTF Class C Preferred Shares pursuant to §3.1(b), so CTF shall not issue replacement share certificates representing the CTF Class A Shares.

5.2 All of the New CTF Shares issued to the CTF Shareholders pursuant to §3.1(b), other than those held by Dissenting Shareholders, will be deemed to be acquired by FleetCor free and clear of any Encumbrances pursuant to §3.1(i), and any New CTF Shares that are held by Dissenting Shareholders will be deemed to have been transferred to CTF free and clear of any Encumbrances pursuant to §6.2(a), so CTF shall not issue any share certificates representing the New CTF Shares while they are held by the CTF Shareholders.

5.3 All of the CTF Class C Preferred Shares issued to the CTF Shareholders pursuant to §3.1(b) will be redeemed by CTF upon the distribution and transfer of the Distributable Newco Card Shares under §3.1(d), so CTF shall not issue any share certificates representing the CTF Class C Preferred Shares.

5.4 The Distributable Newco Card Shares shall be transferred to the CTF Shareholders as consideration for the redemption of the CTF Class C Preferred Shares pursuant to §3.1(d), and to facilitate the transfer of the Distributable Newco Card Shares to the CTF Shareholders CTF shall deliver a treasury order or such other direction from Newco Card as required by the Depositary to effect the issuance of the Distributable Newco Card Shares and shall execute and deliver to the Depositary an irrevocable power of attorney authorizing the Depositary to distribute and transfer the Distributable Newco Card Shares to such CTF Shareholders in accordance with the terms of this Plan of Arrangement.

5.5 As soon as reasonably practicable after the Effective Date, the Depositary will forward to each Registered Shareholder (other than a Dissenting Shareholder), at the address of such Registered Shareholder as it appears on the appropriate register for such securities, a letter of transmittal (a “Transmittal Letter”) and instructions for obtaining delivery of the certificates for the applicable number of Distributable Newco Card Shares and the Per Share Purchase Price to which a Registered Shareholder is entitled. CTF Shareholders may take delivery of such share certificates and the Per Share Purchase Price payable to them under the Arrangement by delivering the certificates representing CTF Shares formerly held by them to the Depositary at the offices indicated in the Transmittal Letter. Such certificates must be accompanied by a duly completed Transmittal Letter, together with such other documents as the Depositary may require.

5.6 If any certificate, which immediately before the Effective Time represented one or more outstanding CTF Shares, is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Depositary may deliver a certificate for the applicable number of Distributable Newco Card Shares to which that Person is entitled and will pay the Per Share Purchase Price that is payable to the Person under this Arrangement in accordance with such holder’s Transmittal Letter. When authorizing such delivery or payment in exchange for any lost, stolen or destroyed certificate, the Person to whom the Per Share Purchase Price is to be delivered will, as a condition precedent to the delivery or payment thereof, give a bond satisfactory to FleetCor and the Depositary in such sum as FleetCor may direct or otherwise indemnify FleetCor and CTF in a manner satisfactory to FleetCor and the Depositary, against any Claim that may be made against one or both of FleetCor and CTF with respect to the certificate alleged to have been lost, stolen or destroyed.

ARTICLE 6

RIGHTS OF DISSENT

6.1 Notwithstanding §3.1, registered holders of CTF Shares may exercise rights of dissent (the “Dissent Right”) in connection with the Arrangement pursuant to the Interim Order and in the manner set forth in sections 242 to 247 of the BCBCA (collectively, the “Dissent Procedures”), but only in respect of the New CTF Shares the CTF Shareholder is entitled to receive pursuant to §3.1 upon the change of the name of the existing CTF Shares to CTF Class A Shares and the exchange of the CTF Class A Shares for New CTF Shares and CTF Class C Preferred Shares.

6.2 CTF Shareholders who duly exercise Dissent Rights with respect to their CTF Shares will have the name of their existing CTF Shares changed to CTF Class A Shares as provided in §3.1(a)(i), those CTF Class A Shares will be exchanged for New CTF Shares and CTF Class C Preferred Shares as provided in §3.1(b) the CTF Class C Preferred Shares will be redeemed for Distributable Newco Card Shares as provided in §3.1(d), and the Dissent Right will apply only in respect of the New CTF Shares they receive pursuant to §3.1(b) (the “Dissenting Shares”) and such CTF Shareholders who:

(a) are ultimately entitled to be paid fair value for their Dissenting Shares will be deemed to have transferred their Dissenting Shares to CTF for cancellation, free and clear of any Encumbrances, immediately upon the issuance of those Dissenting Shares pursuant to §3.1(b), the Dissenting Shareholder will cease to be a holder of the Dissenting Shares, the name of the Dissenting Shareholder will be removed from the central securities of CTF and the Effective Date and the Dissenting Shares will be returned to the authorized but unissued share structure of CTF; or

(b) for any reason are ultimately not entitled to be paid for their Dissenting Shares, will be deemed to have participated in the Arrangement on the Effective Date on the same basis as a non-dissenting CTF Shareholder, the Dissenting Shares will be deemed to have been acquired by FleetCor, free and clear of any Encumbrances, in exchange for the Per Share Purchase Price and each such CTF Shareholder will:

(i) be deemed to have transferred such New CTF Shares held by the CTF Shareholder to FleetCor, and the Per Share Purchase Price to be paid by the FleetCor to the CTF Shareholder will be deemed to be paid in exchange therefor;

(ii) cease to be a holder of such New CTF Shares and the name of the CTF Shareholder will be removed from the central securities register of CTF as of the Effective Date;

(iii) deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to implement and carry out the Arrangement; and

(iv) will receive the Per Share Purchase Price for their New CTF Shares on the same basis as every other non-dissenting CTF Shareholder;

6.3 If a CTF Shareholder exercises the Dissent Right, FleetCor will on the Effective Date set aside the Per Share Purchase Price that is attributable under the Arrangement to the Dissenting Shares. If the dissenting CTF Shareholder is ultimately not entitled to be paid for their Dissenting Shares, they will be deemed to have participated in the Arrangement on the same basis as the non-dissenting CTF Shareholders and FleetCor will distribute or cause to be distributed to such CTF Shareholder the Per Share Purchase Price that the CTF Shareholder is entitled to receive for their New CTF Shares pursuant to the terms of the Arrangement. If a CTF Shareholder duly complies with the Dissent Procedures and is ultimately entitled to be paid for their Dissenting Shares, CTF will pay or cause to be paid the full amount to be paid in respect of the Dissenting Shares.

ARTICLE 7

EFFECT OF THE ARRANGEMENT

7.1 As at and from the Effective Time:

(a) CTF will be a wholly-owned subsidiary of FleetCor;

(b) the rights of creditors against the property and interests of CTF will be unimpaired by the Arrangement; and

(c) CTF Shareholders, other than Dissenting Shareholders, will receive the Purchase Price to which they are entitled to be paid and the Distributable Newco Card Shares to which they are entitled to receive for their CTF Shares as provided in this Plan of Arrangement.

7.2 Immediately after the Effective Time, the following will cease to be a claim against, or interest of any kind or nature whatsoever in, CTF or FleetCor:

(a) all CTF Shares, other than the New CTF Shares acquired by FleetCor pursuant to this Plan of Arrangement; and

(b) all options, warrants, rights, agreements, understandings or claims to acquire any CTF Shares or any other securities of CTF.

None of CTF, FleetCor or the Depositary or their respective officers and directors shall be liable to any Person in respect of any cash or property delivered to a public official pursuant to any abandoned property, escheat or similar applicable Law.

ARTICLE 8

AMENDMENTS

8.1 FleetCor and CTF reserve the right to amend, modify or supplement this Plan of Arrangement from time to time at any time before the Effective Date, provided that any such amendment, modification or supplement must be contained in a written document that is filed with the Court.

8.2 Save and except as may be otherwise provided in the Interim Order, any amendment, modification or supplement to this Plan of Arrangement may be proposed by FleetCor and CTF at any time before the CTF Meeting with or without any other prior notice or communication to CTF Shareholders, and if so proposed and accepted by CTF Shareholders voting at the CTF Meeting, will become part of this Plan of Arrangement for all purposes. Subject to §8.3 and §8.4, if such amendment, modification or supplement is made following the CTF Meeting, it will be approved by the Court and, if required by the Court, communicated to the CTF Shareholders, and will become part of the Arrangement upon completion of all the conditions required in the Court approval.

8.3 Any amendment, modification or supplement to this Plan of Arrangement may be made by FleetCor and CTF without approval of the CTF Shareholders provided that it concerns a matter which, in the reasonable opinion of FleetCor and CTF, is of an administrative or ministerial nature required to better give effect to the implementation of this Plan of Arrangement and is not materially adverse to the financial or economic interests of any of the CTF Shareholders.

8.4 Subject to §8.3, any amendment, modification or supplement to this Plan of Arrangement after the Effective Time will be effective, if required by the Court, only if it is consented to by holders of some or all of the CTF Shareholders voting in the manner directed by the Court.

ARTICLE 9

TERMINATION

9.1 This Plan of Arrangement will automatically terminate and be of no further force and effect upon the termination of the Arrangement Agreement in accordance with its terms.

APPENDIX 1

TO THE PLAN OF ARRANGEMENT

Rights and Restrictions Attached to the CTF Class C Preferred Shares

APPENDIX I TO THE PLAN OF ARRANGEMENT

SPECIAL RIGHTS AND RESTRICTIONS FOR CTF CLASS C PREFERRED SHARES

The CTF Class C Preferred Shares as a class shall have attached to them the following special rights and restrictions:

Definitions

1. In these Special Rights and Restrictions,

(a) “Arrangement” means the arrangement pursuant to Division 5 of Part 9 of the Business Corporations Act (British Columbia) S.B.C. 2002, c.57 as contemplated by the Arrangement Agreement,

(b) “Arrangement Agreement” means the Arrangement Agreement dated as of April 27, 2012, among CTF Technologies Inc. (the “Company”), FleetCor Luxembourg Holding2 S.A.R.L. and FleetCor Technologies Inc.;

(c) “CTF Shares” means the common shares in the authorized share structure of the Company that are re-designated as CTF Class A Shares without par value pursuant to the Plan of Arrangement;

(d) “Effective Date” means the date upon which the Arrangement becomes effective,

(e) “New CTF Shares” means the common shares without par value created in the authorized share structure of the Company pursuant to the Plan of Arrangement, and

(f) “Plan of Arrangement” means the Plan of Arrangement attached as Schedule “A” to the Arrangement Agreement.

2. The holders of the CTF Class C Preferred Shares are not as such entitled to receive notice of, nor to attend or vote at, any general meeting of the shareholders of the Company.

3. CTF Class C Preferred Shares shall only be issued on the exchange of the CTF Shares for New CTF Shares and CTF Class C Preferred Shares pursuant to and in accordance with the Plan of Arrangement.

4. The capital to be allocated to the CTF Class C Preferred Shares shall be the amount determined in accordance with §3.1(c) of the Plan of Arrangement.

5. The CTF Class C Preferred Shares shall be redeemable by the Company pursuant to and in accordance with the Plan of Arrangement.

6. Any CTF Class C Preferred Shares that is or is deemed to be redeemed pursuant to and in accordance with the Plan of Arrangement shall be cancelled and may not be reissued.

SCHEDULE 2

REPRESENTATIONS AND WARRANTIES OF CTF

The representations and warranties of CTF set forth in this Schedule 2 are made as of the date of this Agreement and will be restated as of the Effective Date upon delivery to FleetCor of the certificate referred to in §7.2(b) of this Agreement (and without limiting §7.2(b) of this Agreement, any material inaccuracies arising between the date of this Agreement and the Effective Date will be disclosed in that certificate). Each of the representations and warranties of CTF set forth in this Schedule 2 is qualified and made subject to the disclosures made in the CTF Disclosure Letter, and any specific reference to the CTF Disclosure Letter herein is solely for greater certainty. This Schedule 2 does not set forth any representations and warranties in relation to or with respect to the Excluded Business, and, accordingly, the Excluded Business and any matters relating to it shall be understood as not included in and as excepted from all of the representations and warranties set forth in this Schedule 2, except to the extent any of the CTF Entities has any obligation or liability relating to the Excluded Business that will continue after the Effective Date (if any). The representations and warranties of CTF set forth in this Schedule 2 are the only representations and warranties made by of CTF and no other representations and warranties are given to FleetCor by CTF. CTF hereby represents and warrants to FleetCor, and acknowledges that FleetCor is relying upon such representations and warranties in connection with entering into this Agreement and completing the Transaction, as set forth below:

(a) Organization: Each CTF Entity is a company duly incorporated, amalgamated or continued or an entity duly created and validly existing under all applicable Laws of its jurisdiction of incorporation, amalgamation, continuance or creation and has all necessary corporate or other power, authority and capacity to own its property and assets as now owned and to carry on its business as it is now being conducted. Each CTF Entity (i) has the corporate power and authority and holds all Permits necessary to conduct its business substantially as now conducted in compliance with all applicable Laws except where the failure to hold such Permits would not have a Material Adverse Effect on the CTF Entity, and (ii) is duly registered or otherwise authorized and qualified to do business and each is in good standing in each jurisdiction in which the character of its properties, owned, leased, licensed or otherwise held, or the nature of its activities makes such qualification necessary, except where the failure to be so registered or in good standing would not reasonably be expected to have a Material Adverse Effect. Except as disclosed in the CTF Disclosure Letter, each of the CTF Entities owns and has good and marketable title to all of its properties and assets and other rights free and clear of all Encumbrances, and each of the CTF Entities owns or has a valid leasehold or licence interest in all of the properties, assets and other rights required for it to carry on its business in compliance with all applicable Laws.

(b) No Subsidiaries: No CTF Entity has or has ever had any Subsidiary except:

(i) in the case of CTF:

(A) CTF Brasil, which is owned by CTF as to 14,057,912 quotas, Arie Halpern as to 40 quotas and Paulo Sergio Bonafina as to 10 quotas;

(B) Barbados SubCo No. 1, which is and has always been wholly owned by CTF; and

(C) Newco Card, which is and has always been wholly owned by CTF;

(ii) in the case of CTF Brasil:

(A) FTC Card, which is and has always been wholly owned by CTF Brasil other than 10 quotas owned by Arie Halpern; and

(B) CTF Pitstop, which is and has always been owned by CTF Brasil other than 10 quotas owned by Arie Halpern; and

(iii) in the case of Barbados SubCo No. 1, Barbados SubCo No. 2, which is and has always been wholly owned by Barbados SubCo No. 1;

and except as provided above no CTF Entity owns or holds any stock or any other security or equity interest in any other Person or has any right to acquire any such security or equity interest. No CTF Entity is, nor has it agreed to become, a partner, member, owner, proprietor or equity investor of or in any partnership, joint venture, co-tenancy or other similar jointly-owned business undertaking or to acquire or lease any other business operation and does not have any other significant investment interests in any similar business owned or controlled by any third party. All of the businesses carried on by the CTF Entities are carried on in Brazil by CTF Brasil and (i) CTF does not carry on and has never carried on any active business other than to own all of the issued and outstanding quotas in CTF Brasil (other than the 40 quotas owned by Arie Halpern and the 10 quotas owned by Paulo Sergio Bonafina), and (ii) Barbados SubCo No. 1 and Barbados SubCo No. 2 do not carry on and have never carried on any active business (other than, in the case of Barbados SubCo No. 1, to own all of the issued and outstanding shares of Barbados SubCo No. 2), do not have any assets and do not have any liabilities or obligations.

(c) Capitalization: The authorized share structure or capital of each of the CTF Entities, the number of issued and outstanding CTF Shares and the issued and outstanding shares and quotas, as applicable, in each of the other CTF Entities is set forth in the CTF Disclosure Letter. Except as described in the CTF Disclosure Letter, there are no subscriptions, rights, warrants, convertible securities or other conversion privileges or other rights or calls, shareholder rights plans, demands, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) of any character whatsoever requiring or which may require the issuance, sale or transfer by any CTF Entity of any securities or quotas in any CTF Entity (including the CTF Shares), or any securities or obligations convertible into, or exchangeable or exercisable for, or otherwise evidencing a right or obligation to acquire, any securities or quotas of any CTF Entity (including the CTF Shares). All of the CTF Shares and the issued and outstanding shares and quotas, as applicable, in each of the other CTF Entities have been duly authorized and validly issued, are fully paid and non-assessable. There are no securities, bonds, debentures or other evidences of indebtedness of any CTF Entity having the right to vote with the holders of the outstanding CTF Shares on any matters.

(d) Authority: CTF has the requisite corporate power, authority and capacity to enter into this Agreement and each of the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and each of the other Transaction Documents to which it is a party by CTF and the performance by CTF and of its obligations under this Agreement and each of the other Transaction Documents to which it is a party have been duly authorized by the CTF Board and other than the CTF Shareholder Approval no other corporate or shareholder proceedings on the part of CTF is necessary to authorize the execution and delivery of this Agreement and each of the Transaction Documents to which it is a party or the performance by CTF of its obligations under this Agreement, each of the Transaction Documents to which it is a party or the Arrangement pursuant to the Plan of Arrangement. This Agreement has been duly executed and delivered by CTF and constitutes a legal, valid and binding obligation of CTF and enforceable against CTF in accordance with its terms, and by the Effective Time each of the other Transaction Documents to which CTF is a party will have been duly executed and delivered by CTF and will constitute a legal, valid and binding obligation of CTF and enforceable against CTF in accordance with their terms, in each case subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered. Each other CTF Entity has the requisite corporate power, authority and capacity to enter into each of the Transaction Documents to which it is a party and to perform its obligations thereunder. The execution and delivery of each of the other Transaction Documents to which any other CTF Entity is a party by it and the performance by it and of its obligations under each of the Transaction Documents to which it is a party have been duly authorized in accordance with its charter and other corporate documents by its Board of Directors and no other corporate or shareholder proceedings on the part of it is necessary to authorize the execution and delivery of any of the Transaction Documents to which it is a party or the performance by the CTF Entity of its obligations under each of the Transaction Documents to which it is a party. By the Effective Time each of the Transaction Documents to which any other CTF Entity is a party will have been duly executed and delivered by the CTF Entity and will constitute a legal, valid and binding obligation of the CTF Entity and enforceable against the CTF Entity in accordance with their terms, in each case subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered.

(e) No Violation: None of the authorization, execution and delivery of this Agreement or any of the other Transaction Documents to which it is a party by CTF, the completion of the transactions contemplated by this Agreement, the other Transaction Documents to which it is a party or the Plan of Arrangement (including the implementation of the Roll-Down Reorganization and transfer of the Distributable Newco Card Shares to the CTF Shareholders pursuant to and as defined in the Plan of Arrangement), the authorization, execution and delivery of any of the Transaction Documents to which any other CTF Entity is a party by the CTF Entity, the completion of the transactions contemplated by the Transaction Documents to which it is a party, or compliance by CTF or any other CTF Entity with any of the provisions hereof or thereof will: (1) violate, conflict with, or result (with or without notice or the passage of time) in a violation or breach of any provision of, or require any consent, approval or notice under, including any approval from or notice to the Brazil Competition Agency, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default), result in a right of termination or acceleration under, or result in the creation of any Encumbrance upon, any of the properties or assets of any of the CTF Entities, or cause any indebtedness to come due before its stated maturity or cause any credit commitment to cease to be available or cause any payment or other obligation to be imposed on any of the CTF Entities, under any of the terms, conditions or provisions of (A) their respective articles, charters or by-laws or other comparable organizational documents, or (B) provided the Contractual Consents that are disclosed in the CTF Disclosure Letter are obtained, any note, bond, mortgage, indenture, loan agreement, deed of trust, Encumbrance, Permit, or other Contract; or (2) result (with or without notice or the passage of time) in a violation or breach of or constitute a default under any provisions of any Laws applicable to any of the CTF Entities or any of their respective properties or assets; or (3) cause the suspension or revocation of any Permit currently in effect in respect of any of the CTF Entities (except, in the case of each of clauses (1), (2) and (3) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of Encumbrances which, or any consents, approvals or notices which if not given or received, would not, individually or in the aggregate, reasonably be expected to have any Material Adverse Effect on any of the CTF Entities). None of the authorization, execution and delivery of this Agreement or any of the other Transaction Documents to which it is a party by CTF, the completion of the transactions contemplated by this Agreement, the other Transaction Documents to which it is a party or the Plan of Arrangement (including the implementation of the Roll-Down Reorganization and transfer of the Distributable Newco Card Shares to the CTF Shareholders pursuant to and as defined in the Plan of Arrangement), the authorization, execution and delivery of any of the Transaction Documents to which any other CTF Entity is a party by the CTF Entity, the completion of the transactions contemplated by the Transaction Documents to which it is a party, or compliance by CTF or any other CTF Entity with any of the provisions hereof or thereof will require any Regulatory Approvals applicable to any of the CTF Entities or any of their respective properties or assets.

(f) Financial Statements and Information: The CTF Financial Statements were prepared in accordance with generally accepted accounting principles in Canada or in Brazil, as applicable, consistently applied up to December 31, 2009 and in accordance with IFRS consistently applied after December 31, 2009, and fairly represent, in all material respects, the status and affairs of the CTF Entities at the respective dates indicated and the results of operations of the CTF Entities (on a consolidated basis) for the periods covered. Except as disclosed in the CTF Disclosure Letter, since the period covered by the CTF Financial Statements, there has not been any fact, circumstance, or event which, individually or in the aggregate, has had a Material Adverse Effect on any of the CTF Entities. The aggregate amount of the accounts receivable of each of the CTF Entities, including the trade accounts receivable, that will be included in the calculation of the Net Debt under this Agreement (net of the reserves reflected thereon), arose from bona fide transactions in the ordinary course of business, are carried at values determined in accordance with IFRS consistently applied, are not subject to any valid set-off or counterclaim, are reflected properly on the applicable CTF Entity’s books and records, and are current and collectible, and will be collected in accordance with their terms and their recorded amounts, subject only to the reserve for bad debts set forth in the balance sheet included in the CTF Financial Statements, or, for receivables arising subsequent to the date of that balance sheet, as reflected on the books and records of the applicable CTF Entity. To the knowledge of CTF, all material debtors to which the accounts receivable, including the trade accounts receivable, of each CTF Entity that will be included in the calculation of the Net Debt under this Agreement (net of the reserves reflected thereon) are not in or subject to a bankruptcy or insolvency proceeding and, except as disclosed in the CTF Disclosure Letter, none of the receivables have been made subject to an assignment for the benefit of creditors.

(g) Reporting Status and Securities Laws Matters: CTF is a “reporting issuer” only in the provinces of British Columbia and Alberta and is in compliance in all material respects with applicable Canadian Securities Laws. No delisting, suspension of trading in or cease trading order with respect to any securities of CTF (including the CTF Shares) and, to the knowledge of CTF, no inquiry or investigation (formal or informal) of any Securities Regulator, is in effect or ongoing or, to the knowledge of CTF, expected to be implemented or undertaken. The CTF Shares are not listed for trading on any stock exchange.

(h) Public Record: Each CTF entity has filed with the applicable Governmental Authorities all required reports, statements, forms and other documents required to be filed by it in accordance with applicable Laws in order to obtain the registrations and licenses required for it to operate except where the failure to make such filing would not have a Material Adverse Effect. As of their respective dates, the documents and materials comprising the CTF Disclosure Documents (including all exhibits and schedules thereto and documents incorporated by reference therein) did not contain any Misrepresentation, and complied in all material respects with all Canadian Securities Laws.

(i) Books and Records: The financial books, records and accounts of each CTF Entity in all material respects: (i) have been maintained in accordance with generally accepted accounting principles in Canada or Brazil, as applicable, for the time up to December 31, 2009 and in accordance with IFRS since December 31, 2009, (ii) are stated in reasonable detail and accurately and fairly reflect the material transactions and dispositions of the assets of the CTF Entity, and (iii) accurately and fairly reflect the basis for the CTF Financial Statements. If and as required by Law, the corporate records and minute books of each CTF Entity contain the original constating documents and all amendments and complete and accurate minutes of all meetings and resolutions of the directors and shareholders of CTF held and/or passed, as applicable, other than deficiencies in the contents of the corporate records and minute books that will not result in any Loss to the applicable CTF Entity.

(j) No Off-the-books Accounts: CTF Entities have no off-the-books accounts.

(k) No Undisclosed Liabilities: The CTF Entities have no outstanding indebtedness or liabilities and are not party to or bound by any material suretyship, guarantee, indemnification or assumption agreement, or endorsement of, or any other similar commitment with respect to the obligations, liabilities or indebtedness of any Person, other than those reflected in the CTF Financial Statements, incurred in the ordinary course of business since the date of the most recent financial statements of CTF filed on SEDAR or those arising from Contracts and agreements imposed by Law.

(l) Absence of Changes: Since December 31, 2011, except as disclosed in the CTF Disclosure Letter, as contemplated or permitted under this Agreement or as otherwise consented to or approved by FleetCor as per the provisions hereof, each CTF Entity has conducted its respective businesses only in the ordinary course consistent with past practice, there has been no material change (actual, contemplated or threatened) in the condition (financial or otherwise), earnings, position, value, operation, properties, business results of operations or prospects of any of the CTF Entities, and the debt, business and material property of the CTF Entities conform in all respects to the description thereof, if applicable, contained in the CTF Disclosure Letter, and no CTF Entity has:

(i) amended or restated its certificate of incorporation, charter or by-laws or comparable organizational or governing documents;

(ii) authorized for issuance, issued, sold, delivered or agreed or committed to issue, sell or deliver (A) any shares, capital stock, quota or other equity or voting interest in the CTF Entity or (B) any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire either (1) any shares, capital stock, quota or other equity or voting interest in the CTF Entity, or (2) any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any shares, capital stock quota or other equity or voting interest in the CTF Entity;

(iii) declared, paid or set aside any dividend or made any distribution with respect to, or split, combined, redeemed, reclassified, purchased or otherwise acquired directly, or indirectly, any shares, capital stock, quota or other equity or voting interest in the CTF Entity or made any other change in the authorized share, capital or quota structure of the CTF Entity;

(iv) increased the compensation payable (including, but not limited to, wages, salaries, bonuses or any other remuneration) or to become payable to any director, officer, employee or agent of the CTF Entity, except in the ordinary course consistent with past practice;

(v) granted any equity-based compensation or entered into any Contract to make or grant any equity based compensation;

(vi) granted severance or termination pay, or paid any bonuses or commissions, except in the ordinary course of business;

(vii) suffered any strike, work stoppage, slowdown or other significant labour disturbance which has had or could have a Material Adverse Effect on the CTF Entity or its financial condition;

(viii) acquired any business or Person, by merger or consolidation, purchase of substantial assets or equity interests, or by any other manner, in a single transaction or a series of related transactions;

(ix) sold, leased, assigned or transferred any material asset or property of the CTF Entity, or prepaid or canceled any debts or claims, except in the ordinary course of business;

(x) sold, assigned, transferred or granted rights under any patent, trademarks, trade names, or other Intellectual Property or intangible assets of the CTF Entity, except the granting in the ordinary course of business of the right or authorization to use the Intellectual Property;

(xi) entered into, materially amended or become subject to any joint venture, partnership, strategic alliance, members’ agreement, co-marketing, co-promotion, co-packaging, joint development or similar arrangement, except in the ordinary course of business;

(xii) suffered any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties or business of the CTF Entity;

(xiii) issued any note, bond or other debt security or created, incurred, assumed or guaranteed any indebtedness for borrowed money or capitalized lease obligation, except in the ordinary course of business;

(xiv) delayed or postponed the payment of accounts payable and other liabilities outside the ordinary course of business;

(xv) made any change in accounting and auditing methods or practices (including any change in depreciation or amortization policies or rates), other than as required by applicable Laws;

(xvi) issued, sold or otherwise disposed of any of the CTF Entity’s shares, capital stock or quotas, or granted any options, warrants or other rights to purchase or obtain any of its shares, capital stock or quotas, including upon conversion, exchange or exercise;

(xvii) disclosed any confidential information, except in the ordinary course of business; or

(xviii) executed any agreement to acquire by merging or consolidation with, or by purchasing any assets or equity securities of, or by other manner, any business or corporation, partnership, association or other business organization or division thereof, or other acquisition or agreement to acquire any assets or any equity securities that are material, individually or in the aggregate, to the CTF Entity’s business.

(m) Employees: The CTF Disclosure Letter sets forth a true and correct list, as of April 15, 2012 of the names of the employees of the CTF Entity and their compensation rates. Except as disclosed in the CTF Disclosure Letter, and for any limitations of general application which may be imposed under applicable Laws relating to employment, each CTF Entity has the right to terminate the employment of any of its employees at will and without payment to such employees (other than the payments required to be made by applicable Law or collective bargaining agreement). The employees disclosed in Schedule 2(m) of the CTF Disclosure Letter that are identified as being employees of FTC Card are employees of FTC Card and not employees of any CTF Entity. The FTC Card employees have no basis to make labor Claims against any CTF Entity.

(n) Labour and Employment Laws: Except as disclosed in the CTF Disclosure Letter, each CTF Entity is in compliance, in all material respects, with all applicable Laws regarding labour and employment matters, including all rules, regulations, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health, and employment practices, whether state, provincial or federal (including, without limitation, to the extent applicable, salaries, wages, bonuses, dividends, profit distribution, pay increases, payment of sales commissions, and the corresponding payment of any labour charges under applicable labour Laws, and hour Laws; workplace safety Laws; workers’ compensation Laws; equal employment opportunity Laws; equal pay Laws; and civil rights Laws. Except as disclosed in the CTF Disclosure Letter, no action or investigation has been instituted or is pending, or, to the knowledge of CTF, is threatened to be conducted by any Governmental Entity regarding any potential violation by any CTF Entity of any applicable Laws regarding any labour and employment matters (including, without limitation, any of the aforementioned applicable Laws).

(o) Collective Agreements: Except as disclosed in the CTF Disclosure Letter, no CTF Entity is a party to or bound by any union or collective bargaining contract, nor is any such contract currently in effect or being negotiated by the CTF Entity. To the knowledge of CTF there has not been during the last five (5) years any strike or work stoppage involving the employees of CTF Entities during that period. Since December 31, 2011, no executive officer of any CTF Entity has indicated to the CTF Entity an intention to terminate his or her employment with the CTF Entity.

(p) Employee Claims: Except as disclosed in the CTF Disclosure Letter, (i) each CTF Entity has complied in all material respects with all applicable notice provisions of and have no material obligations under applicable Laws with respect to any former employees or qualifying beneficiaries thereunder, (ii) there is no Claim pending or, to the knowledge of CTF, threatened, on the part of any employee, independent contractor or applicant for employment, including any such Claim based on allegations of wrongful termination or discrimination on the basis of age, race, religion, sex, sexual preference, or mental or physical handicap or disability, and no accidents have occurred within the past three (3) years in which any employee of a CTF Entity was injured, (iii) all sums due from each CTF Entity for employee compensation (including, without limitation, wages, salaries, bonuses, relocation benefits, stock options and other incentives) have been paid, accrued or otherwise provided for, and all employer contributions for employee benefits, including deferred compensation obligations, and all benefits under any CTF Entity’s Benefit Plans have been duly and adequately paid, accrued or provided for in accordance with plan documents, and (iv) to the knowledge of CTF, no employee of a CTF Entity has been improperly classified as exempt, nonexempt or otherwise, for purposes of any Tax withholding or overtime Laws.

(q) Independent Contractors: Except as disclosed in the CTF Disclosure Letter, all Persons who are or have been independent contractors of any of the CTF Entities are or have been properly treated as independent contractors and not employees of the CTF Entity in accordance with all applicable Laws and all applicable policies and guidelines of any applicable Governmental Entity and no CTF Entity has received any Claim or notice of, or has any knowledge inconsistent with, the foregoing.

(r) Layoffs: Since December 31, 2011, no CTF Entity has effectuated any transaction materially affecting any site of employment or one or more relevant facilities or operating units within any site of employment or facility of the CTF Entity. Since December 31, 2011, no CTF Entity has terminated any employee (with or without cause) other than in the ordinary course of business.

(s) Employees Benefits: In addition to any benefits imposed by applicable collective bargaining agreements or by Law, the CTF Disclosure Letter sets forth a true and complete list of each Benefit Plan that each CTF Entity maintains. Since December 31, 2011, no CTF Entity has announced any type of plan or binding commitment to create any additional Benefit Plan or to enter into any agreement with an employee, or to amend or modify any existing Benefit Plan or agreement. With respect to each Benefit Plan, CTF has delivered or made available to FleetCor a current, accurate and complete copy (or to the extent no such copy exists, an accurate description) of, and to the extent applicable, (i) any related trust agreement or other funding instrument, (ii) any summary plan description and other written communications by any CTF Entity to its employees concerning the extent of the benefits provided under such Benefit Plan and (iii) for the most recent year, to the extent applicable audited financial statements and actuarial valuation reports for the Benefit Plan. No CTF Entity has any outstanding liability to any Governmental Entity or regulatory agency that regulates the social security’s system in Brazil. No CTF Entity has or has ever had any pension plan that is a defined benefit pension plan. Each CTF Entity has performed and complied in all respects with all of its material obligations under or with respect to its Benefit Plans and each Benefit Plan has been operated substantially in accordance with its terms and with applicable Law. There is no pending or, to the knowledge of CTF, threatened litigation relating to any of the Benefit Plans, other than routine claims for benefits or as disclosed in the CTF Disclosure Letter. No CTF Entity has engaged in a transaction with respect to any Benefit Plan that, assuming the Taxable period of such transaction expired as of the date of this Agreement, could subject the CTF Entity to a Tax or penalty imposed by the applicable Law in an amount which would be material. All contributions (including all employer contributions and employee salary reduction contributions) that are due with respect to any Benefit Plan have been made within the time periods prescribed by applicable Laws to the respective Benefit Plan and all contributions for any period ending on or before the Effective Time which are not yet due have been made to each such Benefit Plan or accrued in accordance with the past custom and practice of the applicable CTF Entity. No CTF Entity has any obligations for post employment health and life benefits under any Benefit Plan except as required by applicable Laws or collective bargaining agreements. All group health plans of each CTF Entity have been operated in material compliance with the applicable Laws.

(t) Prohibited Transactions: To the knowledge of CTF, no prohibited transaction has occurred with respect to any Benefit Plan maintained by any CTF Entity (i) that would result in the imposition, directly or indirectly, of a material excise Tax or a material civil penalty or (ii) the correction of which would have a Material Adverse Effect on any CTF Entity; and to the knowledge of CTF no actions have occurred which could result in the imposition of a material penalty under any section or provision of applicable Laws.

(u) Sale Payments: Except for the payment of the Special Bonuses (Canada) and the Special Bonuses (Brazil) or as disclosed in the CTF Disclosure Letter, neither the execution and delivery of this Agreement or any of the other Transaction Documents by CTF or the execution and delivery of the Transaction Documents to which any other CTF Entity is a party by the CTF Entity nor the consummation of the transactions contemplated hereby or thereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, parachute or otherwise) becoming due to any current or former director, officer, or employee of any CTF Entity under any Benefit Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits to any material extent. Except as may be imposed by Law, the payment of the Special Bonuses (Canada) and the Special Bonuses (Brazil) or as disclosed in the CTF Disclosure Letter, no CTF Entity has any obligation to pay any bonus, severance, stay pay or other compensation, benefit or payment that is created, accrues or becomes payable by the CTF Entity on or prior to the Effective Time to any present or former director, shareholder, employee or consultant, including pursuant to any employment agreement, Benefit Plan or any other Contract or understanding, or any compensation, benefit or payment that accelerates, in each case, as a result of the execution, delivery or consummation of the Transaction, whether or not the services of such Person to the CTF Entity are subsequently terminated.

(v) Material Contracts: The CTF Disclosure Letter includes a complete and accurate list of all Material Contracts to which any of the CTF Entities is a party or by which it is otherwise bound. CTF has made available to FleetCor true and complete copies of all Material Contracts, and except disclosed in the CTF Disclosure Letter none of the Material Contracts has been modified or terminated other than in accordance with its terms and no CTF Entity has received written or oral (except as qualified below) notice of any possible modification or termination of any Material Contract, provided the Contractual Consents disclosed in the CTF Disclosure Letter are obtained. All Material Contracts are, and after the completion of the Transaction will continue to be, legal, enforceable and in full force and effect provided the Contractual Consents disclosed in the CTF Disclosure Letter are obtained. Each CTF Entity is, and after the completion of the Transaction will continue to be, entitled to all rights and benefits under the Material Contracts to which it is a party or by which it is otherwise bound in accordance with the terms of those Material Contracts provided the Contractual Consents disclosed in the CTF Disclosure Letter are obtained. All of the Material Contracts are, and provided the Contractual Consents disclosed in the CTF Disclosure Letter are obtained after the completion of the Transaction will continue to be, valid and binding obligations of the CTF Entities which are party to or otherwise bound by them, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency and other Laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may only be granted in the discretion of a court of competent jurisdiction. To the knowledge of CTF, each CTF Entity has complied in all material respects with all terms of the Material Contracts to which it is a party, has paid all amounts due thereunder, has not waived any material rights thereunder and no default or breach exists in respect thereof on the part of the CTF Entity or, to the knowledge of the CTF Entity, on the part of any other party thereto, and no event has occurred which, after the giving of notice or the lapse of time or both, would constitute such a default or breach or trigger a right of termination of any of the Material Contracts. No CTF Entity has had any communications with Companhia Vale do Rio Docein respect of rate reductions or volume reductions. No CTF Entity has repudiated any provision of any Material Contract to which it is a party or by which it is otherwise bound. To the knowledge of CTF, there are no threatened disputes or disagreements with respect to any such Contract to which any CTF Entity is a party. As at the date hereof, none of the CTF Entities have received written notice that any party to a Material Contract intends to cancel, terminate or otherwise modify or not renew such Material Contract, and to the knowledge of the CTF Entities, no such action has been threatened. Except as disclosed in the CTF Disclosure Letter, the CTF Entities are not a party to any Contract that contains any non-competition obligation or otherwise restricts in any material way the business of any of the CTF Entities.

(w) Government Contracts: Except as disclosed in the CTF Disclosure Letter or in the ordinary course of business, no CTF Entity, either directly or indirectly through a contractor team or joint venture, is a party to or otherwise bound by any outstanding bid, proposal, offer or quotation with any Governmental Entity.

(x) Nondisclosure Agreements: Except as disclosed in the CTF Disclosure Letter, no CTF Entity is a party to or otherwise bound by any nondisclosure, confidentiality or similar agreement.

(y) Compliance with Law: Except as disclosed in the CTF Disclosure Letter, to the knowledge of CTF after due enquiry, the CTF Entities have complied with and are in compliance with all Laws applicable to the operation of their respective businesses, except where such non-compliance, considered individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on the CTF Entities. Except as disclosed in the CTF Disclosure Letter, the CTF Entities hold all Permits required for the operation of their respective businesses as are now being and have previously been conducted in compliance with all applicable Laws and all such Permits, are valid and subsisting and in good standing in all material respects except where the failure to hold or comply with such Permits would not have a Material Adverse Effect on the CTF Entities. The operation of the business of each CTF Entity and its properties and assets is in substantial compliance with all such Permits. No notices have been received relating to termination or cancellation or withdrawal of any of such Permits. No CTF Entity is in violation of the terms and conditions of any such Permits except where the violation of such Permit would not reasonably have a Material Adverse Effect on the CTF Entity. To the knowledge of CTF, no current or former officers or directors or current or former employees, agents or representatives of any CTF Entity have: (i) used any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) used any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (iii) established or maintained any unlawful or unrecorded fund of corporate monies or other assets, (iv) made any false or fictitious entries on the books and records of the CTF Entity, (v) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature, or (vi) made any material favor or gift which is not deductible for income Tax purposes.

(z) Corrupt Practices: To the knowledge of CTF, there have been no actions taken by any of the CTF Entities or any of their Affiliates or any of their respective current or former directors, officers, employees, agents or representatives, which violated or are in violation of the Foreign Corrupt Practices Act of 1977 (United States) or the Corruption of Foreign Public Officials Act (Canada) or any similar legislation of another jurisdiction.

(aa) Certain Practices: No CTF Entity has, nor to the knowledge of CTF has any of its officers, managers, employees, agents or representatives, directly or indirectly, offered, paid or promised to pay, or authorized the payment of any money or other thing of value (including any fee, gift, sample, travel expense or entertainment) to any Person who is an official, officer, agent, employee or representative of any Governmental Entity or instrumentality thereof or of any existing or prospective Governmental Entity-owned customer or to any political party or official thereof, to any candidate for political or political party office, or to any other individual or entity while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any such official, officer, agent, employee, representative, political party, political party official, or candidate, (i) to obtain favourable treatment in securing business, (ii) to pay for favourable treatment for business secured, (iii) to obtain special concessions for any CTF Entity, or (iv) in violation of any applicable Laws.

(bb) Litigation, etc: Except as set out in the CTF Disclosure Letter (accurate and complete copies of all relevant pleadings, judgments and orders for which have been made available to FleetCor), there are no Claims pending or, to the knowledge of CTF, threatened affecting any of the CTF Entities or affecting any of the CTF Entities’ respective property or assets at law or in equity before or by any Governmental Entity or other Person, including matters arising under Environmental Laws, and to the knowledge of CTF there is no basis for any such Claim where the Claim would be material. Other than the default judgment providing for the Default Judgment Amount, none of the CTF Entities nor their respective assets or properties are subject to any outstanding judgement, order, writ, injunction or decree. No Governmental Entity or other Person has at any time challenged or questioned the legal right of any CTF Entity to conduct its operations as presently conducted or as currently contemplated to be conducted.

(cc) Real Property: None of the CTF Entities has any Real Property and, except as disclosed in the CTF Disclosure Letter, none of the CTF Entities has any other interest in any Real Property. Each CTF Entity enjoys peaceful and undisturbed possession of each interest it has in the Real Property disclosed in the CTF Disclosure Letter and there are no disputes with respect to any Material Contract relating to the Real Property disclosed in the CTF Disclosure Letter. No CTF Entity owes any brokerage commissions or finder’s fees with respect to any Material Contract relating to the Real Property disclosed in the CTF Disclosure Letter. Each CTF Entity is in full compliance with its obligations under each Material Contract relating to the Real Property disclosed in the CTF Disclosure Letter and the rights of the CTF Entity thereunder are not subordinate to the rights of any third party. No CTF Entity has received any written notice of default under any Material Contract relating to Real Property disclosed in the CTF Disclosure Letter, nor is involved in any dispute with any third party thereunder. To the knowledge of CTF and except as disclosed in the CTF Disclosure Letter, the Real Property in which any CTF Entity has an interest is in compliance with all applicable building, zoning, subdivision, health and safety and other land use Laws and all insurance requirements affecting the Real Property, and the current use and occupancy of the Real Property and operation of the CTF Entity’s business thereon do not violate any applicable Law, except where the failure to comply would not have a Material Adverse Effect on the CTF Entities. Each CTF Entity has all easements and rights of ingress and egress necessary for utilities and services and for all operations conducted on any Real Property in which it has any interest. To the knowledge of CTF, the current use and occupancy of the Real Property in which any CTF Entity has an interest and the operation of the CTF Entity’s business as currently conducted thereon do not violate any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement affecting such Real Property. Except as disclosed in the CTF Disclosure Letter, all certificates of occupancy and Permits (“Leased Property Permits”) of all Governmental Entities, boards of fire underwriters, associations or any other entity having jurisdiction over the Real Property in which any CTF Entity has any interest that are required or appropriate to use or occupy the Real Property or operate the CTF Entity’s business as currently conducted thereon, have been issued and are in full force and effect, except where the failure to hold such Leased Property Permit would not reasonably have a Material Adverse Effect on the CTF Entity. No CTF Entity has received any notice from any Governmental Entity or other Person having jurisdiction over the Real Property in which any CTF Entity has any interest threatening a suspension, revocation, modification or cancellation of any Leased Property Permit and there is no basis for the issuance of any such notice or the taking of any such action.

(dd) No Expropriation: No CTF Entity has received any notice of expropriation of all or any of its properties or assets and to the knowledge of CTF there are no expropriation proceedings pending or threatened against or affecting any of the properties or assets of any of the CTF Entities nor of any discussions or negotiations which could lead to any such expropriation.

(ee) Personal Property. Each CTF Entity has good and marketable title to, or a valid leasehold interest in, all of the personal property reflected as being owned by it on the CTF Financial Statements (except for personal property sold or otherwise disposed of since December 31, 2011 in the ordinary course of its business). The personal property owned or leased by the CTF Entities, taken as a whole, are in good condition and repair and sufficient for the operation of the business of the CTF Entities, subject to ordinary wear and tear and routine maintenance. There are no Contracts of any kind whereby any Person has acquired from any CTF Entity any right, title or interest in, or right to the possession, use, enjoyment or proceeds of, any part or all of the interests in the personal property owned or, subject to the interest of the lessor, leased by any CTF Entity outside the ordinary course of business.

(ff) Environmental: To the knowledge of CTF, each CTF Entity and its businesses, operations, and properties is in compliance in all material respects with all Environmental Laws and all terms and conditions of all Environmental Approvals, and no CTF Entity:

(i) has generated, treated, stored or Released or authorized anyone else to generate, treat, store or Release, any Hazardous Material in violation of any Environmental Laws and there has not been any generation, treatment, storage or Release of any Hazardous Material in connection with the business of the CTF Entity or the use of any Real Property by the CTF Entity that has created any liability under any Environmental Law or which would require reporting to or notification of any Governmental Entity;

(ii) has received any order, request or notice from any Person alleging a violation of any Environmental Law;

(iii) is a party to any litigation or administrative proceeding, nor to its knowledge is any litigation or administrative proceeding threatened against it or its property or assets, which in either case (1) asserts or alleges that it violated any Environmental Laws, (2) asserts or alleges that it is required to clean up, remove or take remedial or other response action due to the Release of any Hazardous Substances, or (3) asserts or alleges that it is required to pay all or a portion of the cost of any past, present or future cleanup, removal or remedial or other response action which arises out of or is related to the Release of any Hazardous Substances,

(iv) has any knowledge of any conditions existing currently which could reasonably be expected to subject it to damages, penalties, injunctive relief or cleanup costs under any Environmental Laws or which require or are likely to require cleanup, removal, remedial action or other response by it pursuant to applicable Environmental Laws;

(v) is subject to any judgment, decree, order or citation related to or arising out of applicable Environmental Law and has not been named or listed as a potentially responsible party by any Governmental Entity in a matter arising under any Environmental Laws; and

(vi) is not involved in operations and does not know of any facts, circumstances or conditions, including any Release of Hazardous Substance that would reasonably be expected to result in any liabilities or obligations under any Environmental Laws.

(gg) Insurance: The CTF Disclosure Letter sets forth a true, correct and complete list of all material insurance policies maintained by or on behalf of each CTF Entity indicating the type of coverage and name of insurance carrier or underwriter. All such policies are legal, valid, binding, in full force, in conformity with applicable Laws and enforceable and will continue to be legal, valid, binding, in full force and effect and in good standing, in conformity with applicable Law and enforceable on identical terms following the consummation of the Transaction. No CTF Entity is in default of any of its obligations under the terms of such policies (whether as to payment of premium or otherwise) and has served proper and accurate notice of all events or information required in connection with such policies in a timely manner. All premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending prior to the Effective Time under comprehensive general liability and worker’s compensation insurance policies), and no written notice of cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

(hh) Tax Matters:

(i) Each CTF Entity has duly and timely filed all Tax Returns required to be filed by it before the date hereof in compliance with and as required by all applicable Laws and all such Tax Returns are complete and correct in all material respects;

(ii) Each CTF Entity has paid on a timely basis all Taxes which are due and payable, all assessments and reassessments, and all other Taxes due and payable by it on or before the date hereof, other than those which are being or have been contested in good faith and in respect of which reserves have been provided in the CTF Financial Statements;

(iii) No material deficiencies, litigation, proposed adjustments or matters in controversy exist or have been asserted with respect to Taxes of the CTF Entities, and none of the CTF Entities is a party to any action or proceeding for assessment or collection of Taxes and no such event has been asserted or, to the knowledge of CTF, threatened against any of the CTF Entities or any of their assets;

(iv) The CTF Disclosure Letter contains a list of all jurisdictions (whether foreign or domestic) to which any Tax is properly payable by each CTF Entity. Except as disclosed in the CTF Disclosure Letter no CTF Entity has, or has ever had, a permanent establishment or other Taxable presence in any foreign country (aside from its jurisdiction of incorporation), as determined pursuant to applicable Law and any applicable Tax treaty. No Claim has been made by any Governmental Entity in a jurisdiction where the CTF Entities do not file Tax Returns that the CTF Entities are or may be subject to Tax by that jurisdiction;

(v) There are no Tax Encumbrances (other than in respect of Taxes not yet due and payable) upon any the assets of any of the CTF Entities, and there is no basis for assertion of any Claim relating or attributable to Taxes which, if adversely determined, would result in any Encumbrance on the assets of any CTF Entity;

(vi) Each CTF Entity has withheld or collected all amounts required to be withheld or collected by it on account of Taxes and has remitted all such amounts to the appropriate Governmental Entity when required by Law to do so;

(vii) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from any CTF Entity for any taxable period and no request for any such waiver or extension is currently pending;

(viii) Except as disclosed in the CTF Disclosure Letter, the amount of the tax loss carry forwards of CTF Brasil are accurately reflected in the Tax Returns or tax books of CTF Brasil and have not materially and adversely changed since the date of such Tax Returns other than for offset of Tax liabilities in the ordinary course of business or as may be used or usable in respect of the Roll-Down Reorganization;

(ix) Except as disclosed in the CTF Disclosure Letter, no CTF Entity (i) has challenged the payment and/or amount of any Taxes either in court or at the administrative level; (ii) has received any injunction allowing it not to pay and/or reduce the amount of Taxes; (iii) has executed settlement agreements with Tax authorities for the payment of late Taxes; (iv) has received notice of or is a party in any lawsuit or administrative proceeding for collection of Taxes; (v) has taken advantage of any amnesty regarding Taxes in the previous five (5) years. CTF has provided appropriate documentation to FleetCor showing the compliance by each CTF Entity with all applicable Tax Laws for the time prior to the Effective Time. None of the outstanding shares, capital stock or quotas of any CTF Entity is subject to a “substantial risk of forfeiture”, and no portion of the Purchase Price is subject to the Tax withholding provisions in Brazil;

(x) No CTF Entity is a party to or member of any joint venture, partnership, limited liability company or other arrangement or Contract which could be treated as a partnership for income Tax purposes or for the purpose of avoiding the payment of Taxes. No CTF Entity is a party to any existing Tax sharing Contract that may or will require that any payment be made by or to CTF on or after the Effective Time. Except where applicable Law requires a CTF Entity to remit or pay Taxes for another Person (other than the CTF Entity) directly to a Governmental Entity, no CTF Entity has any liability for the Taxes of any Person (other than the CTF Entity), or as a transferee or successor, or by Contract or otherwise;

(xi) No examination or audit of any Tax Return, or any claim or dispute related to any Tax, of any of the CTF Entities by any Governmental Entity is in progress as of the date of this Agreement;

(xii) For periods or portions thereof up to the date of the CTF Balance Sheet and for which Tax Returns are not yet required to be filed or for which Taxes are not yet required to be paid, no CTF Entity has incurred any liability for Taxes in amounts exceeding the accruals and reserves, other than accruals and reserves recorded for differences between tax and financial reporting amounts, for Taxes set forth on the face of the CTF Balance Sheet (rather than in any notes thereto). For periods or portions thereof up to the date of the Effective Date and for which Tax Returns are not yet required to be filed or which Taxes are not yet required to be paid, no CTF Entity will, outside the ordinary course of business, incur any liability for Taxes in excess of such accruals and reserves, other than accruals and reserves recorded for differences between tax and financial reporting amounts or those arising out of the Roll-Down Reorganization;

(xiii) None of Sections 80, 80.01, 80.02, 80.03 or 80.04 of the Tax Act or any analogous provincial legislative provision have applied or will apply to any of the CTF Entities at any time up to and including the Effective Date;

(xiv) There are no circumstances existing to which Section 78 or 160 of the Tax Act or any equivalent provincial provision would apply to any of the CTF Entities;

(xv) Except as disclosed in the CTF Disclosure Letter, for purposes of subsection 247(2) of the Tax Act, the terms or conditions in respect of all transactions between any CTF Entity and any other Person do not differ from those that would have been between Persons dealing at arm’s length, and such transactions can reasonably be considered to have been undertaken for bona fide purposes (other than to obtain a tax benefit); and

(xvi) The consummation of the Transaction will not have any Material Adverse Effect on the continued validity and effectiveness of any Tax exemption, Tax holiday, or other Tax reduction Contract that any CTF Entity may have executed.

(ii) Intellectual Property: The CTF Disclosure Letter lists all (i) all registered Intellectual Property owned by each of the CTF Entities (the “Registered Intellectual Property”); and (ii) all material Intellectual Property used by each of the CTF Entities under license or similar agreement, excluding any commercially available “off-the-shelf” software (the “Licensed Intellectual Property” and, together with the Registered Intellectual Property, the “Scheduled Intellectual Property”, and such excluded “off-the-shelf” software (the “COTS”)). The Registered Intellectual Property, all material components of software that were developed by or on behalf of any CTF Entity and that are currently being used by any of the CTF Entities and associated information technology infrastructure developed by or on behalf of, or owned by, any CTF Entity (the “Material Software”) and all other software and systems that were developed by or on behalf of any CTF Entity and that are currently being used by any of the CTF Entities are collectively referred to herein as the “Owned Intellectual Property.” Collectively, the CTF Entities own all right, title and interest in and to the Owned Intellectual Property, free and clear of all Encumbrances, and is properly licensed, under valid and currently enforceable agreements, to use (or has otherwise been permitted, through settlement or similar agreements or otherwise, to use) the Licensed Intellectual Property. Except as disclosed in the CTF Disclosure Letter or amounts that in the aggregate are less than R$150,000 per year, no CTF Entity has any obligation to make any payments by way of royalty, fee, settlement or otherwise to any Person in connection with the CTF Entity’s use, sale, distribution or maintenance of any Material Software or any Licensed Intellectual Property. The ownership of the Owned Intellectual Property and the rights to use the Licensed Intellectual Property as the CTF Entities have prior to the Effective Time shall be unaffected by the consummation of the Transaction, and as of the Effective Time the Owned Intellectual Property and the rights to use the Licensed Intellectual Property and the COTS are sufficient to conduct the business of the CTF Entities as conducted immediately prior to the Effective Time. During the previous twelve (12) months, to the knowledge of CTF, none of the Material Software has suffered a failure that has (i) caused any CTF Entity to breach any service level agreements resulting in penalties, or (ii) materially and adversely affected the use of the Material Software or the operations of the business of any CTF Entity, including, but not limited to, any outage of a material component of the Material Software resulting in less than 99.5% uptime during any thirty (30) days period. There are no agreements or arrangements pursuant to which any of the Scheduled Intellectual Property or Material Software has been licensed or sublicensed by any CTF Entity to any Person, or which permits use (whether through settlement or similar agreements or otherwise) by any Person other than the CTF Entities.

(jj) Intellectual Property Infringement: None of the Scheduled Intellectual Property or Material Software is subject to any outstanding order, ruling, decree, judgment or stipulation to which any CTF Entity is or has been made a party, or has been the subject of any proceeding by or against the CTF Entity (whether or not resolved in favour of the CTF Entity). No CTF Entity is, nor will it be as a result of execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any licenses, sublicenses or other Contracts pursuant to which the CTF Entity is authorized to use any Licensed Intellectual Property. To the knowledge of CTF, neither (i) the CTF Entities nor (ii) the use of any CTF Entities’ goods or services when used by the customers in the manner for which they are intended by the CTF Entity violate the Intellectual Property rights of any other Person. No claim or demand of any Person has been made in writing, nor is there any Proceeding that is pending or to the knowledge of CTF threatened, which (in any such case) (i) challenges the rights of any CTF Entity in respect of any Intellectual Property or (ii) asserts that any of the CTF Entities is infringing or otherwise in conflict with, or is required to pay any royalty, license fee, charge or other amount with regard to, any Intellectual Property. To the knowledge of CTF, no other Person is infringing upon, misappropriating or otherwise violating any Scheduled Intellectual Property or Material Software owned by or licensed to any of the CTF Entities or the rights of any of the CTF Entities in any Scheduled Intellectual Property or Material Software (for greater clarity, in respect of the Licensed Intellectual Property, the foregoing representation and warranty only applies to the extent that it adversely affects the CTF Entities’ rights in or to the Licensed Intellectual Property). To the knowledge of CTF, no Person has a valid equitable defense to enforcement by any CTF Entity of its rights in the Scheduled Intellectual Property or Material Software based on any act or omission of the CTF Entity.

(kk) Registrations: The Registered Intellectual Property has been duly registered with, filed in or issued by, as the case may be, Brazilian Trademark and Patent Office and all actions necessary to maintain such registrations, filings, or issuances (such as payment of maintenance fees, filing of declarations of use, and renewal filings) have been taken, including without limitation the payment of all related fees. Each CTF Entity has taken efforts that are reasonable under the circumstances to prevent the unauthorized disclosure to other Persons of such portions of the Owned Intellectual Property which are trade secrets.

(ll) Bank Accounts: The CTF Disclosure Letter sets forth each of the bank accounts of each CTF Entity and accounts of each CTF Entity at any other financial institution and the employees that are authorized signatories with respect to such accounts.

(mm) Powers of Attorney: The CTF Disclosure Letter sets forth each power of attorney any CTF Entity has granted to any Person to operate bank accounts and/or to execute documents on behalf of the CTF Entity that contain any financial liabilities or financial obligations.

(nn) Transaction with Affiliates: Except as disclosed in the CTF Disclosure Letter, no officer or director of any CTF Entity (nor any members of their immediate family, or any trust, partnership or corporation in which any of such Persons has an interest), has, directly or indirectly, (a) any interest in any entity which furnished or sold, or furnishes or sells, services, products, technology or Intellectual Property that are material to any CTF Entity and that the CTF Entity furnishes or sells, or proposes to furnish or sell, or (b) any interest in, or is a party to, any Contract to which the CTF Entity is a party (other than employment agreements).

(oo) Solvency: Immediately after giving effect to the Transaction, no CTF Entity will be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on its existing debts as they mature and a reasonable amount of all contingent liabilities).

(pp) Accuracy of Statements: None of the information contained in the representations, warranties or covenants of CTF in this Agreement (including the CTF Disclosure Letter), and none of the statements made in any certificate furnished by CTF pursuant to this Agreement contains any untrue statement of fact or omits to state a fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. All documents provided to FleetCor by any CTF Entity are true, complete and correct copies of the documents they purport to represent.

(qq) Winding Up: No order has been made, petition presented or meeting convened for the purpose of winding up of any of the CTF Entities, or for the appointment of any provisional liquidator or in relation to any other process whereby the respective businesses of the CTF Entities are terminated and the assets of the CTF Entities are distributed amongst the creditors and/or shareholders or other contributors, and there are no proceedings under any applicable insolvency, bankruptcy, reorganisation or similar laws in any relevant jurisdiction, and no events have occurred which, under applicable Laws, would be reasonably likely to justify any such cases or proceedings.

(rr) Brokers: Except for BR Partners, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of any CTF Entity.

(ss) Confidentiality Agreements: None of the CTF Entities has negotiated any Acquisition Proposal with any Person who has not entered into a confidentiality agreement or has waived any “standstill” provisions in any such agreement, and no such agreement contains any provision currently in effect which would require any of the CTF Entities to pay any break fee or similar payment to any Person, other than FleetCor pursuant to this Agreement.

(tt) Canadian Competition Act: None of the CTF Entities have assets in Canada or annual gross revenues from sales in or from Canada that exceed (Cdn.) $77 million, in either case, as determined in accordance with the Competition Act (Canada) and the regulations thereunder.

(uu) HSR Act: As determined in accordance with the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the regulations thereunder (collectively, the “HSR Act”), the CTF Entities (collectively as a group with all other entities controlled by any of the CTF Entities): (a) do not hold assets located in the United States having an aggregate fair market value in excess of U.S.$68.2 million, (b) did not have aggregate sales in or into the United States in excess of U.S.$68.2 million in CTF’s most recent fiscal year; and (c) does not hold voting securities of any entity that (i) itself is a “United States issuer” (as defined under the HSR Act) or (ii) directly or indirectly holds voting securities of any other entity that is a “United States issuer”.

(vv) Investment Canada Act: The net book value of all the assets of the CTF Entities does not exceed (Cdn.) $330 million, and none of the CTF Entities is or is engaged in a “cultural business” for the purposes of the Investment Canada Act, as it is now in effect.

(ww) No Taxable Canadian Property: At no time during the 60 month period that ends at the Effective Date was more than 50% of the fair market value of the New CTF Shares (or of the existing CTF Shares) derived directly or indirectly from one or any combination of (i) real or immovable property situated in Canada, (ii) Canadian resource properties (as defined for purposes of the Tax Act), (iii) timber resource properties (as defined for purposes of the Tax Act), and (iv) options in respect of, or interests in, or for civil law rights in, property described in any of (i) to (iii) whether or not the property exists.

(xx) Distributable Newco Card Shares: The distribution of the Distributable Newco Card Shares pursuant to the Arrangement is exempt from the prospectus requirements under applicable Laws in Canada, including the Canadian Securities Laws.

(yy) Petrobras: On April 8, 2012, Petrobras Distribuidora S.A. and CTF Brasil entered into an amendment to the agreement dated as of July 19, 2001, with respect to Petrobras Distribuidora S.A. fuel control in Campos Basin, and certain terms and conditions of that agreement are summarized in Schedule 2 §(v) of the CTF Disclosure Letter.

SCHEDULE 3

REPRESENTATIONS AND WARRANTIES OF FLEETCOR

The representations and warranties of FleetCor set forth in this Schedule 3 are made as of the date of this Agreement and will be restated as of the Effective Date upon delivery to CTF of the certificate referred to in §7.3(b) of this Agreement (and without limiting §7.3(b) of this Agreement, any material inaccuracies arising between the date of this Agreement and the Effective Date will be disclosed in that certificate). The representations and warranties of FleetCor set forth in this Schedule 3 are the only representations and warranties made by of FleetCor and no other representations and warranties are given to CTF by FleetCor. FleetCor hereby represents and warrants to CTF (and acknowledges that CTF is relying upon such representations and warranties in connection with entering into this Agreement) as set forth below:

(a) Organization: FleetCor is a corporation duly incorporated and validly existing under all applicable Laws of its jurisdiction of incorporation.

(b) Authority: FleetCor has the requisite corporate power, authority and capacity to enter into this Agreement and each of the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and each of the other Transaction Documents to which it is a party by FleetCor and the performance by FleetCor of its obligations under this Agreement and each of the other Transaction Documents to which it is a party has been duly authorized by its board of directors and no other corporate or shareholder proceedings on the part of FleetCor is necessary to authorize the execution and delivery by the FleetCor of this Agreement and each of the other Transaction Documents to which it is a party or the performance of its respective obligations under this Agreement, each of the other Transaction Documents to which it is a party or the Arrangement pursuant to the Plan of Arrangement. This Agreement has been duly executed and delivered by FleetCor and constitutes a legal, valid and binding obligation of FleetCor enforceable against FleetCor in accordance with its terms and by the Effective Time each of the other Transaction Documents to which FleetCor is a party will have been duly executed and delivered by FleetCor and will constitute a legal, valid and binding obligation of FleetCor and enforceable against FleetCor in accordance with their terms, in each case subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered.

(c) No Violation: None of the authorization, execution and delivery of this Agreement or any of the other Transaction Documents to which it is a party by FleetCor, the completion of the transactions contemplated by this Agreement, the other Transaction Documents to which it is a party or the Plan of Arrangement, or compliance by FleetCor with any of the provisions hereof or thereof will violate, conflict with, or result (with or without notice or the passage of time) in a violation or breach of any provision of

FleetCor’s articles, charters or by-laws or other comparable organizational documents. Provided the CTF Shareholder Approval and the Final Order are obtained, there are no approvals and notices required from any third party in order for FleetCor to proceed with the execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement and the Arrangement pursuant to the Plan of Arrangement.

(d) Sufficient Funds Available: FleetCor has sufficient funds, or has made adequate arrangements for financing to ensure that it will have sufficient funds, to pay the Purchase Price payable by FleetCor pursuant to the Arrangement.

(e) No ownership of CTF Securities: Neither FleetCor nor any of its affiliates own any CTF Shares or any other securities of CTF.